Exhibit 10.15

GLENDALE CITY CENTER

GLENDALE, CALIFORNIA

OFFICE LEASE

LEGACY PARTNERS II GLENDALE N BRAND, LLC,

a Delaware limited liability company

as Landlord,

and

LEGALZOOM.COM, INC.,

a Delaware corporation

as Tenant

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EXHIBITS

Exhibit A	OUTLINE OF FLOOR PLAN OF PREMISES

Exhibit A-1	FIRST TERMINATED SPACE

Exhibit B	WORK LETTER

Exhibit C	AMENDMENT TO LEASE

Exhibit D	RULES AND REGULATIONS

Exhibit E	FORM OF ESTOPPEL CERTIFICATE

Exhibit F	OUTLINE OF RESERVED AREA

Exhibit G	JANITORIAL SPECIFICATIONS

Exhibit H	FORM OF SNDA FROM EXISTING LENDER

Exhibit I	SUPERIOR RIGHTS

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RIDERS

EXTENSION OPTIONS RIDER

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INDEX

Page
Abated Base Rent	6
Abatement Event	20
Abatement Event Termination Date	21
Abatement Event Termination Notice	21
Abatement Period	6
Accountant	17
ADA	Exhibit B
Additional Rent	7
Affiliate	36
Affiliate Assignee	36
Alterations	23
Amortization Interest Rate	8
Applicable Laws	41
Applicable Reassessment	13
Approved Working Drawings	Exhibit B
Architect	Exhibit B
AS IS	2
AS-IS	3
Base Building	24
Base Rent	6
Base, Shell and Core	Exhibit B
BOMA	2
Broker	Rider
Brokers	48
BS/BS Exception	23
Building	2, 1
Building Hours	18
Building Structure	23
Building Systems	23
Calendar Year	7
CC&Rs	17
Claims	26
Common Areas	1
Comparable Buildings	1
Comparable Transactions	Rider
Concessions	Rider
Consent	Exhibit B
Construction Drawings	Exhibit B
Contemplated Effective Date	34
Contemplated Transfer Space	34
Contract	Exhibit B
Contractor	Exhibit B
Controllable Expenses	16
Coordination Fee	Exhibit B
Cost Pools	9
Current Lender	38
Damage Termination Date	31
Damage Termination Notice	31
Delay Notice	Exhibit B
Delivery Conditions	4
Design Problem	24
Drawing Change Notice	Exhibit B
Early Occupancy Period	6
Eligibility Period	20
Engineers	Exhibit B
Estimate	15
Estimate Statement	15
Estimated Excess	15
Excepted Matters	50

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Page
Excess	15
Exercise Date	Rider
Exercise Notice	Rider
Existing Leases	2
Expense Base Year	7
Expense Year	7
Extension Option	Rider
Extension Option Rent	Rider
Extension Option Rent Notice	Rider
Extension Option Term	Rider
Extension Option Terms	Rider
Extension Options	Rider
Extension Rider	Rider
Fair Market Rental Rate	Rider
FF&E/Moving Costs	Exhibit B
Final Costs	Exhibit B
Final Costs Statement	Exhibit B
Final Retention	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Terminated Space	4
First Termination Consideration	5
First Termination Date	4
First Termination Notice	5
First Termination Right	4
Force Majeure	47
Force Majeure Delay	Exhibit B
Holidays	18
HVAC	18
Intention to Transfer Notice	34
Interest Notice	Rider
Interest Rate	16
Landlord	1
Landlord Caused Delay	Exhibit B
Landlord Parties	26
Landlord’s Repair Notice	29
Lease	1
Lease Commencement Date	4
Lease Expiration Date	4
Lease Term	4
Monument Sign	45
Nine Month Period	35
Non-Consent Alterations	23
Non-Contribution Items	Exhibit B
Notices	47
Operating Expenses	7
Original Tenant	4
Outside Agreement Date	Rider
Overage	15
Over-Allowance Amount	Exhibit B
Overlap Period	21
Parking Discount	43
Parking Facilities	1
Payment Notice	49
Potential ADA Violation	Exhibit B
Premises	1
Project	1
Proposition 13	12
Proposition 13 Protection Amount	13
Proposition 13 Purchase Price	13
Protection Period	13

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Page
Real Property	1
Reassessment	13
Recapture Notice	34
Reduction Condition	41
Refusal Notice	49
Renovations	49
Rent	7
Requesting Party	37
Review Period	33
ROFO Exercise Notice	3
ROFO Notice	2
ROFO Right	2
ROFO Space	2
ROFO Terms	3
Second Chance Notice	3
Second Terminated Space	5
Second Termination Consideration	5
Second Termination Date	5
Second Termination Notice	5
Second Termination Right	5
Secured Areas	42
Security Deposit	41
Space Plan Allowance	Exhibit B
Specifications	Exhibit B
Staging Space	Exhibit B
Statement	15
Subject Space	32
Submittal Date	Exhibit B
Substantial Completion	Exhibit B
Summary	1
Superior Leases	2
Superior Rights	2
Systems and Equipment	11
Tax Expense Base Year	11
Tax Expenses	12
Tax Increase	13
Tenant	1
Tenant Change	Exhibit B
Tenant HVAC System	21
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	26
Tenant’s Security System	21
Tenant’s Share	14
Tenant’s Agents	Exhibit B
Tenant’s Name Sign	45
Transaction Costs	34
Transfer Notice	32
Transfer Premium	34
Transferee	32
Transfers	32
Unusable Area	20
Utilities Base Year	14
Utilities Costs	14
Work Letter	Exhibit B

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SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION

1. Date:	August 26, 2010

2. Landlord:	LEGACY PARTNERS II GLENDALE N BRAND, LLC, a Delaware limited liability company

3. Address of Landlord (Section 24.19):

LEGACY PARTNERS II GLENDALE N BRAND, LLC

c/o Legacy Partners Commercial, Inc.

4000 E. Third Avenue, Suite 600

Foster City, California 94404

Attention: Executive Vice President

and

LEGACY PARTNERS II GLENDALE N BRAND, LLC

101 North Brand Boulevard, Suite 1230

Glendale, California 91203

Attention: Property Manager

4. Tenant:	LEGALZOOM.COM, INC., a Delaware corporation

5. Address of Tenant (Section 24.19):	LEGALZOOM.COM, INC. 7083 Hollywood Blvd., Suite 180 Los Angeles, California 90028 Attention: Legal Department (Prior to Lease Commencement Date)

and LEGALZOOM.COM, INC. 101 North Brand Boulevard, Suite 1100 Glendale, California 91203 Attention: Legal Department (After Lease Commencement Date)

6. Premises (Article 1):

6.1 Premises:	A total of 49,008 rentable and 45,681 usable square feet consisting of (i) 24,688 rentable and 23,012 usable square feet located on the entire tenth (10th) floor, designated as Suite 1000, and (ii) 24,320 rentable and 22,669 usable square feet of space located on the entire eleventh (11th) floor of the Building (as defined below), designated as Suite 1100, as set forth in Exhibit A attached hereto.

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6.2 Building:	The Premises are located in that certain building (sometimes referred to herein as the “Building”) whose address is 101 North Brand Boulevard, Glendale, California 91203.

7. Term (Article 2):

7.1 Lease Term:	One hundred twenty (120) months.

7.2 Delivery Date:	The date of mutual execution and delivery of the Lease.

7.2 Lease Commencement Date:	The date that is one hundred fifty (150) days following the Delivery Date, but in no event earlier than January 1, 2011.

7.3 Lease Expiration Date:	The last day of the one hundred twentieth (120th) month following the Lease Commencement Date.

7.4 Amendment to Lease:	Landlord and Tenant may confirm the Lease Commencement Date and Lease Expiration Date in an Amendment to Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.

8. Base Rent (Article 3):

Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1* – 12	$1,323,216.00	$110,268.00	$2.25
13 – 24	$1,364,382.70	$113,698.56	$2.32
25 – 36	$1,405,549.40	$117,129.12	$2.39
37 – 48	$1,446,716.10	$120,559.68	$2.46
49 – 60	$1,487.882.80	$123,990.24	$2.53
61 – 72	$1,534,930.50	$127,910.88	$2.61
73 – 84	$1,581,978.20	$131,831.52	$2.69
85 – 96	$1,629,025.90	$135,752.16	$2.77
97 – 108	$1,676,073.60	$139,672.80	$2.85
109 – 120	$1,729,002.20	$144,083.52	$2.94

*	Base Rent for the second (2nd) through eleventh (11th) full months of the initial Lease Term shall be abated pursuant to the terms of Section 3.2 of this Lease.

9. Additional Rent (Article 4):

9.1 Expense Base Year:	Calendar Year 2011.

9.2 Tax Expense Base Year:	Calendar Year 2011.

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9.3 Utilities Base Year:	Calendar Year 2011.

9.4 Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs:	14.09% (49,008 rentable square feet within the Premises/347,867 rentable square feet of office space within the Building).

10. Security Deposit (Article 20):	$99,096.75, subject and pursuant to Article 20 of the Lease.

11. Parking (Article 23):

Tenant shall have the obligation to purchase three (3) parking passes for unreserved parking spaces for every 1,000 rentable square feet of the Premises, for a total of one hundred forty-seven (147) parking passes for unreserved parking spaces (the “Must Take Parking Passes”).

Tenant shall have the right, but not the obligation, to purchase an additional one (1) parking pass for unreserved parking spaces for every 1,000 rentable square feet of the Premises, for a total of forty-nine (49) additional parking passes for unreserved parking spaces (the “Optional Parking Passes”).

Tenant shall have the right, but not the obligation, to convert up to ten percent (10%) of its parking passes for unreserved parking spaces to parking passes for reserved parking spaces (the “Reserved Parking Passes”).

12. Brokers (Section 24.25):	CB Richard Ellis, Inc. (Patrick Church and Anneke Greco) representing Landlord, and Jones Lang LaSalle Brokerage, Inc. (Michael L. McRoskey, Frank Scott, Tony Morales and Gary Horwitz) representing Tenant.

13. Reserved Area (Section 1.4):	Space located on the ninth (9th) floor of the Building as set forth in Exhibit F attached to the Lease.

14. Extension Options (Extension Options Rider):	Tenant shall have two (2) options to extend the Lease Term for an additional period of five (5) years each, pursuant to and in accordance with the terms and conditions of the Extension Options Rider attached to the Lease.

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OFFICE LEASE

This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between LEGACY PARTNERS II GLENDALE N BRAND, LLC, a Delaware limited liability company (“Landlord”), and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are part of the building commonly known as Glendale City Center (the “Building”) and the project including the Building (collectively, the “Project”). Subject to Landlord’s reasonable regulations, restrictions and guidelines, Tenant may also use the electrical and telephone rooms and the area below the concrete ceiling and above the concrete floor of the Premises and behind the walls of the Premises, including the right, in connection with construction of the Tenant Improvements pursuant to the Work Letter (including Landlord’s approval of the Final Working Drawings), to core drill between the tenth (10th) and eleventh (11th) floors of the Building (and such other floors upon which Tenant leases from Landlord more than fifty percent (50%) of the usable square footage located thereon), to install and service wire, conduit and cable that serve Tenant’s equipment in the Premises in accordance with, and subject to, the other terms and provisions of this Lease and Landlord’s rights hereunder with respect to such areas. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Building, the Building’s parking facilities (the “Parking Facilities”), any outside plaza areas, land and other improvements surrounding the Building which are reasonably designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property”. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located within the Building, and the non-exclusive use of the areas located on the Real Property designated by Landlord from time to time as common areas for the Building (the “Common Areas”); provided, however, that (i) the manner in which such public and Common Areas are maintained and operated shall be at the sole discretion of Landlord, (ii) the use thereof shall be subject to such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time, which rules and regulations shall not be unreasonably or discriminatorily modified or enforced in a manner which shall materially interfere with the conduct of Tenant’s Permitted Use from the Premises or Tenant’s use of or access to the Premises or the Parking Facilities, and (iii) Tenant may not go on the roof of the Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord shall maintain and operate the Project, the Building and all the Common Areas in a manner materially consistent with that of other first-class, high-rise office buildings in the Tri-City market area (i.e., the Glendale/Burbank/Pasadena, California area), which are comparable in terms of size, age, quality of construction, appearance, and quality of common area improvements (the “Comparable Buildings”). Except when and where Tenant’s right of access is specifically excluded as the result of (i) an emergency, (ii) a requirement by Applicable Laws, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, the Common Areas and the Parking Facilities twenty-four (24) hours per day, seven (7) days per week during the “Lease Term”, as that term is defined in Section 2.1 of this Lease. Landlord reserves the right, in its reasonable discretion, from time to time to use any of the Common Areas, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Real Property or any portion or elements thereof, including, without limitation, expanding or decreasing the size of

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any Common Areas and other elements thereof; (2) close temporarily any of the Common Areas while engaged in making repairs, improvements or alterations to the Real Property; and (3) perform such other acts and make such other changes with respect to the Real Property as Landlord may, in the exercise of good faith business judgment, deem to be appropriate; provided, however, that no such additions to the Project, closures or changes to the Real Property shall increase Tenant’s obligations (including, without limitation, Tenant’s monetary obligations with respect to Tenant’s Share of Operating Expenses, Tax Expenses or Utilities Costs) or materially decrease Tenant’s rights under this Lease; provided further, however, Landlord shall take all commercially reasonable efforts necessary to minimize material interference with Tenant’s use of the Premises and business operations therein during any such additions to the Project, closures or changes to the Real Property.

1.2 Condition of Premises. Except as expressly set forth in this Lease and in the Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises. Except as expressly set forth in this Lease and in the Work Letter attached hereto as Exhibit B, Tenant shall accept the Premises in its “AS IS” condition on the Lease Commencement Date.

1.3 Rentable and Usable Square Feet. For purposes of this Lease, the parties hereto stipulate that the rentable square feet for the Premises and Building shall be as set forth in Sections 6.1 and 9.4 of the Summary, as calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996 (“BOMA”), as modified by Landlord pursuant to Landlord’s standard rentable area measurements for the Project. For purposes hereof, the “rentable square feet” of any ROFO Space (as hereinafter defined in Section 1.4) shall be calculated by Landlord pursuant to the BOMA standards set forth above.

1.4 Right of First Offer. During the initial Lease Term, Tenant and any Affiliate Assignee (as defined in Article 14 below) shall have the ongoing right of first offer (the “ROFO Right”) with respect to Reserved Area set forth in Section 13 of the Summary (the “ROFO Space”), under the same terms and conditions hereof, except that the rental rate and any improvement allowance with respect to the ROFO Space shall be the rate specified in the applicable ROFO Notice (referenced below); provided, however, that if Tenant exercises the ROFO Right pursuant to this Section 1.4 within the first (1st) twelve (12) months of the initial Lease Term, the rental rate for the ROFO Space shall be the same rental rate for the Premises, as set forth in Section 8 of the Summary, and the Expense Base Year, Tax Expense Base Year and Utilities Base Year shall be the same as the Premises (Calendar Year 2011). Notwithstanding the foregoing (i) the lease term for Tenant’s lease of the ROFO Space pursuant to Tenant’s exercise of the ROFO Right shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the ROFO Space as of the date hereof (the “Existing Leases”) and (B) if the ROFO Space is vacant as of the date of this Lease, the first lease pertaining to the ROFO Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of any such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such ROFO Right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (X) the tenants of the Superior Leases and (Y) any rights of other tenants of the Real Property (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Attached hereto as Exhibit I is a list of Superior Right holders as of the date hereof. Tenant’s ROFO Right shall be on the terms and conditions set forth in this Section 1.4. It is further understood and agreed that the term for Tenant’s lease of any ROFO Space leased by Tenant shall be coterminous with Tenant’s lease of the Premises; provided, however, in no event shall Tenant lease the ROFO Space for a period of less than thirty-six (36) months, unless otherwise agreed by Landlord (and Tenant shall not have the right to exercise the ROFO Right unless the term of Tenant’s lease of the ROFO Space will be at least three (3) years based on the remaining Term of this Lease as reasonably determined by Landlord).

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1.4.1 Procedure for Offer. From time to time during the initial Lease Term, Landlord shall deliver to Tenant written notice (the “ROFO Notice”) if the ROFO Space will become or is expected to become available for lease to third parties (or when any ROFO Space previously offered to and declined by Tenant remains available for lease to third-parties nine (9) consecutive months following Tenant’s decline thereof), where no Superior Right holder wishes to lease such space. Pursuant to such ROFO Notice, Landlord shall offer to lease to Tenant the then available ROFO Space. The ROFO Notice shall describe the space so offered to Tenant (including the rentable square feet thereof as determined pursuant to Section 1.3 above) and shall set forth all of Landlord’s proposed terms and conditions (including the proposed material terms (e.g., Base Rent and increase thereto, if any, Additional Rent, free rent, improvement allowance, parking concessions (including free parking (if any)), build-out period and similar items) applicable to Tenant’s lease of such space (collectively, the “ROFO Terms”).

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s ROFO Right with respect to the space described in the ROFO Notice, then within five (5) business days after delivery of the ROFO Notice to Tenant, Tenant shall deliver notice to Landlord (the “ROFO Exercise Notice”) irrevocably exercising its ROFO with respect to the entire space described in the ROFO Notice and on the ROFO Terms contained therein. If Tenant does not exercise its ROFO Right within the five (5) business day period (on all of the ROFO Terms), then for a period of nine (9) months thereafter, Landlord shall be free to lease the space described in the ROFO Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s ROFO Right shall thereupon automatically terminate with respect to such space; provided, however, that if Landlord intends to enter into a lease upon ROFO Terms which are, in the aggregate, materially more favorable to a prospective third (3rd) party tenant than those ROFO Terms proposed by Landlord in the ROFO Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the ROFO Space on such more favorable ROFO Terms. Tenant’s failure to elect to lease the ROFO Space upon such more favorable ROFO Terms by written notice to Landlord within three (3) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable ROFO Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms not materially more favorable to the third (3rd) party than those set forth in the Second Chance Notice. For purposes hereof, ROFO Terms shall be materially more favorable to a third party if such ROFO Terms reflect a net effective rental rate less than ninety-five percent (95%) of the net effective rental rate (taking into account the economic terms comprising the ROFO Terms) for such ROFO Space as those proposed by Landlord in the ROFO Notice (or subsequent Second Chance Notice, if applicable) to Tenant. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its ROFO Right, if at all, with respect to all of the space comprising the ROFO Space offered by Landlord to Tenant in a ROFO Notice at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the ROFO Terms; provided, however, if Landlord desires to lease less than such entire ROFO Space offered to Tenant, Tenant shall first have a further right to lease such smaller ROFO Space pursuant to an additional ROFO Notice and upon the terms set forth in this Section 1.4. Within fifteen (15) days of Tenant’s delivery of its notice electing to lease the ROFO Space on the ROFO Terms in accordance with the terms of this Section 1.4, and as a condition to such exercise of Tenant’s ROFO Right, Tenant shall deliver to Landlord a non-refundable deposit as set forth in the applicable ROFO Notice, which shall be credited towards the first (1st) month’s base rent and security deposit for the ROFO Space equal to the last month’s Base Rent for such ROFO Space.

1.4.3 Construction of ROFO Space. Tenant shall take the ROFO Space in its “AS-IS” condition (unless otherwise provided in the ROFO Notice as part of the ROFO Terms), and Tenant shall be entitled to construct improvements in the ROFO Space at Tenant’s expense, in accordance with and subject to the provisions of Article 8 of this Lease. If Tenant exercises the ROFO Right within the first (1st) twelve (12) months of the initial Lease Term, Landlord shall build to suit the ROFO Space, with Landlord’s contribution not to exceed the prorated Tenant Improvement Allowance for the Premises as set forth in the Work Letter, but in no event shall Tenant be entitled to convert any allowance or contribution by Landlord in connection with the ROFO Space to free rent.

1.4.4 Lease of ROFO Space. If Tenant timely exercises Tenant’s right to lease the ROFO Space as set forth herein, Landlord and Tenant shall execute an amendment adding such ROFO Space to this Lease upon the ROFO Terms set forth in Landlord’s ROFO Notice and upon the same non-economic terms and conditions as applicable to the original Premises. Tenant shall commence payment of Rent for the ROFO Space and the lease term of the ROFO Space shall be as provided in the ROFO Terms. The lease term for the ROFO Space shall, unless otherwise provided in the ROFO Notice as part of the ROFO Terms, expire coterminously with Tenant’s lease of the original Premises.

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1.4.5 No Defaults. The rights contained in this Section 1.4 shall be personal to the original Tenant executing this Lease (the “Original Tenant”) and any Affiliate Assignee (as defined in Article 14 below), and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and all Affiliates collectively occupy no less than seventy-five percent (75%) of the entire Premises then being leased by Tenant as of the date of Tenant’s exercise of its ROFO Right. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the ROFO Space as provided in this Section 1.4 if, as of the date of the ROFO Notice, or, at Landlord’s option, as of the scheduled date of delivery of such ROFO Space to Tenant, if Tenant is in monetary and/or material default under this Lease beyond the expiration of all applicable notice and cure periods. For purposes of this Lease, Tenant shall be in “material” default under this Lease if such default affects the Building structure or materially adversely affects the Systems or Equipment (as defined in Section 4.2.5 below). Further, Tenant’s right to exercise the ROFO Right shall terminate in the event Tenant exercises either the First Termination Right (as defined in Section 2.2.1 below), or the Second Termination Right (as defined in Section 2.2.2 below).

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. Landlord shall make possession of the Premises available to Tenant no later than ten (10) business days after the date of the full execution and delivery of this Lease by Landlord and Tenant and upon Tenant’s satisfaction of its obligations in Section 10.3.6 regarding delivery of certificates of insurance and Tenant’s payment of the first month’s Base Rent and the Security Deposit (collectively, the “Delivery Conditions”). In the event the Delivery Conditions are satisfied but Landlord does not make possession of the Premises available to Tenant on or before the expiration of such ten (10) business day period, then Tenant shall have the right to terminate this Lease by providing Landlord with written notice of such termination at anytime prior to Landlord making possession of the Premises available to Tenant with such termination to be effective upon Landlord’s receipt of such termination notice. Upon such termination of this Lease, Landlord shall return the Security Deposit and any pre-paid Base Rent to Tenant and the parties shall be released from all obligations under this Lease except for those obligations which expressly survive the expiration or sooner termination of this Lease. Upon the occurrence of the Lease Commencement Date set forth in Section 7.2 of the Summary, within a reasonable period of time after the date Tenant takes possession of the Premises, Landlord shall deliver to Tenant an amendment to lease in the form attached hereto as Exhibit C, setting forth the Lease Commencement Date and the Lease Expiration Date, and Tenant shall execute and return such amendment to Landlord within ten (10) business days after Tenant’s receipt thereof (provided that if said notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such ten (10) business day period).

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2.2 Early Termination Rights.

2.2.1 First Termination Right. Tenant shall have the one (1) time right (the “First Termination Right”) to terminate and cancel this Lease with respect to all or any of the suites (the total of which comprise approximately 9,150 rentable square feet) on the tenth (10th) floor of the Building more particularly identified on Exhibit A-1 attached hereto (the “First Terminated Space”), effective as of the date (the “First Termination Date”) designated by Tenant in the First Termination Notice, which shall be at anytime between the twenty-fourth (24th) and thirty-sixth (36th) full months of the initial Lease Term and which First Termination Date shall be at least nine (9) months following Tenant’s delivery of the First Termination Notice, subject to and in accordance with the terms of this Section 2.2.1. Notwithstanding anything above to the contrary, the actual space which will comprise the First Terminated Space shall be terminated (by such one-time right) in the following space order: “A,” “C,” “B,” and “D” as depicted on Exhibit A-1. Tenant’s exercise of the First Termination Right is contingent upon (i) Tenant’s delivery to Landlord on or before the date which is nine (9) months prior to the First Termination Date, written notice of Tenant’s exercise of such right (the “First Termination Notice”), and (ii) Tenant’s payment to Landlord of a flat fee in the amount of One Hundred Thirty-Five Thousand Dollars ($135,000.00) (the “First Termination Consideration”). If Tenant properly exercises the First Termination Option set forth in this Section 2.2.1 in strict accordance with the terms hereof, this Lease shall expire at midnight on the First Termination Date with respect to the First Terminated Space only, and Tenant shall be required to surrender the First Terminated Space to Landlord on or prior to the First Termination Date in accordance with the applicable provisions of this Lease. In addition, Tenant, at Tenant’s sole cost and expense, shall be required to redemise the Premises, construct a Building-standard corridor (including entry doors) to provide access between the First Terminated Space and the elevator lobby and bathrooms on such floor of the Building pursuant to plans approved by Landlord and otherwise in accordance with Article 8 of this Lease; provided, however, Landlord shall be responsible, at its sole cost and expense (and not as an Operating Expense) for completing any other alterations required for the First Terminated Space to be in a leasable, Building-standard condition. The First Termination Right set forth in this Section 2.2.1 is personal to the Original Tenant or any Affiliate Assignee, and may only be executed by the Original Tenant or such Affiliate Assignee if the Tenant is not in monetary and/or material default under this Lease beyond the expiration of all applicable notice and cure periods as of the date Tenant delivers the First Termination Notice or as of the First Termination Date.

2.2.2 Second Termination Right. Tenant shall have the one (1) time right (the “Second Termination Right”) to terminate and cancel this Lease with respect to that portion of the Premises not terminated pursuant to Section 2.2.1 above (the “Second Terminated Space”), effective as of the date (the “Second Termination Date”) which is the last day of the sixty-eighth (68th) month anniversary of the Lease Commencement Date. Tenant’s exercise of the Second Termination Right is contingent upon (i) Tenant’s delivery to Landlord on or before the date which is nine (9) months prior to the Second Termination Date, written notice of Tenant’s exercise of such right (the “Second Termination Notice”), (ii) Tenant’s payment to Landlord of the Second Termination Consideration (as defined below), and (iii) Tenant’s payment of the monthly installments of Base Rent due and payable hereunder for the first sixty-eight (68) months of the Lease Term. As used herein, the “Second Termination Consideration” shall mean an amount equal to the sum of: (A) the unamortized portion of the brokerage commissions (including, but not limited to, leasing bonuses paid to brokers), the Abated Base Rent (as defined in Section 3.2 below) and the Parking Discount (as defined in Article 23 below) in connection with this Lease (as well as any brokerage commissions, free rent, parking and other concessions in connection with any ROFO Space leased by Tenant pursuant to Section 1.4 above); plus (B) the unamortized portion of the costs of Landlord’s work (if any) in the Premises and the Tenant Improvement Allowance paid or incurred by Landlord pursuant to the Work Letter; and (C) the unamortized portion of the costs of the tenant improvements and tenant improvement allowance, if any paid or incurred by Landlord for any ROFO Space leased by Tenant pursuant to Section 1.4 above. The brokerage commissions, costs of Landlord’s work (if any), and Tenant Improvement Allowance, Abated Base Rent and the Parking Discount with respect to the Premises leased by Tenant shall all be amortized on a straight-line basis over the scheduled initial ten (10) year Lease Term, together with interest at the rate of eight percent (8%) per annum, and the unamortized portion thereof shall be determined based upon the unexpired portion of such initial ten (10) year Lease Term as of the Second Termination Date. The unamortized portion of the costs of any brokerage commissions and tenant improvement costs/allowance, if any, paid for or provided by Landlord to Tenant for any ROFO Space leased

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by Tenant pursuant to Section 1.4 shall be amortized on a straight-line basis over the scheduled initial term of the lease of the ROFO Space, together with interest at the rate of eight percent (8%) per annum, and the unamortized portion thereof shall be determined based upon the unexpired portion of such initial lease term for such ROFO Space as of the Second Termination Date. If Tenant properly exercises the Second Termination Right set forth in this Section 2.2.2 in strict accordance with the terms hereof, this Lease shall expire at midnight on the Second Termination Date, and Tenant shall be required to surrender the Premises to Landlord on or prior to the Second Termination Date in accordance with the applicable provisions of this Lease. The Second Termination Right set forth in this Section 2.2.2 is personal to the Original Tenant or any Affiliate Assignee, and may only be executed by the Original Tenant or such Affiliate Assignee if the Tenant is not in monetary and/or material default under this Lease beyond the expiration of all applicable notice and cure periods as of the date Tenant delivers the Second Termination Notice or as of the Second Termination Date.

2.3 Early Occupancy. If Substantial Completion of the Tenant Improvements (as such terms are defined in the Work Letter attached hereto as Exhibit B) occurs prior to the Lease Commencement Date, then following Substantial Completion of the Tenant Improvements and continuing until the Lease Commencement Date (the “Early Occupancy Period”), and so long as Landlord has received insurance certificates evidencing that Tenant is carrying the insurance required to be carried by Tenant pursuant to the terms of Article 10 below, Tenant shall have the right to access and occupy the Premises during the Early Occupancy Period; provided, however, that during such Early Occupancy Period and subject to the terms of the Work Letter, all of the terms and conditions of this Lease shall apply, including, without limitation, Tenant’s obligation to pay to Landlord all sums and charges required to be paid by Tenant under this Lease, including, without limitation, charges for additional services provided to the Premises so occupied pursuant to Sections 6.1.2 and 6.2 of this Lease. Subject to the foregoing, during such Early Occupancy Period, Tenant shall not be obligated to pay Base Rent for the Premises and/or Tenant’s Share of Operating Expenses, Tax Expenses or Utilities Costs (as such terms are defined below in Article 4 below) in accordance with the terms of this Lease, until the occurrence of the Lease Commencement Date (and no such Base Rent or such other charges shall accrue during such Early Occupancy Period).

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, except as otherwise set forth herein, to Landlord or Landlord’s agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first (1st) day of each and every month during the Lease Term, without any setoff or deduction whatsoever (except as specifically set forth in this Lease). The Base Rent for the first (1st) full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one (1) month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Rent Abatement. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, and no default by Tenant occurs hereunder (beyond all applicable notice and cure periods), Landlord hereby agrees that Tenant shall not be required to pay the monthly installments of Base Rent for the second (2nd) through eleventh (11th) full months of the initial Lease Term (the “Abatement Period”), with the abated Base Rent to be equal to One Million One Hundred Two Thousand Six Hundred Eighty Dollars ($1,102,680.00) in the aggregate (the “Abated Base Rent”). During the Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in termination of this Lease in accordance with the provisions of Article 19 hereof, then as a part of the recovery set forth in Article 19 of this Lease, Landlord shall be entitled to the recovery of the unamortized (on a straight-line basis during the initial Lease Term) Abated Base Rent that was abated under the provisions of this Article 3.

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ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses (as such term is defined below) which are in excess of the amount of Operating Expenses applicable to the Expense Base Year (as such term is defined below); plus (ii) Tenant’s Share of the annual Tax Expenses (as such term is defined below) which are in excess of the amount of Tax Expenses applicable to the Tax Expense Base Year (as such term is defined below); plus (iii) Tenant’s Share of the annual Utilities Costs (as such term is defined below) which are in excess of the amount of Utilities Costs applicable to the Utilities Base Year (as such term is defined below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent`”. The Base Rent and Additional Rent are herein collectively referred to as the “Rent”. All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Landlord and Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 ”Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 ”Expense Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.3 ”Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change to ensure that such change does not increase Tenant’s obligations hereunder.

4.2.4 ”Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, all as determined in accordance with sound real estate management practices consistently applied, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.5 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation of a governmentally mandated transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including reasonable consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property, subject to item (xi) below; (v) the cost of parking area repair, restoration, and maintenance;

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(vi) any equipment rental agreements or management agreements (including the cost of any management fee (not to exceed management fees charged by first-class management companies unaffiliated with Landlord in Comparable Buildings) and the fair rental value of any office space provided thereunder); (vii) subject to Section 4.2.4(f) below, wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Real Property; (ix) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing, provided that any capital costs incurred by Landlord with respect to the replacement of such systems and equipment shall be amortized as forth in items (x) and (xi), below; (x) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, or its successor, as its prime rate the “Amortization Interest Rate”) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property to the extent such acquisition costs, prior to amortization, are materially consistent with the costs incurred for such items by landlords of Comparable Buildings, given the scope, size and nature of the Project; and (xi) the cost of capital repairs, replacements or other improvements or other costs incurred in connection with the Project (A) which are intended to reduce current or future Operating Expenses to the extent of cost savings reasonably anticipated by Landlord (based upon reasonable supporting documentation) at the time of such expenditure to be incurred in connection therewith, or (B) that are required under any governmental law or regulation, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date and if such condition was not subject to a variance or a grandfathered/grandmothered code waiver exception, would have then required to be remedied pursuant to then-current Applicable Laws, in their form existing as of the Lease Commencement Date; provided, however, that any such permitted capital expenditure shall be amortized (with interest at the Amortization Interest Rate) over its reasonable useful life in accordance with generally accepted commercial office building accounting practices. Any of the services which may be included in the computation of the Operating Expenses of the Building may be performed by divisions, subsidiaries or affiliates of Landlord, provided that the contracts for the performance of such services shall be competitive with similar contracts and transactions with unaffiliated entities for the performance of such services in Comparable Buildings. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year) with all tenants paying one hundred percent (100%) of all rental due and owing, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, consistently applied, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. Landlord shall (i) not make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) Landlord shall not collect Operating Expenses from Tenant and all other tenants/occupants in the Building in an amount in excess of what Landlord incurred for the items included in Operating Expenses. Any refunds or discounts actually received by Landlord for any category of Operating Expenses shall reduce Operating Expenses in the applicable Expense Year (pertaining to such category of Operating Expenses).

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If other than as a result of any legal, governmental or lender requirements or other occurrence(s) beyond the reasonable control of Landlord, following the 2011 Calendar Year any new category of operating expense is added to Operating Expenses, and/or the scope of any previously existing category of expense is materially increased, then during such time as the costs relating to such new category and/or materially increased scope are included in the Building’s expenses, the calculation of the Expense Base Year Operating Expenses shall be increased to reflect such Operating Expenses as would have been incurred had such new category item been included in the 2011 Calendar Year and/or had such materially increased scope been applicable during the 2011 Calendar Year, as applicable, giving due consideration to what the costs for such new category and/or materially increased scope item(s) would have been in the 2011 Calendar Year.

Landlord shall have the right, from time to time, in its reasonable discretion, to equitably and consistently allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) among different tenants of the Project or to include additional buildings in the Real Property for purposes of determining Operating Expenses (and/or Tax Expenses and Utilities Costs) and/or the provision of various services and amenities thereto (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the Building and/or any such additional buildings.

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes; provided however, that at such time as any such particular cost increases or costs continue to be included in Operating Expenses during subsequent Expense Years, such particular cost increases or costs shall be included in the Expense Base Year calculation of Operating Expenses.

Notwithstanding the foregoing, Operating Expenses shall not, however, include:

(i) costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs , incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(ii) except as set forth in items (x) and (xi) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(iii) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(iv) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(v) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(vi) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Property manager or Property engineer;

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(vii) amount paid as ground rental for the Project by the Landlord;

(viii) except for a Project management fee (as described in subsection (xii), above), overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in or in connection the Project to the extent the same exceeds the costs such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(ix) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord (which shall specifically exclude the Parking Facilities), provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(x) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(xi) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(xii) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(xiii) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of Comparable Buildings, with adjustment where appropriate for the size of the applicable project;

(xiv) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(xv) fines, penalties, and interest on delinquent payments and principal payments (but interest shall be specifically included as provided for in items (x) and (xi), above, and interest included on real property taxes as part of a bonded assessment included in real property taxes shall be included in “Tax Expenses”, as that term is defined in Section 4.2.7, below);

(xvi) costs incurred due to the violation by Landlord of the terms and conditions of any underlying documents pertaining to the Building or Project;

(xvii) costs for extra or after-hours HVAC, utilities or services which are provided to Tenant and/or any occupant of the Building and as to which Tenant or such other occupants are separately charged and the applicable amounts are paid by Tenant or such other occupants;

(xviii) Landlord’s general corporate overhead and general administrative expenses;

(xix) costs incurred to comply with “Applicable Laws”, as that term is defined in Article 21 of this Lease, relating to the removal of hazardous material (as defined under Applicable Laws) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred with respect to hazardous material, which

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hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or anyone other Tenant and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal, remediation or other action with respect thereto;

(xx) any reserves retained by Landlord;

(xxi) insurance deductibles in excess of customary deductible amounts carried by landlords of the Comparable Buildings; in connection with any insurance deductible amounts included in Operating Expenses as a result of an earthquake which are for items otherwise classified as capital items, such amounts shall be amortized into Operating Expenses at the cost and over the term set forth in Section 4.2.4(xi) above;

(xxii) late charges, penalties, liquidated damages, and interest;

(xxiii) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(xxiv) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(xxv) advertising and promotional expenses and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs;

(xxvi) costs due to violations of the CC&Rs or to create any future CC&Rs (as opposed to payments under any future CC&Rs otherwise includable as an Operating Expense hereunder);

(xxvii) to the extent applicable, electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if the floor was vacant);

(xxviii) any entertainment, dining or travel expenses for any purpose (except to the extent costs for similar items were included in the Expense Base Year);

(xxix) costs of specialty clubs and services;

(xxx) costs arising from any voluntary special assessment on the Building or the Project by any transit district authority or any other governmental entity having the authority to impose such voluntary assessment, unless such costs are included in the Base Year;

(xxxi) any “validated” parking for any entity;

(xxxii) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building or the Project; and

(xxxiii) fees payable by Landlord for management of the Project in excess of three percent (3%) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof. Landlord acknowledges and agrees that the management fee for the Project during the Expense Base Year will be three percent (3%) of Landlord’s gross rental revenues calculated as provided above.

4.2.5 ”Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Project in whole or in part.

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4.2.6 ”Tax Expense Base Year” shall mean the year set forth in Section 9.2 of the Summary.

4.2.7 ”Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year or Tax Expense Base Year, Tax Expenses shall be deemed to be increased appropriately.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses, if Landlord has a reasonable expectation of achieving a reduction in excess of the expenses incurred, shall be included in Tax Expenses in the Expense Year such expenses are incurred (excluding, however, those costs and expenses incurred by Landlord in securing any Proposition 8 reduction as set forth in Section 4.2.7.4 below).

4.2.7.2 Except as set forth in Section 4.2.7.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Tax Expenses except in the year in which the assessment is actually paid.

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4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Real Property), (ii) any items included as Operating Expenses or Utilities Costs, (iii) any items paid by Tenant under Section 4.4 of this Lease, (iv) tax penalties, interest or late charges, (v) any Tax Increase excluded from Tax Expenses pursuant to Section 4.2.7.4 below, and (vi) any amounts charged directly to Tenant or other tenants, including pursuant to Section 4.4.

4.2.7.4 Proposition 13 Protection.

(i) If one or more sales, financings or changes in ownership of the Building and/or the Project is consummated or improvements are made to the Building and/or Project, and as a result thereof, and to the extent that in connection therewith, the Building and/or Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 occurs during the three (3) year period commencing on the Lease Commencement Date (the “Protection Period”), then the amount of any “Tax Increase” (defined below) resulting solely from such Reassessment shall be excluded from Tax Expenses. After the Protection Period, Tenant’s Share of any Tax Increase resulting from a Reassessment after the Protection Period shall be amortized over a two (2) year period after the Reassessment with fifty percent (50%) of Tenant’s Share of such Tax Increase payable by Tenant over the first (1st) such year and the remaining fifty percent (50%) payable by Tenant over the second (2nd) such year.

(a) ”Tax Increase” means that portion of the Tax Expenses, as calculated immediately following the Reassessment which is attributable solely to the Reassessment, and will not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable to either:

i. the value of the Building or Project as of the Lease Commencement Date (whether or not the Project is fully assessed as of the Lease Commencement Date);

ii. assessments that are unrelated to a Change in Ownership of the Building, Project or any portion of either of the foregoing; or

iii. the annual inflationary increase of real estate taxes permitted under the R&T Code (limited as of the date of this Lease to two percent (2%) per annum), excluding the annual inflationary increase on the Tax Increase immediately following the Reassessment.

(b) ”Proposition 13 Protection Amount” means Tenant’s Share of the aggregate Tax Increase excluded from Tax Expenses under this subparagraph.

(ii) If, in connection with a pending or anticipated sale of the Building and/or the Project by Landlord, the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section shall apply to each such Reassessment. By notice given by Landlord to Tenant during the Protection Period, Landlord may purchase the Proposition 13 Protection Amount from Tenant for an amount relating to the applicable Reassessment (the “Applicable Reassessment”), within a reasonable period of time prior to the pending or anticipated sale of the Building and/or the Project by Landlord, by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord

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became the landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining from the date of payment of such amount by Landlord through the remainder of the Protection Period, assuming that the Proposition 13 Protection Amount for an Expense Year would have been paid by Tenant in equal monthly installments during each such Expense Year, and discounting by eight and one-half percent (8 1⁄2%) per annum. Upon payment of the Proposition 13 Purchase Price, the provisions of this Section 4.2.7.4 will not apply to any Tax Increase attributable to the Reassessment. Landlord may exercise its rights under this Section 4.2.7.4(ii) before receipt of the actual reassessment, and may reasonably estimate the amount of the reassessment and pay the Proposition 13 Purchase Price based such assessment upon the estimate. When the actual amount of the reassessment becomes known, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant’s Rent next due will be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next coming due under this Lease will be increased by the amount of the overestimation.

4.2.7.5 Proposition 8 Adjustments. Notwithstanding anything to the contrary set forth in this Lease (but expressly subject to the terms of Section 4.2.7.4 above), the amount of Tax Expenses for the Expense Base Year and any Expense Year shall be calculated based on a fully occupied Project without taking into account any decreases in real estate taxes obtained under Proposition 8, and, therefore, the Tax Expenses in the Expense Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses under this Lease for purposes of calculating Operating Expenses for the Project; provided that (a) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Project Expenses for purposes of this Lease, and (b) tax refunds under Proposition 8 shall not be deducted from Tax Expenses or otherwise credited to Tenant, but rather shall be the sole property of Landlord. This Section 4.2.7.5 is not intended in any way to affect the inclusion in Tax Expenses of the statutory two percent (2%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation).

4.2.8 ”Tenant’s Share” shall mean the percentage set forth in Section 9.4 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9.4 of the Summary), and stating such amount as a percentage. If Tenant’s Share is adjusted as a result of an increase or decrease in the size of the Premises, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.9 ”Utilities Base Year” shall mean the year set forth in Section 9.3 of the Summary.

4.2.10 ”Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including, unless paid by Tenant pursuant to Section 6.1.2 below, the cost of electricity to operate the HVAC air handlers) and other utilities as well as related fees, assessments and surcharges (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Utilities Costs shall be calculated assuming the Building is at least ninety-five percent (95%) occupied during all or any portion of an Expense Year (including the Utilities Base Year). If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Real Property under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Real Property or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Real Property. For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall exclude any one time special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or fuel; provided, however, at such time as any particular cost increases or costs continue to be included in Utilities Costs during subsequent Expense Years, such particular cost increase or costs shall be included in the Utilities Base Year calculation of Utilities Costs.

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4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant’s Share of Operating Expenses for such Expense Year exceeds Tenant’s Share of Operating Expenses for the Expense Base Year and/or (ii) Tenant’s Share of Tax Expenses for such Expense Year exceeds Tenant’s Share of Tax Expenses for the Tax Expense Base Year, and/or (iii) Tenant’s Share of Utilities Costs for such Expense Year exceeds Tenant’s Share of Utilities Costs for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the “Excess”).

4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall use commercially reasonable efforts to give to Tenant on or before the thirtieth (30th) day of May following the end of each Expense Year, a statement (the “Statement”) which shall state on a line item by line item basis, the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year (including the Expense Base Year, Tax Expense Base Year and Utilities Base Year), and which shall indicate the amount, if any, of any Excess or overpayment by Tenant. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days following demand by Landlord, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 of this Lease, and if Tenant has paid more as Estimated Excess than the actual Excess (an “Overage”), Tenant shall, at Landlord’s option, receive a credit in the amount of the Overage against the Rent next coming due under the Lease, or Landlord shall pay the amount of the Overage to Tenant within thirty (30) days following Landlord’s calculation thereof. Notwithstanding anything to the contrary in this Lease, in the event this Lease has terminated or there is insufficient Rent due and payable by Tenant for Landlord to credit such Overage then Landlord shall pay the Overage to Tenant within thirty (30) days following Landlord’s calculation thereof. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease within thirty (30) days of Tenant’s receipt of an invoice therefore from Landlord, and if an Overage is present, Landlord shall refund the amount of the Overage to Tenant within thirty (30) days following Landlord’s determination. Notwithstanding the foregoing, Tenant shall not be responsible for Tenant’s Share of any Operating Expenses, Tax Expenses or Utilities Costs attributable to any Expense Year which are first billed to Tenant more than two (2) Calendar Years after the expiration or any earlier termination of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of any Operating Expenses, Tax Expenses or Utilities Costs levied by any governmental authority or by any public utility companies at any time following the applicable Expense Year or the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill for such amounts within two (2) years following Landlord’s receipt of the bill therefor). The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall use commercially reasonable efforts to give Tenant on or before the thirtieth (30th) day of May a yearly expense estimate statement (the “Estimate Statement” which shall set forth, on a line item by line item basis, Landlord’s reasonable and good faith estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing (i) Tenant’s Share of Operating Expenses, which shall be based upon the Estimate, to Tenant’s Share of Operating Expenses for the Expense Base Year, (ii) Tenant’s Share of Tax Expenses, which shall be based upon the Estimate, to Tenant’s Share of Tax Expenses for the Tax Expense Base Year, and (iii) Tenant’s Share of Utilities Costs,

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which shall be based upon the Estimate, to Tenant’s Share of Utilities Costs for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Cap on Controllable Expenses. Notwithstanding anything to the contrary contained in this Article 4, the aggregate “Controllable Expenses” (as hereinafter defined) included in Operating Expenses in any Expense Year after the Expense Base Year shall not increase by more than five percent (5%) on an annual, cumulative and compounded basis, over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding Expense Year (including the Expense Base Year), but with no such limit on the amount of Controllable Expenses which may be included in the Operating Expenses incurred during the Expense Base Year. For purposes of this Section 4.3.4, “Controllable Expenses” shall mean all Operating Expenses except: (i) insurance carried by Landlord with respect to the Real Property and/or the operation thereof; (ii) costs of capital expenditures which constitute Operating Expenses under Section 4.2.4(xi)(B) above; and (ii) wages, salaries and other compensation and benefits paid to Landlord’s employees, agents or contractors engaged in the operation, management, maintenance (including, but not limited to, janitorial and cleaning services) or security of the Building or Real Property, to the extent such wages, salaries and other compensation subject to collective bargaining agreements or government mandated requirements including, but not limited to, prevailing wage laws and similar requirements. The provisions of this Section 4.3.4 do not apply to Tax Expenses or Utilities Costs.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord within thirty (30) days of demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as reasonably determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord (to the extent that Landlord enforces the terms of this Section 4.4.1 against Tenant, then Landlord shall not include in Tax Expenses, taxes assessed against any other tenant improvements in the Project to the extent such taxes relate to the value of such tenant improvements in excess of the “building standard”);

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days following the date that such amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated

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damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are past due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus two percent (2%), or (ii) the highest rate permitted by Applicable Law; provided, however, that no late charge shall be payable for the first late payment of Rent in any twelve (12) month period during the Lease Term unless such amount is not paid by Tenant within five (5) business days after Tenant’s receipt of Landlord’s written notice to Tenant of such failure to pay.

4.6 Landlord’s Books and Records. Within twenty-four (24) months after receipt of a Statement by Tenant and three (3) years from the Expense Base Year, Tax Expense Base Year and/or Utilities Base Year, if Tenant disputes the amount of Additional Rent set forth in the Statement, an independent accountant or third party lease audit firm designated and paid for by Tenant (which accountant or lease audit firm is not working on a contingency fee basis), or an employee of Tenant, may, after reasonable notice to Landlord and at reasonable times during business hours and accompanied by a representative of Landlord, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in monetary default under this Lease beyond any applicable notice and cure period and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to provide written notice to Landlord that Tenant wishes to dispute and audit (as provided above) the amount of Additional Rent set forth in any Statement within twenty-four (24) months after receipt of a Statement by Tenant and three (3) years from the Expense Base Year, Tax Expense Base Year and Utilities Base Year shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. In no event shall the payment by Tenant of any Operating Expense, Tax Expense or Utility Cost payment, or any amount on account thereof, preclude Tenant from exercising its rights under this Section 4.6. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent accountant (the “Accountant”) mutually selected by Landlord and Tenant; provided that if such determination by the Accountant proves that Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs were overstated by more than five percent (5%), then the cost of Tenant’s accountant and the cost of the Accountant and the cost of such determination shall be paid for by Landlord. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be a nationally recognized accounting firm selected by Tenant, which is not paid on a contingency basis and who has not been engaged by Tenant in the twenty-four (24) month period preceding the Review Period. If such audit reveals that Landlord has over-charged Tenant, then within twenty (20) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within twenty (20) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Unless a court of competent jurisdiction determines that Landlord committed fraud in its calculation of Operating Expenses, Tax Expenses or Utilities Costs, Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Operating Expenses, Tax Expenses and Utilities Costs payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to inspect such books and records and/or to contest the amount of Operating Expenses, Tax Expenses and Utilities Costs payable by Tenant. This provision shall survive the termination of this Lease to allow the parties to enforce their respective rights hereunder.

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ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for general office purposes consistent with the character of the Building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Real Property. Tenant shall comply with all recorded covenants, conditions, and restrictions (“CC&Rs”), and the provisions of all ground or underlying leases, now affecting the Real Property; provided, however, that any amendments to any existing CC&Rs or any new CC&Rs encumbering the Real Property after the date hereof shall not (and if they do, then Tenant shall not be obligated to comply with the same) do not materially and adversely (i) affect Tenant’s use of the Premises for the Permitted Use or use of or access to the Premises or the Parking Facilities, (ii) materially, adversely affect Tenant’s rights under this Lease, (iii) increase Tenant’s obligations under this Lease, and (iv) materially decrease Tenant’s rights under this Lease. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material”, as that term is defined below; provided, however, Landlord agrees that Tenant may use and store Hazardous Materials within the Premises that are considered general office products so long as Tenant uses such products in compliance with Applicable Laws. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Real Property is located or the United States Government. Landlord confirms that it has received no written notice of the existence of any violation of Applicable Laws governing Hazardous Material existing at the Real Property as of the date of this Lease and no such Hazardous Materials will exist in the Premises or Building as of the Delivery Date. To the extent it is determined that Hazardous Material exists at the Real Property as of the Lease Commencement Date in violation of laws governing Hazardous Material, and such violation does not arise out of any acts or omissions of Tenant, its agents, employees or contractors, Landlord shall promptly take such action as is necessary to comply with such laws at no cost to Tenant. If, following the Lease Commencement Date, the Real Property becomes contaminated with Hazardous Material in violation of laws governing Hazardous Material, and such violation does not arise out of any acts or omissions of Tenant, its agents, employees or contractors, Landlord shall promptly take such action as is necessary to comply with such laws, or if the violation of laws governing Hazardous Material arises out of the acts or negligence of third parties, Landlord shall exercise commercially reasonable efforts to cause such third parties to take such action as is necessary to comply with such laws.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days and at all times during the Lease Term, unless otherwise stated below.

6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises and in a manner substantially consistent with that provided by other landlords of Comparable Buildings such that temperatures in the Premises are in no event more or less than 72 degrees (72°) Fahrenheit +/- a variation that is consistent with the temperatures maintained in Comparable Buildings, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., and during the period from 9:00 a.m. to 1:00 p.m. on Saturday (the “Building Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord and which are observed by a majority of Comparable Buildings (collectively, the “Holidays”); provided, however, that HVAC service on Saturdays (9:00 a.m. to 1:00 p.m.) shall only be provided if Tenant provides Landlord with prior notice (which may be oral or written) no later than Noon on Friday requesting such Saturday HVAC service; provided, however, that Landlord will use good faith efforts to provide such Saturday HVAC if Tenant’s notice is provided after Noon on Friday but before 5 p.m. on Friday (but Landlord shall not be liable for failure to provide such Saturday HVAC on account of such late notice).

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6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office provided that the connected electrical load of the incidental use equipment and lighting fixtures do not exceed an average of five (5) watts per usable square foot per floor of the Premises during Building Hours (exclusive of electricity for HVAC), calculated on an annual basis.

6.1.3 As part of Operating Expenses or Utilities Costs (as determined by Landlord), Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes and for typical office kitchens within the Premises.

6.1.5 Landlord shall, in a manner consistent with Comparable Buildings, provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services pursuant to the specifications attached hereto as Exhibit G and incorporated herein by this reference. Landlord shall also no less than twice/day, wipe down counters in the restrooms serving the Premises, empty trash in the restrooms serving the Premises and replenish paper products in the restrooms serving the Premises. Notwithstanding anything to the contrary in Exhibit G attached hereto, the quality of all services to be provided set forth on Exhibit G shall be provided in a manner consistent with Comparable Buildings.

6.1.6 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.7 Landlord shall provide nonexclusive freight elevator service subject to reasonable non-discriminatory scheduling by Landlord.

6.1.8 Landlord shall provide access control services in the Building materially similar to that provided at Comparable Buildings, including the provision of twenty four (24) hours per day, seven (7) days per week, on site Project access control equipment, personnel, procedures and/or systems. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or project of any person. Subject to guard availability and at Tenant’s sole cost and expense, Landlord’s security guards shall, upon Tenant’s request, accompany any employee or visitor of Tenant from the Building to the Parking Facilities after sundown.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld), use excessive heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than typical task lighting and building standard lights in the Premises, which may adversely affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord as Additional Rent upon billing by Landlord. If Tenant uses water in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed five (5) watts connected load per square foot of usable area of the Premises (exclusive of electricity for HVAC), calculated on an annual basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, within thirty (30) days after billing and as additional rent, the actual cost of such excess consumption, the actual cost of the installation, operation, and maintenance of equipment which is installed in order to measure and supply such excess consumption, and the actual cost (as defined below) of the increased wear and tear on existing equipment caused by such excess consumption. If Tenant uses water or electricity in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days following billing, the actual cost of such excess consumption, the actual cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, the actual cost of the increased wear and tear on existing equipment caused by such excess consumption, and the actual cost of installing,

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testing and maintaining the metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time reasonably establish as appropriate, of Tenant’s desired use, and Landlord shall supply such heat, ventilation or air conditioning to Tenant at an hourly rate of Sixty-Eight Dollars ($68.00) per floor, which rate shall be subject to increase but only to the extent that Landlord’s “actual cost” of providing such after-hours utilities to Tenant shall increase (which shall be treated as Additional Rent); provided, however, that the first (1st) thirteen (13) hours of after-hours HVAC each month shall be at no additional cost to Tenant. For purposes of this Lease, “actual cost” shall mean the actual cost incurred by Landlord, as reasonably determined by Landlord, without charge for profit, overhead or administration, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Landlord for the supply of such utilities shall be deemed Landlord’s “actual cost”. Tenant shall pay such cost within thirty (30) days after billing, as Additional Rent.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as otherwise provided herein) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements (and Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises in connection with the performance of any non-emergency work), by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises (subject, however, to Landlord’s covenant of quiet enjoyment) or relieve Tenant from paying Rent (except as otherwise provided herein) or performing any of its obligations under this Lease; provided, however, that Landlord shall use commercially reasonable and diligent efforts to restore such service to the extent the restoration of the same is not the obligation of Tenant, the utility company or other third party. Furthermore, but subject to Section 10.1 below, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Additional Services. Tenant shall at Tenant’s sole cost and expense provide any additional services which may be required by Tenant, including, without limitation, lamp replacement for non-Building standard lighting fixtures within the Premises, additional janitorial service, and additional repairs and maintenance; provided, however, that Landlord shall have the right, but not the obligation, to provide locksmithing service to Tenant and Tenant shall pay to Landlord, Landlord’s actual cost as set forth herein. To the extent requested by Tenant, Landlord shall provide any such additional services, repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all actual costs to Landlord of such additional services plus an administration fee not to exceed five percent (5%) of such costs. Charges for any utilities or services for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.5 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building, Project, or Premises or the Parking Facilities; (ii) any failure to provide services, utilities or ingress to and egress from the Building, Project, or Premises as required by this Lease; or (iii) the presence of Hazardous Materials (not brought on the Premises by Tenant or Tenant Parties) in violation of Applicable Laws which poses a material health risk to the environment or the Premises (any such set of circumstances as set forth in items (i) through (iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord Notice (as defined in Section 24.19 below) of such Abatement Event, and if such Abatement Event continues for five (5) consecutive business days (including Saturday) after Landlord’s receipt of any such Notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a Notice pursuant to Section 24.19 of this Lease of each of such Abatement Event) (in either of such

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events, the “Eligibility Period”), then the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs and charges for Tenant’s parking passes (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs and charges for Tenant’s parking passes (to the extent not utilized by Tenant) for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. If Tenant’s right to abatement occurs during a free rent period which arises after the Lease Commencement Date, Tenant’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (“Overlap Period”). Landlord shall have the right to extend the Lease Expiration Date for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended free rent period. Such right to abate Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs and charges for Tenant’s parking passes (to the extent not utilized by Tenant) shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, (a) nothing in this Section 6.5, shall impair Tenant’s rights under Section 19.7, below, and (b) if Landlord has not cured such Abatement Event within two hundred seventy (270) days after receipt of notice from Tenant (or, in the event that the Premises or the Building are rendered inaccessible to Tenant by a casualty or act of Landlord, two hundred seventy (270) days following the date of Landlord’s actual knowledge of the occurrence of the Abatement Event), Tenant shall have the right to terminate this Lease during the first ten (10) business days of each calendar month following the end of such 270-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of thirty (30) days’ notice to Landlord (the “Abatement Event Termination Notice”) during such ten (10) business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than six (6) months, following the delivery of the Abatement Event Termination notice. Notwithstanding anything contained in this Section 6.5 to the contrary, Tenant’s Abatement Event Termination Notice shall be null and void (but only in connection with the first notice sent by Tenant with respect to each separate Abatement Event) if Landlord cures such Abatement Event within such thirty (30) day period following receipt of the Abatement Event Termination Notice. To the extent Tenant is entitled to abatement because of an event covered by Articles 11 or 12 of this Lease, then the Eligibility Period shall not be applicable.

6.6 Tenant’s Security System. Subject to the terms of this Lease (including the Work Letter and/or Article 8 hereof, as applicable), Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises. Tenant may coordinate the Tenant’s Security System to provide that the Building’s system and the Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate Tenant’s Security System with the Building systems. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring and operation of Tenant’s Security System. Upon the expiration or earlier termination of this Lease, Tenant shall leave Tenant’s Security System, in the Premises, and Tenant’s Security System shall become a part of the Premises and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease.

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6.7 Tenant HVAC System. Tenant shall have the right, at its sole cost and expense, to install supplemental HVAC systems within the Premises for the purpose of providing supplemental air-conditioning to the Premises (“Tenant HVAC System”) in accordance with the terms of Article 8 below and this Section 6.7. Tenant shall have no right to utilize any space outside the Premises for the Tenant HVAC System (the space below the concrete ceiling and above the drop ceiling shall be considered a part of the Premises for purposes of this Section 6.7 and Tenant may utilize such area so long as Tenant’s use thereof does not interfere with the Base, Shell & Core including any base building equipment). All aspects of the Tenant HVAC System shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the Building structure and/or the Building systems will be adversely affected, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. If required for such purpose, Tenant may connect into the Building’s chilled water system, if and to the extent that (i) Tenant’s use of chilled water pursuant to this Section 6.7 will not materially, adversely affect the chilled water system or the use thereof by other tenants of the Building, as determined by Landlord in Landlord’s reasonable discretion, and (ii) such connection is otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, unless such connection adversely affects the Building structure and/or the Building systems, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. If Tenant connects into the Building’s chilled water system pursuant to the terms of the foregoing sentence, then Tenant shall install, at Tenant’s expense, a meter to measure Tenant’s use of chilled water, and Tenant shall reimburse Landlord for Tenant’s use of chilled water at the actual cost therefor. Tenant shall be permitted, at Tenant’s sole cost and expense, to access 277/480 volts of electricity from the existing bus duct riser in connection with the Tenant HVAC System. In connection with the foregoing, Tenant shall, at Tenant’s sole cost and expense, separately meter the electricity utilized by the Tenant HVAC System, and Tenant shall reimburse Landlord for the actual cost therefor. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, maintenance, repair, and replacement of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord’s operation of the Building. Any reimbursements owing by Tenant to Landlord pursuant to this Section 6.7 shall be payable by Tenant within thirty (30) days of Tenant’s receipt of an invoice therefor. Tenant shall leave the Tenant HVAC System in the Premises, and surrender the same to Landlord upon the expiration or earlier termination of this Lease, and such system shall become a part of the realty and Tenant shall thereafter have no further rights with respect thereto.

6.8 Property Manager. Landlord shall provide a commercially reasonable system pursuant to which Tenant, in the event of any emergency, may promptly contact the Project manager and Project engineer or their equivalent twenty-four (24) hours per day, seven (7) days per week (whether or not within business hours).

6.9 Fiber Optic. Subject to the terms of this Lease (including Article 8 below), and subject to Tenant obtaining Landlord’s consent, which shall not be unreasonably withheld or delayed, Tenant shall have the right, at Tenant’s sole cost and expense, to bring to the Building such fiber optic cabling as Tenant shall desire. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, in connection with Tenant’s securing access to the fiber optic cabling of Tenant’s choice.

6.10 Internet Service. Tenant shall have the right to contract with any internet service provider desired by Tenant, at Tenant’s sole cost and expense.

6.11 Loading Dock. At no additional cost, Tenant shall have the non-exclusive right to use the loading dock serving the Building so long as Tenant’s use thereof does not interfere with Landlord’s operation of the Building or the use of such loading dock by other tenants, service providers and vendors for the Building.

6.12 Emergency Generator. Upon Tenant’s written request, Landlord will use good faith efforts to accommodate Tenant installing an emergency generator in the Project; provided, however, that the exact location, specifications, operational standards, use, installation and removal of such generator (if any) shall be subject to Landlord’s commercially reasonable requirements regarding the same.

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ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the non-structural, interior portions of the Premises, including all improvements, fixtures and furnishings, in good order, repair and condition at all times during the Lease Term (but such obligation shall not extend to the Building Structure and the Building Systems, except pursuant to the BS/BS Exception (as all such terms are defined in Section 7.2, below)). In addition, except as provided as part of Landlord’s repair obligation set forth above or elsewhere in this Lease, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including, without limitation, Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant (but such obligation shall not extend to the Building Structure and the Building Systems, except pursuant to the BS/BS Exception); provided however, that, at Landlord’s option, but only if Tenant fails to make such repairs and replacements, Landlord may, but need not, make such repairs and replacements within thirty (30) days after notice thereof from Landlord (or such sooner period in the case of an emergency), and Tenant shall pay Landlord the cost thereof, sufficient to reimburse Landlord for all the actual costs thereof, as well as a percentage of the actual costs thereof (to be uniformly established for the Building, but in no event to exceed five percent (5%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, to the extent not duplicative of Operating Expenses or Utilities Costs and to the extent the work is not performed by people whose salaries are paid out of Operating Expenses or Utilities Costs, forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall maintain and keep in good repair and condition at all times during the Lease Term, in a manner substantially consistent with the maintenance and operations standards employed by landlords of Comparable Buildings, the exterior walls, foundation and roof of the Building, the Common Areas, the structural portions of the Building, including the floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, parking areas, stairwells (excluding internal stairwells), escalators, elevator cabs, plazas, pavement, sidewalks, curbs, entrances, landscaping, art work, sculptures, men’s and women’s public washrooms, Building mechanical, electrical and telephone closets, and all common and public areas (collectively, “Building Structure”) and the base building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems and other building systems and equipment which were not constructed by, and are not for the exclusive use of, Tenant or Tenant Parties (collectively, the “Building Systems”). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent required because of (i) Tenant’s use of the Premises for other than other than normal and customary business office operations, or (ii) the negligence or willful misconduct of Tenant or the Tenant Parties, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Landlord may, but shall not be required to, enter the Premises (but except during emergencies, Landlord may not enter “Secured Areas,” as that term is defined in Article 22 of this Lease) at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by Applicable Laws; provided, however, except for emergencies, any such entry into the Premises by Landlord shall be performed in a manner so as to minimize any material or adverse affect upon Tenant’s use of, or ingress or egress to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant shall have the right, without Landlord’s consent, but upon three (3) business days prior written notice to Landlord, to make strictly cosmetic, non-structural additions and alterations to the Premises that do not (i) involve the expenditure of more than Five Dollars ($5.00) per rentable square foot of the Premises occupied by Tenant at the time of such alteration in the aggregate in any twelve (12) month period during the Lease Term, (ii) affect the exterior appearance of the Building or any areas outside the Premises, (iii) affect or impact in any way the Building Structure or Building Systems, or (iv) require the issuance of a building permit (collectively, “Non-Consent Alterations”). Tenant shall also have the right without prior notice at any time to install phone, computer and telecommunications lines and cabling that do not affect the Building Systems and are located entirely within the Premises. Except in connection with Non-Consent Alterations, Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to the plans, specifications and working drawings for such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld or conditioned by Landlord unless a Design Problem exists and shall be granted or denied by Landlord within ten (10) business days. A “Design Problem” is defined as, and will be deemed to exist if such Alteration will (a) affect the exterior appearance of the Building; (b) adversely affect the Building Structure; (c) adversely affect the Building Systems; (d) unreasonably interfere with any other occupant’s normal and customary office operation; or (e) fail to comply with Applicable Laws. Notwithstanding the foregoing, the installation by Tenant of a Wi-Fi Network shall be governed by the terms of Section 8.3 below. If Tenant orders such Alterations from Landlord, Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and in connection with Alterations which will cost in excess of One Hundred Thousand Dollars ($100,000.00), Tenant shall pay to Landlord a Landlord supervision fee of two and one-half percent (2.5%) of the hard costs of the Alterations. If Tenant shall itself make the Alterations, Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a supervision fee of two and one-half percent (2 1⁄2%) of the hard cost of any Alterations which will cost in excess of One Hundred Thousand Dollars ($100,000.00). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion consistent with landlords of Comparable Buildings may deem desirable, including, but not limited to, the requirement that (i) Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord, (ii) subject to the terms of Section 8.4 below, upon Landlord’s request given at the time of any required consent, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and (iii) all Alterations are of equal or greater quality as compared to the lesser of (A) the Building’s standards established by Landlord and (B) the then existing improvements located in the applicable portion of the Premises. Tenant shall construct such Alterations and perform such repairs in conformance with any and all Applicable Laws and pursuant to a valid building permit (if applicable), issued by the City of Glendale, all in conformance with Landlord’s reasonable non-discriminatory written construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense based on actual cost, make such changes to the Base Building. The “Base Building” shall include the Base, Shell & Core, the Building Structure and the Building Systems (including the core restrooms) on the floor or

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floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord, in an amount sufficient to ensure the lien free completion of Alterations costing in excess of Twenty-Five Thousand Dollars ($25,000.00) and naming Landlord as a co-obligee; provided, however, that the requirements of such lien and completion bond shall not be applicable to the Original Tenant or any Affiliate. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, at Landlord’s request, Tenant agrees to prepare and Landlord shall execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Real Property a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet or any data or communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.3 (in addition to the other provisions of this Article 8). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, which consent shall not be unreasonably withheld, Tenant shall, in accordance with Section 8.4 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 8.3, except to the extent same is caused by the negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than five (5) business days following such occurrence to correct such interference. If such interference continues after such five (5) business day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s reasonable satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network; provided, however, Landlord shall use commercially reasonable efforts to cause such other networks to cure their interference. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to Building systems or infrastructure which are required by reason of the installation or operation of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and to confirm Tenant’s compliance with the terms of this Section 8.3, Landlord shall retain such professionals at commercially reasonable rates, and Tenant shall reimburse Landlord as Additional Rent within thirty (30) days following submission to Tenant of an invoice from Landlord, which costs shall not exceed $500 per year (except in the event of a default by Tenant hereunder). This reimbursement obligation is independent of any rights or remedies Landlord may have in the event of a breach of default by Tenant under this Lease.

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8.4 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant (except as otherwise set forth herein) and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises the condition existing prior to Tenant’s installation of the subject Alteration, improvement, fixture and/or equipment. Furthermore, Landlord, at the time of Landlord’s consent, may require that Tenant remove any improvement (including the Tenant Improvements) or Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that (x) upon the expiration or earlier termination of the Lease Term, Tenant shall not be required to remove or restore any improvements or alterations existing in the Premises as of the date of this Lease (unless the same are subsequently altered, modified or replaced by Tenant, in which event the terms of this Section 8.4 shall apply with respect to Tenant’s removal and/or restoration obligations relating thereto) and any Alterations or Non-Consent Alterations that constitute normal and customary office improvements, (y) Landlord shall make such designation, if at all, concurrently with Landlord’s approval (if applicable) of the subject subsequent Alteration or improvement or systems and equipment, and (z) in no event shall Tenant have any obligation to remove or restore any improvements or alterations existing in the Premises as of the last day of the fifth (5th) year of the initial Lease Term. Whether an improvement or alteration is a normal and customary office improvement for purposes of this Section 8.4 shall be determined based upon what are generally considered normal and customary office improvements by landlords of Comparable Buildings. To be considered a non-normal and customary office improvement for purposes of this Section 8.4, the cost to remove such item must be higher than the cost to remove typical office improvements. Examples of improvements and alterations that the parties agree are not normal and customary office improvements are vaults, raised floors, and any showers or bathrooms not including Building core bathrooms. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Tenant Improvements and/or Alterations, Landlord may do so and may charge the actual cost thereof to Tenant, and Tenant shall pay such cost to Landlord as Additional Rent within thirty (30) days of being billed for the same.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed or bonded over within fifteen (15) business days following the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be due and payable by Tenant within thirty (30) days following demand therefor.

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ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Except to the extent caused by the negligence or willful misconduct of any Landlord Party (as defined below) and subject to the waiver of subrogation, Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that, to the extent not prohibited by Applicable Laws, Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant, except for damage to property which Landlord insures or is required to insure pursuant to the terms and conditions of this Lease and except for injury to persons outside of the Premises to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims”), except to the extent arising from the negligence or willful misconduct of the Landlord Parties, incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant (collectively, “Tenant Parties”) or any such person, in, on or about the Premises, the Building and Real Property; provided, however, that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or Landlord Parties. Landlord hereby indemnifies, defends, protects and holds Tenant and Tenant Parties harmless from any such Claims and from Claims to the extent resulting from a breach of the terms of this Lease by Landlord; provided further that because Landlord is required to maintain insurance on the Building and the Project and Tenant compensates Landlord for such insurance as part of Tenant’s Share of Operating Expenses and because of the existence of waivers of subrogation or other waivers set forth in this Section 10.1 and in Section 10.3.7 of this Lease, Landlord hereby indemnifies, defends, protects and holds Tenant harmless from any Claim to any property to the extent such Claim is covered by such insurance (or would have been covered if Landlord had carried the insurance required hereunder), even if resulting from the negligent acts, omissions, or willful misconduct of the Tenant Parties. Similarly, since Tenant must carry insurance pursuant to this Article 10 to cover its personal property within the Premises, the Tenant Improvements, and the Alterations, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance (or would have been covered if Tenant had carried the insurance required hereunder), even if resulting from the negligent acts, omissions or willful misconduct of the Landlord Parties. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to each party’s indemnification obligations. Should Landlord or Tenant be named as a defendant in connection with a Claim which the subject party is to be indemnified by the other party pursuant to the terms hereof, the indemnifying party shall pay the indemnified party’s actual and reasonable costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination. Notwithstanding anything in this Lease to the contrary, nothing in this Lease shall impose any obligations upon Landlord or Tenant to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages, other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease or incurred by Landlord in connection with any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project.

10.2 Landlord’s Insurance; Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. In a manner substantially consistent with the practices of landlords of Comparable Buildings, Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further carry commercial property insurance and shall insure the Building and the Project during the Lease Term (for the full replacement value to the extent consistent with the practices of landlords of the Comparable Buildings) against loss or damage due to fire and other casualties covered within the classification of fire and extended

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coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage, terrorist acts and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance), including Worker’s Compensation and Employer’s Liability coverage as required by Applicable Laws. Tenant shall, at Tenant’s expense, comply as to the Premises with all commercially reasonable insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises (other than for the permitted use) causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations and contractual liabilities (covering the performance by Tenant of its indemnity agreements and containing a cross liability endorsement or severability of interest clause acceptable to Landlord) for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

Landlord and Tenant acknowledge that Tenant shall have the right to cover its insurance requirements set forth in Sections 10.3.1 and 10.3.5 with a combination of auto liability, general liability and umbrella insurance coverages, provided that the amounts (based upon the general liability policy and the allocations of the umbrella policy) and other conditions required to be satisfied by the terms of this Article 10 are satisfied by such coverages.

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on an “all-risks” “physical loss or damage” basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes and explosion. Tenant shall have the right to maintain the insurance required hereunder through a “blanket policy” of insurance, provided the aggregate limits of insurance coverage required to be in effect for the Premises pursuant to the terms hereof shall not be reduced as a result of claims made against other premises or property of Tenant covered under such policy, and such blanket policy shall comply with the terms hereof.

10.3.3 Workers’ compensation insurance as required by law.

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10.3.4 Loss of income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils; provided, however, that Tenant shall have the right to elect not to maintain the types and amounts of insurance as set forth in this Section 10.3.4. In the event Tenant shall elect not to so maintain the types and amounts of insurance as set forth in this Section 10.3.4, then Tenant shall be deemed to have fully self-insured such losses and shall have no right, under any circumstances, to seek recourse against Landlord or Landlord’s insurance coverage for any losses incurred by Tenant.

10.3.5 Tenant shall carry commercial automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it reasonably so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease to the extent commercially reasonably available; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Real Property is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) provide that the insurer shall endeavor to provide ten (10) days’ prior written notice to Landlord and any mortgagee or ground or underlying lessor of Landlord if said insurance shall be canceled or coverage changed below that which is required under this Lease. Tenant shall deliver certificates evidencing said policies to Landlord on or before the date Landlord delivers possession of the Premises to Tenant (and as a condition to Landlord’s delivery of the Premises to Tenant) and at least five (5) days before the expiration dates thereof. In addition to the foregoing, Tenant shall deliver certificates evidencing said policies to Landlord at least ten (10) days after receipt by Tenant of written notice that its insurance policy or coverage thereunder is being cancelled due to the non-payment by Tenant of the premium on the types and amounts of insurance required to be maintained by Tenant under Section 10.3 of this Lease. If Tenant shall fail to procure such insurance, or to deliver such certificates, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1 but upon five (5) business days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within thirty (30) days after delivery of bills therefor.

10.3.7 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by their respective insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor. If either party fails to carry the amounts and types of insurance required to be carried by it pursuant to this Article 10, in addition to any remedies the other party may have under this Lease, such failure shall be deemed to be a covenant and agreement by such party to self-insure with respect to the type and amount of insurance which such party so failed to carry, with full waiver of subrogation with respect thereto (provided that nothing contained herein shall be construed as granting Landlord or Tenant the right to self insure the obligations set forth in this Article 10).

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ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. To the extent that Landlord does not already have actual knowledge of the same, Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises, Project or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Project and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Project and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Real Property, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided access to the Premises, Parking Facilities and any Common Areas serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, upon notice (the “Landlord’s Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord (based on competitive pricing without any profit mark-up or supervision fees to Landlord or its Affiliates) exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the excess cost of such repairs shall be paid by Tenant to Landlord on a progress payment basis during Landlord’s repair of the damage. Tenant’s insurance proceeds shall be disbursed for all costs and expenses incurred by Landlord in connection with the repair of any such damage to the Tenant Improvements and Alterations pursuant to a disbursement procedure mutually approved by Landlord and Tenant As long as the Tenant Improvements and other alterations, improvements and additions in the Premises are rebuilt, Tenant shall be entitled to retain any portion of the proceeds of the insurance described in Sections 10.3.2 (ii) and (iii) in excess of the cost of such restoration. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any cabling, wiring, supplemental utility system, telephone system or wireless/Wi-Fi Network. Landlord shall use commercially reasonable efforts to minimize any such inconvenience, annoyance or interference to Tenant resulting from Landlord’s repair of any damage pursuant to this Section 11.1. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, if this Lease does not terminate pursuant to Section 11.2 below or for any other reason, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the non-affiliated independent third-party contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or the Tenant Parties, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary for Tenant to reasonably conduct Tenant’s Permitted Use, and the Premises (or a portion thereof) are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for the Permitted Use, the Rent shall be abated (including, in the event that Tenant performs such repairs, abatement during a commercially reasonable period of build-out time and a weekend to move-in) in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for the Permitted Use bears to the total rentable square feet of the Premises; provided, further, if the Premises is damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the Permitted Use, and not occupied by Tenant as a result of the subject damage (including, in the event that Tenant performs such repairs, abatement during a commercially reasonable period of build-out time and a weekend to move-in). In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

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11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the (a) Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, (b) Landlord elects to terminate the leases of all other tenants of the Project similarly affected by the damage and destruction and (c) one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies (or by the insurance Landlord is required to carry under this Lease); provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of a licensed architect or contractor reasonably selected by Landlord, be completed within one hundred eighty (180) days after the date of the damage or destruction (which period shall be subject to extension for up to sixty (60) days as a result of an event of Force Majeure), Tenant may, within thirty (30) days following Landlord’s election to rebuild and/or restore the Premises, Building and/or Project, elect to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within two hundred forty (240) days following the date of the damage (which period shall be subject to extension as a result of any Force Majeure), Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days nor more than ninety (90) days following the end of each such month. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord provide Tenant with an estimate from the architect or contractor described above setting forth such architect’s or contractor’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within ten (10) business days. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term (excluding unexercised Extension Options, as hereinafter defined in the Extension Options Rider attached to this Lease) and, in the reasonable judgment of Landlord, the damage or destruction to the Premises or Building cannot be repaired by the date which occurs fifty percent (50%) of the way through the then remaining Lease Term, then notwithstanding anything contained in this Article 11, either Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate one hundred twenty (120) days after the date of such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

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11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Real Property is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any material part (i.e., more than twenty-five percent (25%)) of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument; provided, however, that (i) Landlord shall only have the right to terminate this Lease as provided herein if Landlord terminates the leases of all tenants in the Building similarly affected by the taking, and (ii) to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord shall not terminate this Lease. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, or if Tenant cannot conduct its business operations in substantially the same manner such business operations were conducted prior to such taking while still retaining substantially the same material rights and benefits it bargained to receive under this Lease, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, further, that in such event, if a portion of the Premises is taken such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are taken, and not occupied by Tenant as a result thereof. Tenant’s abatement period shall continue until Tenant has been given reasonably sufficient time, and reasonably sufficient access to the Premises, the parking facilities and/or the Building, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed and/or damaged as a result of such eminent domain taking and to move in over one (1) weekend. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

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ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed within all applicable notice and cure periods, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or conditioned, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the occupancy or use of the Premises by any persons other than Tenant, its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) business days, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer (but not any documentation related solely to the sale of Tenant’s business), including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Landlord shall approve or disapprove of the proposed Transfer in accordance with Section 14.2, below, within fifteen (15) business days (the “Review Period”) after Landlord’s receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such Review Period, Tenant shall provide Landlord with a second (2nd) Transfer Notice and in the event Landlord fails to notify Tenant in writing of such approval or disapproval within five (5) business days of the receipt by Landlord of the second (2nd) Transfer Notice, Landlord shall be deemed to have approved such Transfer. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect. Each time Tenant requests Landlord’s consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall reimburse Landlord for its review and processing fees, as well as reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer, not to exceed Two Thousand Five Hundred Dollars ($2,500.00) in the aggregate per Transfer in the ordinary course of business.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any Applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Real Property as reflected by the then-existing tenants of the Project with respect to comparable space;

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14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof (i) which is that of a foreign country, (ii) which is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a comparable building located in the vicinity of the Project, (iii) which is capable of exercising the power of eminent domain or condemnation, or (iv) which would significantly increase the human traffic in, or the security threat to, the Premises, the Building, and/or the Project;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken pursuant to the Transfer on the date consent is requested; or

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building or Real Property a right to cancel its lease, provided that upon written request from Tenant, Landlord shall provide notice of the nature of all such applicable rights.

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project except for a proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, a proposed Transferee which occupies space in the Project that is contiguous to the Premises at the time of the request for consent (whether on the same floor or a contiguous floor by floor basis), or (ii) is negotiating with Landlord to lease space in the Project at such time (as evidenced by an exchange of letters in the last four (4) months), and Landlord has comparable space in the Project available to lease to such Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within nine (9) months after Landlord’s consent, but not later than the expiration of said nine-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more materially favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, actually received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer (as opposed to the sale of Tenant’s business) in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions in connection with the Transfer (iii) any free rent reasonably provided to the Transferee, (iv) any marketing fees in connection with the Transfer, (iv) any key money, bonus money or other cash consideration paid by Tenant to Transferee for furniture, fixtures, equipment and/or similar items; (v) any attorney fees or fees paid to Landlord actually incurred by Tenant in connection with such Transfer; (vi) any lease takeover incurred by Tenant in connection with the Transfer; (vii) out-of-pocket costs of advertising the space subject to the Transfer, and (viii) any improvement allowance or other economic concessions (space planning allowance, moving expenses, etc.) paid by Tenant to Transferee in connection with such

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Transfer. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer (as opposed to the sale of Tenant’s business), and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord’s applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all applicable Tenant’s Subleasing Costs for each applicable Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Tenant’s Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises consisting of forty percent (40%) or more of the then Premises, Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”) and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice (the “Recapture Notice”) to Tenant within fifteen (15) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date until the last day of the term of the contemplated Transfer as set forth in the Intention to Transfer Notice. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within five (5) business days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said five (5) business day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same; and Landlord shall (a) install, on a commercially reasonable basis, any corridor and/or demising wall, at Landlord’s expense, which is required as a result of the termination of the Lease with respect to less than the entire Premises (provided that, in the event of a recapture by Landlord for less than the remainder of the Lease Term, Landlord shall restore the Premises to the condition existing prior to such construction prior to delivering the Contemplated Transfer Space that Landlord recaptured back to Tenant), (b) balance the HVAC on the floor containing the Premises, and (c) perform any electrical or plumbing work necessary to separate the portion of the Premises that is terminated from the remainder of the Premises (provided that, in the event of a recapture by Landlord for less than the remainder of the Term, Landlord shall restore the Premises to the condition existing prior to such construction prior to delivering the Contemplated Transfer Space that Landlord recaptured back to Tenant). If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such fifteen (15) business day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during

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the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and, if understated by more than four percent (4%), Tenant shall pay Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or a limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members, or transfer of fifty percent (50%) or more of partnership or membership interests, within a twelve (12) month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, neither (i) an assignment or subletting of all or a portion of the Premises to (A) an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant or (B) a purchaser of all or substantially all of the assets or a majority of stock or membership interests of Tenant or of an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant through a purchase, merger, consolidation or reorganization of Tenant by or with another entity (whether such acquisition takes the form of an asset sale, a stock sale or a combination thereof), nor (ii) transfer, by operation of law or otherwise, in connection with the merger, consolidation or other reorganization of Tenant or of an entity which is controlled by, controls or is under common control with Tenant or an Affiliate of Tenant, shall be subject to Landlord’s consent pursuant to this Article 14, the payment of a Transfer Premium, Landlord’s recapture right or deemed a Transfer under this Article 14 (hereinafter, such entities, purchasers, and parties shall be referred to collectively or individually as an “Affiliate”); provided, however, no sublease or assignment to an Affiliate shall release the Tenant named herein from any liability under this Lease. In addition to the foregoing any sale or transfer of the stock of Tenant’s parent company shall not be subject to Landlord’s consent pursuant to the Article 14, the payment of a Transfer Premium or Landlord’s recapture right. Tenant shall immediately notify Landlord of any such assignment, purchase, transfer, sublease, action or use. For purposes of this Lease, “control” shall mean the ownership of more than fifty percent (50%) of the outstanding equity securities of an entity, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty percent (50%) of the voting interest in any entity. An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to herein as an “Affiliate Assignee.”

Notwithstanding anything to the contrary contained in this Article 14, Tenant may, with written notice to Landlord but without Landlord’s consent, sublease, license or allow the use of a portion of the Premises to an entity that is (a) funded by Tenant or an Affiliate in connection with Tenant’s or the Affiliate’s business, or (b) engaged in a business transaction with Tenant or an Affiliate that requires Tenant or the Affiliate to provide office space, provided that the following

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conditions are all met: (i) Tenant must certify in writing to Landlord that the party that is subleasing, licensing or otherwise using the space is not paying rent in excess of the rent Tenant is paying under this Lease; (ii) such party and its agents, employees, licensees and invitees must either carry the insurance Tenant is required to carry under this Lease or Tenant’s insurance must provide the coverage to such party as though such party were the primary insured under Tenant’s insurance policy; (iii) no demising wall shall be installed with respect thereto; and (iv) that portion of the Premises subject to such sublease, license or use shall not exceed ten thousand (10,000) rentable square feet on a cumulative basis.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Notwithstanding anything to the contrary contained herein, all articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the Tenant Improvements installed in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term. Further, in connection therewith, Landlord agrees to execute any reasonable waivers or lien releases in connection with Tenant’s lease of any such articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, moveable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises and similar articles of any other person claiming under Tenant. In connection with any removal/restoration requirements, Tenant shall repair at its own expense all damage to the Premises and Building resulting from any such removal. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required under any circumstance (including, without limitation, in the event that this Lease terminates prior to the Lease Expiration Date because of a default by Tenant hereunder or in the event Tenant exercises its Second Termination Right in Section 2.2.2 hereof) to remove Tenant’s HVAC system and any cabling, wiring or conduit (including any such cabling or wiring associated with the Wi-Fi Network, if any) which may have been placed at the Real Property or within the Building by or on behalf of Tenant; provided, however, upon the expiration or sooner termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, be required to remove any non-general office type Tenant Improvements and Alterations (and repair any damage caused by such removal) identified by Landlord in accordance with Section 8.4 above. Landlord and Tenant acknowledge and agree that nothing in this Section 15.2 shall prohibit Tenant from removing any furniture, equipment, free-standing cabinet work and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, at any time throughout the Lease Term (provided that Tenant repairs any damage resulting therefrom).

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ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord or Tenant, Tenant or Landlord, as the case may be, shall execute, acknowledge and deliver to the requesting party (the “Requesting Party”) an estoppel certificate, which, as submitted by the Requesting Party, shall be substantially in the form of Exhibit E attached hereto, as modified appropriately if Tenant is the Requesting Party (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, or any assignee), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the Requesting Party or Landlord’s mortgagee or prospective mortgagee or Tenant’s Transferee, as the case may be. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project or any buyer, assignee or lender of Tenant. Failure of either Landlord or Tenant to timely execute and deliver such estoppel certificate within an additional five (5) business days following such party’s receipt of a notice from the Requesting Party that such estoppel certificate has not been timely executed and returned (within the above referenced ten (10) business day period) shall constitute an acknowledgment by such party that statements included in the estoppel certificate are true and correct, without exception. In addition, Landlord and Tenant shall be liable to the Requesting Party, and shall indemnify the Requesting Party from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Landlord or Tenant to execute or deliver to the Requesting Party any such estoppel certificate.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to any modifications or replacements thereof, and to all advances made thereunder; provided, however, a condition precedent to the subordination of this Lease to be subordinated to any particular future ground or underlying lease of the Building or the Project or to the lien of any mortgage or trust deed, first encumbering the Building or the Project following the date of this Lease and to any renewals, extensions, modifications, consolidations and replacements thereof, is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the lessor or lender of such future instrument. Such commercially reasonable non-disturbance agreement(s), shall include the obligation of any such ground lessor, mortgage holder or deed of trust holder to recognize Tenant’s rights specifically set forth in this Lease to offset certain amounts against Rent due hereunder and Landlord’s obligations to comply with the provisions of

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this Lease, or to otherwise receive certain credits against Rent as expressly set forth herein. The holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, may also elect in writing that this Lease be superior thereto, and such election will be binding upon Tenant. Subject to Tenant’s receipt of the non-disturbance agreement(s) described above, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so reasonably requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant within all applicable notice and cure periods. Tenant covenants and agrees to execute and deliver, within ten (10) business days of request and without charge therefor, such further commercially reasonable instruments as may be reasonably requested to evidence the subordination or superiority of this Lease to the lien of any such ground leases, mortgages or deeds of trust as referenced herein. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant hereby acknowledges that as of the date on which Landlord and Tenant execute this Lease there is a deed of trust encumbering, and in force against, the Real Property in favor of Prudential Real Estate Investors (“Current Lender”). Simultaneously with Tenant’s execution of this Lease, Tenant shall sign, notarize and deliver a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit H attached hereto, which agreement shall thereafter by executed by Tenant, Current Lender and Landlord and then recorded against the Real Property.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after Tenant’s receipt of notice that said amounts are past due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant after the expiration of any applicable notice and cure period, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and, subject to the express terms hereof, nonexclusive, without any notice or demand whatsoever (except as expressly set forth herein).

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

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(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, as allowed under Applicable Laws; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “Rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 In the event this Lease has not been terminated, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.2.3 shall survive the expiration or sooner termination of the Lease Term.

19.3 Intentionally Omitted.

19.4 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

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19.5 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach by the other party of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by such party of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon a default by the other party shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7 Default by Landlord. Landlord shall not be deemed to be in default in the performance of any obligation required by it under this Lease, or under any agreement executed in connection herewith, unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. Nothing in this Article 19 shall be interpreted to mean that Tenant shall have the right to terminate this Lease or that Tenant is excused from paying any Rent due hereunder.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease (beyond all applicable notice and cure periods), including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. Notwithstanding the foregoing contained in this Article 20, so long as Tenant is not then in default hereunder (the “Reduction Condition”), the original amount of the Security Deposit shall be applied to Base

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Rent coming due under this Lease on the first (1st) day of the thirty-seventh (37th) month of the initial Lease Term. It is understood and agreed that, if the original amount of the Security Deposit is applied as set forth above, there shall be no further reduction or application of any remaining portion (if any) of the Security Deposit for the remainder of the Lease Term.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws to the extent they relate to (i) Tenant’s use of the Premises for other than general office purposes, (ii) the Alterations, or improvements in the Premises, or (iii) the base building, but, as to the base building, only to the extent such obligations are triggered by Tenant’s Alterations, or the Tenant Improvements or use of the Premises for non-general office use. In addition, Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court or competent jurisdiction or the admission of Tenant or Landlord in any judicial action, regardless of whether the other party to this Lease is a party thereto, that Tenant or Landlord, respectively, has violated any said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the base building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease (including the terms of this Article 21), and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees or otherwise materially interfere with Tenant’s Permitted Use and enjoyment of the Premises and the Parking Facilities.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than forty-eight (48) hours prior written notice to Tenant (except in the case of an emergency, in which case prior notice shall not be required) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants (for tenants, only during the last six (6) months of the Lease Term), or to the ground or underlying lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other Applicable Laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, (A) in emergency situations and/or (B) to perform janitorial or other recurring services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent, except as otherwise provided in this Lease, and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, except for emergencies, Landlord shall use commercially reasonable efforts to perform any such entry in an expeditious manner so as to minimize interference with Tenant’s use of the Premises. Landlord shall use commercially reasonable efforts to schedule entries into the Premises under this Article 22 with Tenant (except entries under items (A) and (B) set forth above, and/or in the event of emergency) so that Tenant, at Tenant’s option, may provide a representative to accompany Landlord (but Landlord shall not have any obligation to wait for such Tenant representative to the extent the same is not reasonably available). Even in an emergency situation, Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations. Except as otherwise provided in the Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the

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Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises; provided, however, that Landlord shall, subject to Section 10.1 of this Lease and to the extent that such damage is not covered by insurance required to be carried by Tenant under this Lease or caused by any governmental agencies, repair any damage to the Premises caused by any such emergency entry into the Premises by Landlord. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. In addition, notwithstanding anything to the contrary set forth in this Article 22, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such Secured Area to the extent (i) such repair or maintenance is required in order to maintain and repair the Building; (ii) required by Applicable Laws, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlords’ reasonable approval.

ARTICLE 23

TENANT PARKING

23.1 Tenant Parking Passes. Tenant shall purchase throughout the Lease Term the number of monthly Must-Take Parking Passes set forth in Section 11 of the Summary, located in those portions of the Parking Facilities as may be designated by Landlord from time to time. In addition, Tenant shall have the right, from time to time, but not the obligation, to rent from Landlord, commencing on the Lease Commencement Date, up to the amount of Optional Parking Passes set forth in Section 11 of the Summary, on a monthly basis throughout the Lease Term, located in those portions of the Parking Facilities as may be designated by Landlord from time to time; provided, however, Tenant may increase or decrease the number of Optional Parking Passes rented by Tenant upon not less than thirty (30) days written notice to Landlord. Tenant shall pay to Landlord for the use of all such parking passes (but only including those Optional Parking Passes that Tenant has elected to take, from time to time, as provided above), on a monthly basis, the prevailing rate charged from time to time by Landlord or Landlord’s parking operator for parking passes in the Parking Facilities where such parking passes are located. As of the date hereof, the prevailing rate for reserved parking passes is One Hundred Ten Dollars ($110.00) per reserved parking pass per month and the prevailing rate for unreserved parking passes is Seventy-Five Dollars ($75.00) per unreserved parking pass per month; provided, however, that during the first thirty-three (33) months of the initial Lease Term, Tenant shall receive a discount of Fifty Dollars ($50.00) for each unreserved parking pass and Seventy Dollars ($70.00) for each reserved parking pass (the “Parking Discount”), with Landlord’s then prevailing rate for reserved and unreserved parking passes to be reduced by the applicable Parking Discount during such thirty-three (33) month period; provided further, however, by notice to Tenant, Landlord shall have the right to purchase the value of Parking Discount from Tenant for an amount equal to the present value of the Parking Discount, discounted by eight and one-half percent (8.5%) per annum. In such event, the Parking Discount shall no longer be available to Tenant.

23.2 Parking Procedures. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all reasonable, non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Parking Facilities (provided that Tenant’s parking rights are not reduced or materially changed as a result thereof and so long as Tenant’s obligations are not materially or unreasonably increased as a result thereof and such change(s) do not create a material safety risk for Tenant), and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as provided in Section 6.5

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of this Lease), from time to time, close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant’s parking spaces to other parking structures and/or surface parking areas within a reasonable distance from the Parking Facilities, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property, provided that any such closures, restrictions or relocations are required by Applicable Laws or are reasonably necessary on a temporary basis or otherwise do not materially adversely affect Tenant’s rights under this Lease. Landlord shall use commercially reasonable efforts to cause any such work to be conducted in a manner which minimizes any inconvenience to the Tenant Parties and to provide alternative parking (if necessary), at no additional cost to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The parking rates charged by Landlord for Tenant’s parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within thirty (30) days after Tenant’s receipt of the invoice from Landlord. The parking passes provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except on a pro rata basis in connection with an assignment or subletting of the Premises permitted or approved in accordance with the terms of Article 14 of this Lease. Tenant may validate visitor parking by such method or methods as the Landlord may reasonably establish, at the validation rate from time to time generally applicable to visitor parking.

23.3 Reserved Parking Rights. Tenant shall also have the right to convert up to ten percent (10%) of its Must Take Parking Passes and Optional Parking Passes into Reserved Parking Passes upon not less than thirty (30) days written notice to Landlord; provided, however, Tenant may, from time to time, reconvert Reserved Parking Passes into Must Take Parking Passes and Optional Parking Passes upon not less than thirty (30) days written notice to Landlord. Reserved parking spaces rented by Tenant shall be (i) for single, non-tandem spaces where Tenant can park and retain the keys to the vehicle, and (ii) identified with a Building standard reserved parking sign. Notwithstanding anything above to the contrary, Landlord shall have the right to designate the location of Tenant’s reserved parking spaces (attributable to Tenant’s Reserved Parking Passes) in the Parking Facilities and Landlord shall also have the right to relocate all or any portion of the same from time to time during the Lease Term. All costs incurred by Landlord to designate any of Tenant’s reserved parking spaces and/or to designate any reserved parking area shall be at Tenant’s sole cost and expense.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice

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given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease.

24.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Real Property require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. Landlord shall reimburse to Tenant the actual, documented and reasonable attorneys’ fees incurred by Tenant in reviewing such documents, not to exceed Two Thousand Dollars ($2,000.00). Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor, the recordation of which shall be at the sole cost and expense of Landlord.

24.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer (to the extent such obligations are assumed by the transferee), Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord and Tenant shall attorn to such transferee. Without limiting the generality of the foregoing, it is acknowledged and agreed that the liability of Landlord under this Lease is limited to its actual period of ownership of title to the Building. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property or Building (including all rental, insurance and condemnation proceeds therefrom); provided, any such transferee shall be obligated to comply with all of Landlord’s obligations under the Work Letter including, without limitation, payment of the Tenant Improvement Allowance. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease; provided, however, Landlord shall be prohibited from placing any so-called “super graphic” signs on the exterior of the Building.

24.8 Tenant’s Signs.

24.8.1 Interior Signs. Provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building, and only Tenant signs visible from the exterior of the Building shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld). If other tenants occupy space on the floor on which the Premises is located, Tenant shall be entitled, at its sole cost and expense, to (i) one (1) identification sign on or near the entry

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doors of the Premises, and (ii) one (1) identification or directional sign, as reasonably designated by Landlord, in the elevator lobby on the floor on which the Premises are located. Any such signs on a multi-tenant floor shall be installed by a signage contractor reasonably designated by Landlord. The location, quality, design, style, lighting and size of such signs on a multi-tenant floor shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such identification signs, Tenant may not install any signs on the exterior or roof of the Building or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Building are subject to the prior approval of Landlord, in its reasonable discretion.

24.8.2 Monument Signage. Tenant shall have the non-exclusive right, subject to the approval from all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, to install one (1) sign (“Tenant’s Name Sign”) containing the name “LegalZoom” on one (1) side on the top position on the monument sign serving the Building (the “Monument Sign”). The design, size, specifications, graphics, materials, manner of affixing, exact location, colors and lighting (if applicable) of Tenant’s Name Sign shall be (i) consistent with the quality and appearance of the Project, (ii) subject to the approval of all applicable governmental and quasi-governmental authorities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, and (iii) subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed). Landlord shall install Tenant’s Name Sign on the Monument Sign at Tenant’s sole cost and expense. In addition, Tenant shall be responsible for all other costs attributable to the fabrication maintenance, repair and removal of Tenant’s Name Sign. The Name Sign right granted to Tenant under this Section 24.8.2 are personal to the Original Tenant and any Affiliate Assignee and may not be exercised or used by or assigned to any other person or entity. In addition, Original Tenant or such Affiliate Assignee shall no longer have any right to Tenant’s Name Sign if at any time during the Term the Original Tenant or Affiliate Assignee does not lease and occupy at least one (1) entire floor of the Premises then leased by Tenant hereunder. Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant’s signage rights under this Section 24.8.2, Landlord shall have the right to permanently remove Tenant’s Name Sign and to repair all damage to the Monument Sign resulting from such removal and Tenant shall reimburse Landlord for the actual, reasonable, out-of-pocket costs thereof.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately”, “promptly”, and/or “on demand”, or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

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24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any Applicable Law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Building (together with any rental, condemnation or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building or other portions of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Real Property, so long as those tenancies within the Building are consistent with a first-class office building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Real Property.

24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Landlord’s monetary obligations to Tenant (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18 Intentionally Omitted.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, delivered by reputable overnight courier service, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other

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place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (a) if by personal delivery, on the date it is personally delivered or such personal delivery is rejected, (b) if by certified or registered mail, the date set forth on the receipt for such certified or registered mail for delivery or rejection, or (c) if by overnight courier service, the date the overnight courier delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant to terminate this Lease.

24.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

24.21 Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) business days after Landlord’s written request, deliver to Landlord satisfactory evidence of such authority and, if a corporation, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California

24.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation or any other proceeding, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California without regard to choice of law principles.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and Landlord’s lender holding a lien with respect to the Building has approved this Lease and the terms and conditions hereof.

24.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the brokerage commissions owing to the Brokers in connection with this Lease, pursuant to the terms of a separate written agreement between Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not, except as expressly provided in this Lease, be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as otherwise provided herein; provided, however, that the foregoing shall in no way impair the right of Tenant

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to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and Real Property and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and any portion of the Real Property as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Buildings or Real Property or use pictures or illustrations of the Building or Real Property in advertising or other publicity, without the prior written consent of Landlord.

24.28 Building Directory. At Landlord’s initial cost, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory; provided, however, that any Landlord approved changes to such signage shall be at Tenant’s sole cost and expense. Landlord acknowledges and agrees that all such identifying entries on the Building directory shall not be personal to the Original Tenant and shall be provided by Landlord, subject to the terms hereof, to any Transferee of Tenant permitted under Article 14 of this Lease.

24.29 Confidentiality. Landlord and Tenant acknowledge that the content of this Lease and any related documents are confidential information. Landlord and Tenant shall keep such confidential information strictly confidential and, except as required by a subpoena or to comply with Applicable Laws, shall not disclose such confidential information to any person or entity other than Landlord’s and Tenant’s respective financial, legal, and space planning consultants, assignees and purchasers, and any Transferee.

24.30 Landlord’s Construction. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant, except as specifically set forth in this Lease and the Work Letter. However, Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, alter, or modify (collectively, the “Renovations”) the Building and/or Real Property (other than the Premises), including without limitation the Building Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the Common Areas and tenant spaces to comply with Applicable Laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in the Building Common Areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the Common Areas, or perform work in the Building and/or Real Property, which work may create noise, dust or leave debris in the Building and/or Real Property. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as otherwise provided herein. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises (except as otherwise provided herein) or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations; provided, however, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of, and access to, the Premises and the Parking Facilities servicing the same, in connection with any Renovations undertaken by Landlord.

24.31 Intentionally Omitted.

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24.32 Failure to Fund Landlord Obligations. If Landlord fails to (i) timely fund any amount due to Tenant under this Lease, including, without limitation, any monthly payment of the Tenant Improvement Allowance within the time periods set forth in the Work Letter, or (ii) pay the brokerage commission payable by Landlord with respect to this Lease in accordance with the terms and conditions of a separate written brokerage agreement executed by Landlord, Tenant shall be entitled to deliver to Landlord written notice (“Payment Notice”) of such failure to pay. Each Payment Notice shall include a reasonably particularized breakdown of all the amounts Tenant contends are owed. If Landlord objects to any amounts set forth in a Payment Notice, Landlord shall identify the specific line items it objects to and shall provide the reasonable basis for such objection(s). If Landlord fails to fulfill any such payment obligation within five (5) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such five (5) business day period explaining Landlord’s reasons that any amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), Tenant shall be entitled to fund the entire amount which is the subject of the Payment Notice (or, if Landlord timely sent a Refusal Notice, only those amounts to which Landlord did not object) itself and to offset such amount(s), together with interest at the Interest Rate from the last day of such 5-business day period until the actual date of offset, against Tenant’s obligations to pay Rent. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by expedited binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization, or if there is no such successor, then to a comparable organization mutually agreed upon by Landlord and Tenant) in Los Angeles, California, according to the then rules of commercial arbitration of such organization. JAMS shall be instructed to complete the arbitration within ten (10) business days. If such dispute is so submitted to arbitration, Tenant shall not be permitted any such offset against Base Rent unless and until the arbitration proceedings are concluded in Tenant’s favor and Landlord fails to pay to Tenant the amounts paid by Tenant which the arbitration panel determined shall have been disbursed by Landlord. If the dispute is resolved in favor of Tenant in such arbitration proceeding and Landlord fails to pay to Tenant the amounts paid by Tenant (which the arbitration panel determined should have been paid by Landlord) within thirty (30) days of the arbitration panel’s notice of decision, then Tenant shall be entitled to offset against the Rent payable under the Lease such undisbursed amount so paid by Tenant and which the arbitration panel determined should have been disbursed by Landlord, together with interest thereon, at the Interest Rate, from the date Landlord was obligated to pay such amount (based upon the date Tenant first accurately notified Landlord that such amount should have been paid to Tenant) through and including the earlier of (1) the date Landlord reimburses Tenant for such amount, and (2) the date that Tenant deducts from Rent such amount.

24.33 Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), Article 10 (Insurance), or Article 19 (Defaults; Remedies) of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease (including, without limitation, the exhibits attached to the Lease), such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish Rules and Regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

24.34 Survival of Provisions Upon Termination of Lease. Any term, covenant or condition of this Lease which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease shall survive such termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Lease.

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24.35 Financial Statements. In connection with a proposed refinancing or sale of the Building and provided that Tenant’s financial statements are not publicly available, Landlord may request that Tenant provide Landlord, no more than once per twelve (12) month period and within ten (10) business days of a request therefor, with a current financial statement for Tenant dated no earlier than one (1) year prior to such request, certified as accurate by Tenant. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant; provided, however, any such statement shall be provided only to the extent it exists, in the form that it exists and its delivery shall be conditioned upon Landlord (and any proposed lender or purchaser to which such statement will be delivered) executing and delivering to Tenant a commercially reasonable confidentiality agreement prior to any disclosure of such financial statement or information; provided, further, Tenant shall not have to disclose any statement or information whose disclosure is prohibited by Applicable Laws to which Tenant is subject (as reasonably determined by Tenant).

[SIGNATURES APPEAR ON NEXT PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

LEGACY PARTNERS II GLENDALE N BRAND, LLC,
a Delaware limited liability company,
Owner

By:	LEGACY PARTNERS COMMERCIAL, L.P.,
a California limited partnership,
as Property Manager and Agent for Owner

	By:	LEGACY PARTNERS COMMERCIAL, INC.,
General Partner

		By:	/s/ Paul Myer
Paul Myer
		Its:	Chief Financial Officer
BL DRE #01464134

“Tenant”:

LEGALZOOM.COM, INC., a Delaware corporation

By:	/s/ Frank Monestere
Name:	Frank Monestere
Its:	President, COO

By:	/s/ Chas Rampenthal
Name:	Chas Rampenthal
Its:	Secretary

*** If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

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EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

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EXHIBIT A-1
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EXHIBIT A-1

FIRST TERMINATED SPACE

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EXHIBIT B

WORK LETTER

This Work Letter (“Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. All references in this Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit B.

SECTION 1

AS-IS CONDITION

Except as set forth in this Section 1 below, Tenant hereby accepts the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), in its current “AS-IS” condition existing as of the date of the Lease and the Lease Commencement Date. Except as set forth in this Section 1 below and except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building, the Project or the Real Property. Tenant’s Architect has identified that a toilet stall in the eleventh (11th) floor women’s restroom of the Building (“Potential ADA Violation”) is not in compliance with the Americans with Disabilities Act of 1990 in effect as of the date of the Lease (“ADA”). Landlord believes that such Potential ADA Violation is not required to be remedied at this time as such Potential ADA Violation has “grandfather” status. If and when such Potential ADA Violation loses its grandfathered status and is required to be remedied by the City of Glendale, then Landlord shall be responsible, at its sole cost and expense (and not as a cost to be deducted from the Tenant Improvement Allowance) for promptly correcting such Potential ADA Violation; provided, however, in the event the correction of such Potential ADA Violation is triggered by the Tenant Improvements, or other alterations or improvements to be constructed or installed by or on behalf of Tenant, then Tenant shall be responsible for the costs to correct such Potential ADA Violation.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Fifty-Five and No/100 Dollars ($55.00) per rentable square foot of the Premises (i.e., up to Two Million Six Hundred Ninety-Five Thousand Four Hundred Forty and No/100 Dollars ($2,695,440.00) based on 49,008 rentable square feet of the Premises) (but subject to increase pursuant to Section 3.2 of the Lease), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”), the other items permitted under Section 2.2.1, below, and the FF&E Moving Costs (as defined below); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is nine (9) months after the Lease Commencement Date; provided, however, that such nine (9) month limitation shall not limit the availability of the Tenant to credit any unused Tenant Improvement Allowance towards monthly Base Rent (as provided below), if applicable. In addition to the Tenant Improvement Allowance, Landlord shall also provide Tenant with a space planning allowance up to, but not exceeding, Twelve Cents ($0.12) per rentable square foot of the Premises (i.e., up to Five Thousand Eight Hundred Eighty and 96/100 Dollars ($5,880.96) based on 49,008 rentable square feet in the Premises) for Tenant’s initial space plan and one (1) revision (“Space Plan Allowance”), which Space Plan Allowance shall be disbursed to Tenant for the costs incurred by Tenant in completing an initial space plan and one (1) revision thereto along with the Tenant Improvement Allowance and pursuant to the requirements for such disbursal set forth herein. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the Tenant Improvement Allowance plus the Space Plan Allowance

EXHIBIT B
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and Additional Allowance (if any). Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below) except as follows: (a) Tenant shall be permitted to utilize up to Ten Dollars ($10.00) per rentable square foot of any unused portion of the Tenant Improvement Allowance (i.e., up to Four Hundred Ninety Thousand Eighty Dollars ($490,080.00), based on 49,008 rentable square feet of the Premises) towards Tenant’s cost for furniture, telecommunications equipment and installation, network cabling, security, signage and moving costs (collectively, the “FF&E/Moving Costs”). With respect to the FF&E/Moving Costs, Landlord shall disburse the same to Tenant within thirty (30) days after Tenant’s presentation to Landlord of paid invoices documenting such paid FF&E/Moving Costs; and (b) in the event Tenant does not exercise the First Termination Right (set forth in Section 2.2.1 of the Lease), then any unused portion of the Tenant Improvement Allowance, not to exceed Five Dollars ($5.00) per rentable square foot of the Premises (i.e., up to Two Hundred Forty-Five Thousand Forty Dollars ($245,040.00) based on 49,008 rentable square feet of the Premises), shall automatically be applied by Landlord as a credit toward the monthly Base Rent coming due under the Lease commencing with the thirty-seventh (37th) month of the Lease Term.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1 payment of the fees of the “Architect” and the “Engineers”, as those terms are defined in Section 3.1 of this Work Letter, as well as the costs of Tenant’s project manager (provided, however, that only an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) may be deducted from the Tenant Improvement Allowance to pay for such fees and costs; provided, further however, that Tenant may request Landlord to consent in writing (which consent shall be in Landlord’s reasonable discretion) to an increase in such Two Hundred Fifty Thousand Dollar ($250,000.00) amount to permit the Tenant Improvement Allowance to cover such fees and costs in excess of Two Hundred Fifty Thousand Dollars ($250,000.00)), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings”, as that term is defined in Section 3.1 of this Work Letter;

2.2.1.2 the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, demolition, testing and inspection costs, utility hook-up charges, after-hours utilities usage, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4 the cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 the cost of any changes to the Construction Drawings or Tenant Improvements required by Applicable Laws ;

2.2.1.6 sales and use taxes and Title 24 fees, art fees and taxes, gross receipts taxes and any other taxes imposed on or pertaining to the Tenant Improvements;

2.2.1.7 the “Coordination Fee”, as that term is defined in Section 4.2.2.2 of this Work Letter; and

2.2.1.8 all other costs to be expended by Tenant in connection with the construction of the Tenant Improvements.

EXHIBIT B
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2.2.2 Disbursement of Tenant Improvement Allowance. Subject to Section 2.1 above, prior to and during the construction of the Tenant Improvements, Landlord shall make disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Disbursements. On or before the first (1st) day of each calendar month (“Submittal Date”) during the period from the date hereof through the construction of the Tenant Improvements (but in no event more than one (1) time per calendar month during such period), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor”, as that term is defined in Section 4.1 below (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in a form to be mutually and reasonably agreed upon by Landlord and Tenant, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, reasonably detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Premises; (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d), or unconditional releases (with respect to payments previously made); provided, however, that with respect to fees and expenses of the Architect and Engineers or for which the payment scheme set forth in items (i) through (iii), above of this Tenant Work Letter, is not applicable (collectively, the “Non-Contribution Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, a reasonably particularized invoice evidencing the cost for the applicable Non-Contribution Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (iv) each of the general disbursement items referenced in Section 2.2.2.3 below, and all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord. On or before the date occurring thirty (30) days after the Submittal Date, and assuming Landlord receives all of the information described in items (i) through (iv), above, Landlord shall deliver a check to Tenant made payable to Tenant or, if Landlord reasonably deems appropriate, made payable jointly to Tenant and the Contractor, or any subcontractor, architect, engineer or consultant retained by Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). In the event that Landlord or Tenant identifies any material non-compliance of any work with the “Approved Construction Drawings”, as that term is defined in Section 3.4 below, or substandard work, Landlord or Tenant as appropriate shall be provided a detailed statement identifying such material non-compliance or substandard work by the party claiming the same, and if the work creates a Design Problem (as that term is defined in Section 8.1 of the Lease and as such definition is modified in Section 3.2 below), Tenant shall cause such work to be corrected so that no Design Problem exists. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has reasonably determined that no Design Problem exists, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements then being constructed by Tenant in the Premises has been substantially completed; (iv) Tenant has delivered to the Office of the Building as-built plans and City-permitted plans for the Tenant Improvements; (v) Tenant has delivered to the Office of the Building operation manuals and warranties for equipment included within the Tenant Improvements, if applicable, and (vi) Tenant has delivered to Landlord each of the general disbursement items referenced in Section 2.2.2.3 below.

EXHIBIT B
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2.2.2.3 General Disbursement Requirements. In addition to the disbursement requirements referenced above, Tenant acknowledges and agrees that the following items are required as a condition to any disbursement of the Tenant Improvement Allowance:

•	Copy of the Contract (as defined below) with the Contractor

•	Copy of the Contractor’s certificate of insurance, including Additional Insured endorsement naming Landlord and Legacy Partners Commercial as additional insureds

•	Contractor’s Schedule of Values, showing total contract value

2.2.2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. To the extent that a dispute shall arise as to whether certain amounts of the Tenant Improvement Allowance are due and/or payable to Tenant, any amounts which are not the subject of such dispute, shall be disbursed by Landlord, subject to the terms of this Tenant Work Letter.

2.2.3 Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises which Specifications have been received by Tenant, and which are attached hereto as Schedule 1. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with or exceed the Specifications. Landlord may make changes to the Specifications from time to time; provided, however, no material changes to the Specifications made following the approval of the Construction Drawing shall be applicable to the Tenant Improvements.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Wolcott Architecture/Interiors (the “Architect”) as its architect to prepare the Construction Drawings. Tenant shall retain the engineering consultants reasonably designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises; provided, however, such Engineers shall be reasonably available and competitively priced. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings”. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings. Each time Landlord is granted the right to review, consent or approve the Construction Drawings (collectively, “Consent”), such Consent shall be granted unless a Design Problem exists.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall, within five (5) business days after Landlord’s receipt of the Final Space Plan (i) approve the

EXHIBIT B
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Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions (which shall be limited to conditions required to eliminate a Design Problem and must be stated in a reasonably clear manner) to be complied with (which shall be limited to conditions required to eliminate a Design Problem) when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) disapprove the Final Space Plan for a Design Problem and return the same to Tenant with requested revisions; provided, however, that Landlord shall only disapprove the Final Space Plan if the Tenant Improvements as shown on the Final Space Plan have a Design Problem. If Landlord disapproves the Final Space Plan, Tenant may resubmit the Final Space Plan to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 3.2, within three (3) business days after Landlord receives such resubmitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved. Landlord’s failure to timely respond to Tenant within any applicable response period referenced herein shall, if such failure continues for three (3) additional business days after Tenant’s second submittal to Landlord of the Final Space Plan, be deemed Landlord’s approval of the Final Space Plan. For purposes of this Work Letter, a Design Problem shall also mean the failure of any construction document to confirm with any previous construction document previously approved by Landlord (e.g., if the Final Working Drawings are inconsistent with the Final Space Plan previously approved by Landlord).

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall, within five (5) business days after Landlord’s receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to obtaining permits as set forth in Section 3.4, below of this Work Letter, to the extent the Final Working Drawings contain a Design Problem, or (iii) disapprove and return the Final Working Drawings to Tenant with requested revisions to the extent the Final Working Drawings contain a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved. Landlord’s failure to timely respond to Tenant within any applicable response period referenced herein shall, if such failure continues for three (3) additional business days after Tenant’s second submittal to Landlord of the Final Working Drawings, be deemed Landlord’s approval of the Final Working Drawings.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (as provided in Section 3.3 above) (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.

3.5 Change Orders. In the event Tenant desires to change the Approved Working Drawings and such change could cause a Design Problem, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Approved Working Drawings. Landlord shall, within five (5) business days of receipt of a Drawing Change Notice related to a Tenant Change affecting the Base, Shell and Core, and within three (3) business days of receipt of the Drawing Change Notice related to a Tenant Change which does not affect the Base, Shell and Core, either

EXHIBIT B
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(i) approve the Tenant Change, or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval; provided, however, that Landlord may only disapprove of the Tenant Change if the Tenant Change contains a Design Problem or if the Tenant Change is not consistent with general office type improvements in a first-class office building in the general vicinity of the Building. Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant pursuant to Section 4.2.1 of this Tenant Work Letter; provided, however, that to the extent the Tenant Improvement Allowance has not been fully disbursed, such payment shall be made out of the Tenant Improvement Allowance subject to the terms of this Tenant Work Letter.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.4 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant from a list of general contractors supplied by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must, to the extent any such Tenant’s Agents are working on-site at the Premises, be approved in writing by Landlord, which approval shall not be unreasonably withheld or conditioned and shall be granted or denied within two (2) business days of Tenant’s notice to Landlord requesting Landlord’s approval of the same; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Premises. If requested by Landlord, Tenant’s Agents for millwork, framing, drywall and furniture system installation shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs to be incurred, or which have been incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.8 above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract, if any (the “Final Costs”). Prior to the commencement of construction of the Tenant Improvements, Tenant shall supply Landlord with cash in an amount (the “Over-Allowance Amount”) by which the Final Costs exceed the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any of the then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Landlord to Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs shall, to the extent they exceed the remaining balance of the Tenant Improvement Allowance, be paid by Tenant to Landlord immediately as an addition to the Over-Allowance Amount and, in any event, prior to the commencement of the construction of such changes, or, at Landlord’s option, Tenant shall make payments for such additional costs out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) above, for Landlord’s approval, prior to Tenant paying such costs.

EXHIBIT B
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4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings, subject to Tenant’s right to make changes to the same in accordance with, and subject to, this Work Letter; (ii) Tenant and Tenant’s Agents shall use commercially reasonable efforts (in accordance with industry custom and practice) not to interfere with, obstruct, or delay, any other work in the Project and Landlord’s contractors and subcontractors shall use commercially reasonable efforts (in accordance with industry custom and practice) not to interfere with, obstruct or delay the work of Tenant’s Agents with respect to the Tenant Improvements; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all commercially reasonable rules made by Landlord with respect to any matter, in connection with this Work Letter, including, without limitation, the construction of the Tenant Improvements; provided that such rules and regulations are reasonably consistent with the practices of landlords of Comparable Buildings.

4.2.2.2 Coordination Fee. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) two percent (2%), and (ii) the sum of all hard costs expended by Tenant in connection with the construction of the Tenant Improvements, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements. Landlord shall not be entitled to any other fee or compensation in connection with the Tenant Improvements.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease (provided that the limits of liability to be carried by Tenant’s Agents and Contractor, shall be in an amount and with companies which are customary for such respective Tenant’s Agents employed by tenants constructing improvements in the Comparable Buildings).

4.2.2.4.2 Special Coverages. Tenant or Contractor shall carry “Builder’s All Risk” insurance in an amount not more than the amount of the Contract which is reasonably approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord and are generally required by landlords of Comparable Buildings in the context of a similar construction project, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

EXHIBIT B
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4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance below the minimum limits required hereunder. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all reasonable times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. In the event that Landlord should discover a Design Problem during an inspection (which Design Problem was not previously approved by Landlord), Landlord shall, as soon as reasonably possible, notify Tenant in writing of such inspection of such disapproval and shall specify in reasonably sufficient detail the items disapproved. Any material defects or deviations in, and/or disapprovals in accordance herewith (because of the existence of a Design Problem) by Landlord of, the Tenant Improvements shall be rectified by Tenant at Tenant’s expense and at no additional expense to Landlord, provided however, that in the event Landlord determines that a material defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the Tenant Improvements because of a Design Problem, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure (which period shall in no event be less than ten (10) business days), take such action as Landlord deems reasonably necessary to correct the Design Problem, at Tenant’s expense, and at no additional expense to Landlord, and without incurring any liability on Landlord’s part, to correct any such Design Problem, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the Design Problem is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at the Project (or via conference call), and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings.

4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Los Angeles County Recorder in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. In the event Tenant fails to so record the Notice of Completion as required pursuant to this Section 4.3, then such failure shall not, in and of itself, constitute a default hereunder but Tenant shall indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) in connection

EXHIBIT B
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with such failure by Tenant to so record the Notice of Completion as required hereunder. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Contractor (A) to update the Approved Working Drawings as to the mechanical and electrical drawing portion thereof, and to provide field-grade mark-ups of the remaining portion of the Approved Working Drawings, in all cases only as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the actual knowledge of Contractor that such updated Approved Working Drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of sepias or electronic format of such updated Approved Working Drawings, together with any permits or similar documents issued by governmental agencies in connection with the construction of the Tenant Improvements, within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises in Tenant’s possession.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

DELAY OF LEASE COMMENCEMENT DATE

5.1 Lease Commencement Date Delays. The Lease Commencement Date shall occur as provided in Section 7.2 of the Summary of Basic Lease Information set forth in the Lease, provided that the Lease Commencement Date shall be extended by the number of days of delay of the Substantial Completion of the Tenant Improvements and/or Tenant’s move into the Premises to the extent caused by a Landlord Caused Delay and Force Majeure Delay. As used in this Work Letter, “Landlord Caused Delay” shall mean (i) except to the extent Landlord’s approval under this Work Letter is deemed granted pursuant to the terms of this Work Letter, the failure of Landlord to timely approve or disapprove any Construction Drawings or Change Orders or any other items within time periods set forth in this Work Letter or the Lease, as applicable; (ii) material and unreasonable interference by Landlord, its agents or Landlord Parties (except as otherwise allowed under this Work Letter) with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of general office use tenant improvements in the Building or any portion thereof, which interference relates to access by Tenant, or Tenant’s Agents to the Building or any Building’s facilities (including loading docks and freight elevators) or service and utilities during normal construction hours, or the use thereof during normal construction hours; and (iii) any delay in the funding of the Tenant Improvement Allowance by Landlord. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, industry-wide labor disputes or unrest, strikes, sabotage, war, invasion, insurrection, rebellion, civil unrest, riots or earthquakes.

5.2 Intentionally Omitted.

5.3 Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, “Substantial Completion” of the Tenant Improvements shall mean the issuance of a temporary certificate of occupancy for the Premises, all Building systems and equipment serving the Premises are in good working order and condition and Tenant has been provided access to the Parking Facilities.

5.4 Determination of Landlord Caused Delay. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Caused Delay. If such actions, inaction or circumstance described in the notice (the “Delay Notice”) are not cured by Landlord within two (2) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such delay ends.

EXHIBIT B
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5.5 Intentionally Omitted.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Kathryn Pellman as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

6.2 Landlord’s Representative. Landlord has designated Ann Sundin as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

6.3 Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Work Letter (which, for purposes hereof, shall include, without limitation, the delivery by Tenant to Landlord of any oral or written notice that Tenant does not intend to occupy the Premises, and/or any other anticipatory breach of the Lease) or the Lease has occurred at any time on or before the Substantial Completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord). Notwithstanding the foregoing, if a default by Tenant is cured, forgiven or waived, Landlord’s suspended obligations shall be fully reinstated and resumed, effective immediately.

6.5 No Miscellaneous Charges. Neither Tenant nor the Tenant Improvement Allowance shall be charged for, freight elevators and/or loading docks during the Building Hours listed in Section 6.1.1 of the Lease to the extent utilized in connection with the construction of the Tenant Improvements and Tenant’s move into the Premises. Neither Tenant nor the Tenant Improvement Allowance shall be charged for Building security in connection with the construction of the Tenant Improvements. Neither Tenant nor the Tenant Improvement Allowance shall be charged for parking (in a location in the Project to be designated by Landlord), electricity, water, toilet facilities or HVAC during the Building Hours during the design and construction of the Tenant Improvements. In the event the Tenant Improvement work requires Tenant to access any other tenant’s space in the Building, then Tenant, at Tenant’s sole cost and expense, shall be responsible for any security costs and other costs associated with such access.

6.6 Presence of Hazardous Materials. In the event that during the installation of the Tenant Improvements, the Premises are determined to contain hazardous materials, including without limitation, asbestos (and such hazardous materials was not brought to the Premises by Tenant, its agents, employees, contractors or subcontractors), Landlord, at its sole cost and expense, shall promptly remove, encapsulate, contain, or otherwise dispose of such hazardous materials in accordance with Code to the extent necessary for Tenant to obtain a certificate of occupancy, or its equivalent, for the Premises (for typical general office use and improvement of the Premises).

EXHIBIT B
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6.7 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant (at no additional cost) in connection with the construction of the Tenant Improvements and Tenant’s move into the Premises.

6.8 Staging Area. During construction of the Tenant Improvements until the Lease Commencement Date and upon request from Tenant, Tenant shall have the right to use up to 3,000 rentable square feet of vacant space in the Building (“Staging Space”) for storage of construction materials, furniture and equipment in a manner that would not impede Landlord’s marketing efforts for such Staging Space. In such event, Tenant shall have the right, without any obligation to pay rental or any other additional fees to Landlord, to use such Staging Space so designated by Landlord for storage of such construction materials, furniture and equipment only. During the course of Tenant’s use of such Staging Space, for purposes of Article 10 and Article 11 of the Lease, such Staging Space shall be considered to be a portion of the Premises. Tenant shall remove all such materials within thirty (30) days after Tenant’s receipt of written notice from Landlord that such Staging Space is no longer available for staging purposes, in which event substitute space shall (if the same is available) be made available to Tenant as a substitute Staging Area subject to, and in accordance with, this Section 6.8. Upon completion of Tenant’s use of any such Staging Area, or upon the expiration of the thirty (30) day period after Landlord’s written notice that such area is no longer available, Tenant shall, at Tenant’s sole cost and expense, clean such Staging Area and repair any damage to such Staging Area resulting from Tenant’s or its contractor(s)’ use thereof. Landlord shall have the right to show the Staging Space to prospective tenants without notice to Tenant.

EXHIBIT B
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SCHEDULE 1 TO EXHIBIT B

SPECIFICATIONS

LEGACY PARTNERS
GLENDALE-TENANT IMPROVEMENT BUILDING STANDARDS-A 01/16/08

PARTITIONS

A. DEMISING PARTITION AND CORRIDOR WALLS

1. 3-5/8" (or match existing)- 20 gauge metal studs - 24" on center maximum from floor to ceiling grid. (Provide backing for cabinet as required)
2. 5/8" Type 'X' gypsum wallboard one layer each side of studs, fire taped only.
3. Height from floor to ceiling grid.
4. Seismic bracing per code.
5. Two rows of continuous acoustical sealant - bottom tracks. R-11 batt type fiberglass insulation between studs

B. TYPICAL INTERIOR PARTITION (Non rated)

1. 3-5/8" (or match existing) - 20 gauge metal studs - 24" on center maximum. (provide backing for wall mounted cabinetry or equipment as required).
2. 5/8" Type 'X' gypsum wallboard one layer each side of studs.
3. Height from floor to ceiling grid - approximately 9'-0" or 10'-0" based on structure cost at all floors; regular ceiling tiles must be scribed
4. Seismic bracing per code.
5. All exterior corners with corner beads. All exposed edges finished with metal trim.

Note:
-All partitions to be paint finished on smooth surfaces GA-214, level 5 smoothness.
-Partitions must connect to building mullions or walls. Mechanical fasteners to mullions shall not be allowed.

C. PERIMETER DRYWALL (at office areas)

1. 2-1/2" - 25 gauge metal studs 24" on center to 6" above suspended ceiling (or as required by Title-24 for full height envelope, refer to demising wall specification
2. 5/8" Type 'X' gypsum wallboard one layer on one side.
3. Height - floor slab to 6" above ceiling grid.
4. All exterior corners with corner beads.

D. COLUMN FURRING

1. 5/8" Type 'X' gypsum wallboard, one layer on 2 1/2" – 25 gauge metal studs, UNO.
2. Height - floor slab to 2" above ceiling grid.
3. All exterior corners with corner beads.

GLENDALE-TENANT IMPROVEMENT BUILDING STANDARDS-A 01/16/08 PARTITIONS A. DE:MISING PARTITION AND CORRIDOR WALLS I. 3-518” (or match existin!lJ- 20 gauge meta! studs24” on center m aximurn from floor to ceiling grid. (Provide backing for cabinet as required) 2. 518” T:,pe ·x· gwsurn wallboard one layer each side of studs, fire taped only. 3. Height from floor to ceiling grid. 4. Seismic bracing per code. 5. Two rows of continuous acoustical sealant- bottom tracks. R-11 batt t:,pe fiberglass insulation between studs Note: -All partitions to be paint finished on smooth surfaces GA-214, level5 smoothness. -One hour rated walls where required based on occupancy group. -All interior 1-hour corridors to be tunnel construction in compliance with UBC requirements for one-hour fire rated assembly. B. TYPICAL INTERIOR PARTITION (Non rated) I. 3-518” (or match existing)20 gauge metal studs- 24” on center m aximurn. (Fovide backing for wall mounted cabineuy or equi~em as requirecjl. 2. 518” T:,pe ‘X’ gwsurn wallboard one layer each side of studs. 3. Height from floor to ceiling grid- approxima1ely9’-0” or 10’-0” based on structure cost at all floors; regular ceiling tiles must be scribed 4. Seismic bracing per code. 5. All exterior corners with comer beads. All exposed edges finished with meta! trim. Note: -All partitions to be paint finished on smooth surfaces G A-214, level5 smoothness. -Partitions must connect to building mullions or walls. M~chwcalfasteners tomullions shall not be allowed C. PERIMETER DRYWALL (at office areas) I. 2-112”- 25 gauge metal studs 24” on cemer to 6” above suspended ceiling(or as required by Title-24 for full height envelope, refer to demising wall specification 2. 518” T:,pe ‘X’ gwsurn wallboard one layer on one side. 3. H eigb1- floor slab to 6” above ceiling grid 4. All exterior corners with comer beads. Note: -All partitions to be paint finished on smooth surfaces GA-214, level5 smoothness. D. COLU:MNFURRING I. 518” T:,pe ‘X’ gypsum wallboard, one layer on 2 I f2” -25 gauge metal studs, UNO. 2. H eigb1- floor slab to 2” above ceiling grid. 3. All exterior corners with comer beads. Note: -All partitions to be paim finished on smooth surfaces GA-214, level5 smoothness.

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LEGACY PARTNERS
GLENDALE-
TENANT IMPROVEMENT BUILDING STANDARDS -A 01/16/08

E. INSULATION

1. Insulation at all perimeter walls and roof per specifications
2. All common area walls including corridor, conference, copy rooms and lunch room to receive R-11 within partition cavity and four feet on either side of partition over ceiling at demising wall (if not full height)

F. FIRE BLOCKING

G. PAINTING

1. All gypsum board walls to receive a prime coat (hi-build PVA sealer) and two (2) coats to cover of 'carefree' eggshell finish paint or equal.
2. Semi-gloss paint at all kitchens, break rooms, restrooms and server/copy rooms.

DOORS, FRAMES AND HARDWARE

Note: all doors and hardware within existing buildings to match U.O.N.

1. Interior doors: shall be 3'0" x 9'-0" x 1 ¾" blind end" flush doors (unless otherwise specified), solid core, pre-finished with plain sliced select maple, book-match with clear sealer.
2. (existing condition) Doors shall be pre-finished and match existing core doors in finish, material and appearance. Finish all edges. 5" top blocking at doors w/closers.
3. Interior Tenant doorframes to be prefinished rated Western Integrated frames with factory finish; Color: Satin Aluminum
4. Corridor doorframes to Suites to be: Satin Aluminum
5. Hardware:

(a) Interior Tenant Door

QTY	SUBTYPE	ITEM DESCRIPTION
4	Butts(2 pair per door)	Hager
1	Latchset	Schlage "L" Series Mortise
1	Lockset	Schlage "L" Series Mortise
1	Door Stop	Glynn Johnson FB13, floor dome
1	Closer	LCN #4111 (where required)

E. INSULATION I. Insulation at all perimeter walls and roof per specifications 2. All common area walls including corridor, corierenc~ copy rooms and lunch room to receive R-11 within partition ca-,;ty and four feet on either side ofpartition over ceiling at demising wall (if not full height) F. FIRE BLOCKING I. 2-112” 20 Gauge metal studs. 2. 518” gypsum wallboard one layer on one side. 3. Height-from top of suspended ceiling to structure above as required by code. 4. Locate as required by code for the proposed tenant space plans. G. PAINTING I. All gypsum board walls to receive a prime coat (hi-build PV A sealer) and wro (2) coats to cover of ‘carefree’ eggshell finish paint or equal. 2. Semi-gloss paint at all kitchens, break rooms, restroom s and server/copy rooms. IDOORS, FRAMES AND HARDWARE Note: all doors and hardware within existing buildings tom atch U .0 .N. A. INTERIOR TENANT DOOR ASSEMBLY (non-rated doors within office suites) I. Interior doors: !hall be 3’0” x 9’-0” xI %“blind end” flush doors(unless otherwise specifiec!i, solid core, pre-finished with plain sliced selectmaple, book-match ‘kith clear sealer. 2. (existing conclitiot\1 Doors shall be pre-finished and match existing core doors in finish, material and appearance. Finish all edges. 5” top blocking at doors w/closers. 3. Interior Tenant doorframes to be prefinished rated Western Integrated frames with factory finish; Color: Satin Alumirrum 4. Corridor doorframes to Suites to be: SatinAlumirrum 5. H arclware: (a) Interior Tenant Door OTY SUBTYPE ITEM DESCRIPTION 4 Butts(2 pair per door) Hager I Latchset S chlage “L Series Mortise I Lockset S chlage “L Series Mortise I Door Stop Gl:ynn Johnson FB 13, floor dome I Closer LCN li4111(where required)

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LEGACY PARTNERS
GLENDALE-
TENANT IMPROVEMENT BUILDING STANDARDS -A 01/16/08

QTY	SUBTYPE	ITEM DESCRIPTION
8	Hinges (4 pair per door)	Hager
1	Lockset	Schlage "L" Mortise
1	Auto Flush Bolt	942 626 DCI
1	Dust Proof Strike	80 626 DCI
2	Door Stops	Glynn Johnson FB13, floor dome
1	Closer	LCN #4111 (where required)

B. INTERIOR GLAZING

1. (a) ¼" thick clear tempered glass in non-rated, prefinished frames by Western Integrated frames with aluminum trim. Frame to be factory finished; Color: Satin Aluminum
   (b) ¼ thick clear tempered glass in non-rated, M-121 glass stops; Color: Satin Aluminum
2. ¼" thick tempered safety glass where required per code.
3. Return gypsum board into opening at both sides, provide metal corner bead all around opening. Finish to match wall.
2. Provide two 20 Ga. metal studs fastened at 12" O.C. back-to-back at jambs and head (minimum) as per detail. Provide seismic brace per code.

SUSPENDED ACOUSTICAL CEILING

Note: Tenant ceiling height at 9'-0" (installed at top of top exterior window mullion)

1. Grid: **USG Donn Fineline DXFF** Narrow 9/16" face with 1/8" reveal. Finish: White Matte with white reveal, Suspension System with wire suspension and seismic bracing per code. Wall angle: M9
2. Tile: USG 2'x2'x ¾" Millennia Tegular White.
3. Seismic bracing per code.
4. Seismic wires for lighting and electrical to be provided by acoustical ceiling contractor.

WINDOW COVERINGS

1. Exterior Window covering – horizontal: 1" mini-blinds as manufactured by Levelor, series: Riviera Dustguard.
2. Blinds to be sized to fit inside window module. Fasten to top horizontal mullions only.
3. Vertical blinds to be installed with building shell but costs allocated to tenant improvement allowance.

(b) Suite Entry Doors-Fire rated as required by occupancy and code requirements. OTY SUBTYPE ITEM DESCRIPTION 8 Hinges (4 pair per door) Hager I Lockset S chlage “L” Mortise I Auto Flush Bolt 942 626 DCI I Dust Pro of Strike 80 626 DCI 2 Door Stops Glynn Johnson FBI3, floor dome I Closer LCN 114111(where required) B. INTERIORGLAZING I. (a) %’‘thick clear tempered glass in non-ra1ecl, !”’ finished frames by We stem !megratedframes with aluminum trim. F ram elo be factory finished; Color: Salin Aluminum (b) I-< thick clear tempered glass innon-ratecl, M-121 glass stops; Color: Satin Aluminum 2. W’ thick tempered safety glass where required per code. 3. Return g)ollsum board into opening at both sides, provide meta! comer bead all around opening. Finish to match woll. 2. Provide two 20 Ga. metal studs fastened at 12” O.C. back-to-back at jambs andhead(minimum) as per detail. Provide seismic brace per code. Note: -All office doors to have 2’-0” wide by full height(inside window frame to inside window frame) sidelights where possible. At areas where less than2’-0” is available, provide maximum. Sidelight frames to be integral with doorframes. SUSPENDED ACOUSTICAL CEIT..ING Note: Tenant ceiling height at9’-0” (installed 81 top of top exterior window mullion) I. Grid: USG Donn Fineline DXFF Narrow 9116” face with 1.8” reveal. Finish: White Matte with white reveal, Suspension System with wire suspension and seismic bracing per code. Wall angle: M9 2. Tile: USG 2’x2’x ‘/.’‘Millennia TegularWhite. 3. Seismic bracing per code. 4. Seismic wires for lighting and electrical to be Fovided by acous1ical ceiling contractor. WINDOW COVERINGS I. Exterior Window covering- horizontal: I” mini-blinds as manufactured by Level or, series: Riviera Dustguard 2. Blinds to be sized to fit inside window module. Fasten to top horizontal mullions only. 3. V enical blinds to be installed with building shell but costs allocated to tenant improvement allowance.

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LEGACY PARTNERS
GLENDALE-
TENANT IMPROVEMENT BUILDING STANDARDS -A 01/16/08

FIRE SPRINKLER SYSTEM

1. A pre-zoned sprinkler will be provided in all areas. Head locations will be determined by a pre-zoned master layout. Modification of sprinkler locations and piping, due to specific tenant layout, will be at tenant's cost. Semi-recessed pendent sprinkler heads with white escutcheon. Sprinkler to be centered in tile.
2. Fire Sprinkler coverage light hazard, .33 gpm / 3,000 SF in shell and modified per improvement.
4. Gyp Board Ceilings: Fully recessed with cap at gypsum board ceiling. Reliable Model F4FR Concealed automatic sprinkler with ½" - 1 ½" adjustment - White

SIGNAGE

Refer to Landlord

CABINETRY

1. 6'-0" linear feet of upper and lower millwork allowable by building standard.
6. Plastic laminate horizontal and vertical surfaces.
7. Horizontal and Verticals: See individual options under finishes for plastic laminate specifications
3. Cabinetry Construction: Designation, APA C-D plugged with exterior glue, ¾" thick or ¾" high pressure particle board. Min. density 45 PSF, U.N.O.
4. Cabinetry: Plastic laminate finish, countertops and splashes shall be constructed in accordance with WIC manual of Millwork, "Custom" grade.
5. Hardware:
   a. Hinges: Self-closing type, fully concealed when the doors are closed. Shall have independent vertical, horizontal and depth adjustment. Shall be steel with nickel-plated finish. Hinges shall be one of the following products:

      Brass America, Inc. Nos. 1200/1201
      Julius Blum, Inc. No.91.650
      Stanley Hardware Nos. 1511-2/1511-9x or equal.

6. Pulls: 4" X 5/16" diameter wire pulls, brushed chrome finish. U.N.O.
7. Adjustable Shelf Supports to be hole & pin type, Hafele 282.24.710 5MM steel pin.
8. Drawers: Provide heavy-duty ¾ extension drawer slides.
9. Mutes: Clear vinyl dot.
10. Fasteners and Anchorages: Provide nails, screws, or other anchoring devices of type, size material and finish suitable for intended use and required to provide secure
11. Casework:

    a. Drawer Boxes: Provide sub-front and applied finish fronts securely fastened, with square corners and self-edges. Provide drawers with metal studs.

FIRE SPRINKLER SYS1EM I. A 1n-zoned sprinkler will be pro-.;ded in all areas. Head locations will be detennined by In-zoned master layout. Moclification of Finkler locations and piping due to :spta:ifh; LtliUIUL h.yuut.,. will Ut: ttL Lt:1m1L :s ..:u:sL. 3t:mi-na:t::s:st:U pt;t”.lt:IJL ::>ptiiJklt:r htn:1lb with white escutcheon. Sprinkler to be centered in tile. 2. Fire SFinkler coverage light hazard, .33 gpm /3,000 SF in shell and moclified per improvement. 4. G:,p Board Ceilings: Fully recessed with cap at gypsum board ceiling. Reliable Model F 4FR Concealed automatic sprinkler with ‘h”- l’h” adjustment- White SIGNAGE Refer to L ancllord CABINETRY I. 6 ‘-0” linear feet of upper and lower millwork allowable by builcling standard 6. Plastic laminate horizontal and vertical surfaces. 7. Horizontal and Verticals: See incli-.;dual options under finishes for plastic laminate specifications 3. C abinetryC onstruction: D esi~ation, AP A C-D plugged with exterior glue, ‘!.” thick or ’!.“high pressure particle board. Min density45 PSF, U.N.O. 4. Cabinetry: Plastic laminate finish, coumertops and splashes shall be constructed in accordance with WIC manual of Millwork, “Custom” grade. 5. H arclware: a. Hinges: Self-closing t:,pe, fully concealed when the doors are closed Shall have independent vertical, horizontal and depth adjustment Shall be steel with nickel-plated finish. Hinges shall be one of the following products: Brass America, Inc. Nos. 1200/1201 Julius Blum, Inc. N o.91.650 StanleyHarclware Nos. 1511-211511-9x or equal. 6. Pulls: 4” X 5116” cliameter wire pulls, brushed chrome finish. U.N.O. 7. Adjustable Shelf Supports to be hole & pin t:,pe, Hafele 282.24.710 5MM steel pin 8. Drawers: Provide heavy- duty% ex tension drawer slides. 9. Mutes: Clear -,;nyl dot. 10. Fasteners and Anchorages: Provide nails, screws, or other anchoring devices of type. size material and finish suitable for intended use and required to provide secure II. Casework: a. Drawer Boxes: Prmde sub-front and applied finish fronts securely fastened, with square corners and self-edges. Pro-.; de drawers with meta! studs.

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LEGACY PARTNERS
GLENDALE-
TENANT IMPROVEMENT BUILDING STANDARDS -A 01/16/08

b. Doors: Flush overlay type with square corners, and self edged. Do not notch door, cabinet ends or dividers to receive hinges.
c. Shelves: ¾" thick for spans up to 35" and 1" thick for spans over 35" up to 48" and adjustable to 1" centers. Do not recess metal shelf standards into end panels; notch shelving to clear standards.

TENANT SUITE FINISH MATERIALS

A. PAINT

Field Color: Kelly Moore # 20 Western Acoustic (accent colors within open areas may be used at designer's discretion approved by Ownership)

B. FINISH STANDARD

Rubber Base: Johnsonite Tightlock –Color: #22 Pearl, 3.25 high, rubber
2 1/2" cove base at resilient flooring, 2 1/2" straight base at carpet (rolled goods only).
Rubber transition strip between carpet and resilient flooring, Color to match base

VCT#1: Armstrong 'Stonetex Vinyl Composite Tile, Color #52139 Limestone Beige or #52128 Desert Dust, 12" x 12" x 1/8"

Plastic Lam.: Formica #756-58 Natural Maple (base cabinet vertical surfaces)

Plastic Lam.: Formica #7022-58 Natural Canvas (horizontal surfaces & upper cabinets)

HEATING, VENTILATION AND AIR CONDITIONING

B. **CEILING DIFFUSER SPECIFICATION**

b. Doors: Flush overlay type with sq1.1are corners, and self edged. Do not notch door. cabinet ends or dividers to receive hinges. c. Shelves: ‘/.’‘thick for spans up to 35” and I” thick for spans aver 35” up to 48” and adjustable to I” centers. Do not recess meta! shelf standards imo end panels; notch shelving to clear standards. I TENANT SUITE FINISH MATERIALS A I!M.!‘fi. Field Color: Kelly Moore# 20 We stem Acoustic (accent colors within open areas may be used at desi~er’ s discretion approved by Ownership) B. FINISH STANDARD Carpet: Shaw Contract Group: ‘Ripple’ Model #50881, Color: ‘Shore’ #515 ’Java’ Model li5A035, Color: ‘Casual Coriander’ #755 ’Stitch’ Model #5A075, Color: ‘Warp & Weft’ #761 Installation Direct GlueD own Rubber Base: J ohnsonite Tightlock -Color: #22 Pear~ 3.25 high, rubber 2 112” cave base at resilient flooring 2 112” straight base at carpet (rolled goods only). Rubber transition strip between carpet and resilient flooring Color to match base VCT#I: Armstrong ‘Stonetex Vinyl Composite Tile, Colorli52139 Limestone Beige or #52128 Desert Dust. 12” x 12” x 1/8” Plastic Lam.: F onnica #756-58 Natural Maple (base cabinet vertical surfaces) Plastic Lam.: F onnica #7022-58 Natural Canvas (horizontal surfaces & upper cabinets) IHEATING, VENTIT..ATION AND AIR CONDITIONING Furnish and install all materials and equipm em necessary to provide complete and usable air conditioning systems in tenant spaces including but not necessarily limited to, the following: A. Requirements shall be in accordance with title 24 and all other applicable codes. B. CEILING DIFFUSER SPECIFICATION a Ceiling diffusers shall have perforated face with frame style compatible with the cyp e of ceiling used. Surface mounted diffusers shall have gaskets to prevent leakage. Diffuser faceplate shall have concealed hinges and latches. Face plates shall be easily removable from the frame. b. Diffusers shall be modular core and shall have curved, adjustable blades and shall be capable of delivering l-way,2-way,3-way or 360 degree horizontal ceiling pattern and be

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adjustable to obtain a down air pattern. Diffuser must have high anti- smudge characteris~cs with center aspiration. c. Material shall be steel. Finish shall be Standard White baked enamel. cl Supply diffusers shall be Titus modular core PMC perforated face-size 24“x24” for lay-in ceiling tile. e. Retum!Exhaust diffusers shall be Kruger f. Perforated ceiling diffusers shall be tested in accordance with Air Diffusion Council (ADC) code 10602R4. Sound data for diffusers shall be calculated in accordance with International Standard ISO 3741 Comparison Method. g. The following manufactures shall be considered equal, provicling corresponding models meet specific requirern ents. Equivalent substituted equipment nam eel herein shall be submitted for the Architecr s re-.;ew. Submit alternate selections at a ~me ofbid listing major equipment h. Manual darn pers in all drops. !!!.!11 MANUFACTURER AIR FILTERS Kruger MIXING BOXES Kruger GRILLES Kruger C. THERMOSTATS Thermostats shall be pro-.;ded for each zone. Honeywell Pneum a~c, Model TP970A, 2004 Direct Ac~ng Range 60° to 90°, Color White D. SUBMITTALS For Non-Standard Material Lists/Product Data: Within 5-7 days of contract award, and prior to ordering any materials or equipment, submit for Owner’s review complete material list including catalogue data of material and products for work in this section Note: Install BTU meters for 8!¥ condenser water usage at tenant cost.

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LEGACY PARTNERS
GLENDALE-
TENANT IMPROVEMENT BUILDING STANDARDS -A 01/16/08

ELECTRICAL

1. **GENERAL**

   a. All work, material or equipment shall comply with the codes, ordinance and regulations of the local government having jurisdiction, including Title 24 and any participating government agencies having jurisdiction.
   b. 110V duplex outlet in demising or interior partitions only, as Manufactured by Leviton or equal. Color: White
   c. Maximum eight outlets per 20 amps 3 phase 4-wire circuit, spacing to meet code requirements. Minimum 2 per: office(1 quad with drop for voice/data and 1 duplex on opposite wall), conference room, reception, 2 dedicated over cabinet at break room; junction boxes above ceiling for large open area with furniture partitions.
   d. Contractors to inspect electric room and base building Electrical drawings to include all necessary metering, connections and additional equipment, i.e., panels and transformers, if needed. Base building provides one (1) power panel and one (1) lighting panel per electrical room.
   e. Note: Install electric meter for any above-standard electrical usage at Tenant Cost.

2. **RACEWAYS**

   a. Conduit shall be rigid galvanized steel(RGS), electrical metallic tubing (EMT), metal clad (MC) cable, polyvinyl, chloride (PVC), and flexible or liquid tight flexible conduit.
   b. Type 'AC' and 'NM' cable are not acceptable.
   c. Support per seismic zone 4 requirements.

3. **WIRING DEVICES**

   a. Receptacles, toggle switches and coverplates shall be white (dedicated- gray) – Leviton. Mount so that the center of the receptacles is no less than 15" AFF.
   b. Maximum eight (8) outlets per 20 amp 3 phase 4-wire circuit. Spacing to meet code requirements. Amounts to be two duplex outlets per small and three for large private office, storage room and conference room. One dedicated outlet per copy room; one dedicated 20-amp outlet per telephone panel and one 20-amp circuit per 200 square foot of open area for workstations.
   c. All workstation hardwire connections to be building power to be supplied by tenant.
   d. Transformers to be a minimum of 20% or over required capacity shall be K-=rated dry type.
   e. Contractors to inspect electric room and base building electrical drawings to include all necessary metering and connections.
   f. No aluminum wiring is acceptable. AC and NM cable is not to be used.
   g. Provide separate neutrals for each circuit. Use stranded wire for each circuit. Use copper conductors only, no exception.
   h. Switch assembly to be Leviton.
   i. Motion sensors as required by lighting management system and by Title 24.

4. **TELEPHONE / DATA OUTLETS**

ELECTRICAL I. GENERAL a. All work, material or equipment shall corn ply with the codes, orclinance and regulations of the local govermn ent havingjurisdiction, including Title 24 and any participating govemrn ent agencies havingjurisdiction b. II OV duplex outlet in demising or interior partitions only, as Manufactured by Leviton or equal. Color: White c. Maximwn eight outlets per 20 amps 3 phase~wire circuit, spacing tom eet code requirements. Minim urn 2 per: office(! quad with drop for voice/data and I duplex on opposite wall), conference room, reception, 2 dedicated over cabinet at break l’Oom ~junction boxes above ceiling for large open area with furniture partitions. d. Contractors to inspect electric room and base building Electrical drawings to include all necessary metering cotUl.ections and additional equipment,. i.e . panels and transformers. if needed Base building provides one (I) power panel and one (1) lighting panel per electrical room. 2. RACEWAYS a. Conduit shall be ri~d galvanized steel(RGS), electrical metallic tubing (EMT), meta! clad (MC) cable, polyvinyl, chloride (PVC), and flexible orliquid tight flexible conduit. b. T:ype ‘AC’ and ‘NM’ cable are not acceptable. c. Support per seismic zone 4 requirements. 3. WIRING DEVICES a. Receptacles, toggle switches and covetplates shall be white (dedicated- graJb -Leviton Mount so that the center of the receptacles is no less than 15” AFF. b. Maximum eight (8) outlets per 20 amp 3 phase 4-wire circuit. Spacing to meet code requirements. Amounts to be wro duplex outlets per srn all and three for large Fivate office, storage room and conference room. One dedicated outlet per copy room~ one dedicated 20-am p outlet per telephone panel and one 20-arnp circuit per 200 square foot of open area for work stations. c. All workstation hardwire comec~onsto be building power to be supplied by tenant. d. Transformers to be a minimum of20% or over required capacity shall be K-=rated clryt:ype. e. Contractors to inspect electric room and base building electrical drawings to include all necessary metering and comections. f. No alurnirrurn wiring is acceptable. AC and NM cable is not to be used g. Provide separate neutrals for each circuit. Use stranded wire for each circuit. Use copper conductors only. no exception. h. Switch assembly to be Leviton. i. Motion sensors as required by lighting management system and by Title 24. 4. TELEPHONE /DATA OUTLETS a. One (I) single box to house phone/data jack with pull string from outlet box to area above T -bar ceiling with cover plate per office; Two (2) boxes to house phone/data jack with pull string from

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LEGACY PARTNERS
GLENDALE-
TENANT IMPROVEMENT BUILDING STANDARDS -A 01/16/08

b. One (1) 6' wide by 4' high plywood backboard installed as telephone backboard, brace and secure to wall. Painted to match wall color. Provide one duplex 20 amp dedicated outlet for phone service per above electrical specification. Provide 2" conduit from floor main phone room to six inches (6") below ceiling at telephone backboard.

c. Cable service installation for phone and data outlets by tenant's telephone/data vendors at tenant's cost. Additional outlets and cover plates to be provided by tenant's vendors at tenant's cost. In speculative office suites, contractor to provide and install blank cover plates.

5. **TRANSFORMERS**

a. Transformers shall be UL listed and suitable for the application- NEMA 1 or 3 R.
b. Transformers shall be 480V (primary) – 20by/120V (secondary), rated for 80 C rise above an ambient temperature of 40 C.
c. Support for seismic zone 4 requirements.
d. Acceptable manufacturers shall be General Electric, Cutler-Hammer, Siemens, Square D, or Westinghouse.

6. **PANEL BOARDS**

a. Panel boards shall be UL listed and suiteable for the application- NEMA 1 or 3R.
b. All circuit breakers shall be molded case, bolt-on type.
c. Support per seismic zone 4 requirements.
d. Acceptable manufactures shall be General Electric, Cutler-Hammer, Siemens, Square D, or Westinghouse.

7. **LIGHT FIXTURES**

a. Light fixtures shall be 24"x 48"x 3" Parabolic Diffuser with three 32 Watt T8 lamps per fixture size, 1-electronic ballasts. Fixtures shall be Lightolier DPA-2T18-L-S-332-UNV03-18-29187-000M 277 V with modular wiring and (1) electronic ballast (Advance Ballast #VEL-3P32-SC). Fixtures shall match existing in suite with modular wiring and (1) electronic ballast (verify for 2 or 3 lamp fixture requirement based on energy efficiency requirement with approximately 50 F.C. at desk height).
b. Support per seismic zone 4 requirements.
c. Quantities and locations per plans.

8. **LIGHT CONTROL/SWITCHING**

Wall occupancy sensors – Mytec #LP-2-DC

ouUet box to area above T-bar ceiling with caver plate per large open area. Cover plate finish required: white, supplied bytenam’s Telcom contractor. Mount so that the center of the receptacles is no less than 15” AFF. b. One (I) 6’ wide by 4’ high plywood backboard installed as telephone backboarcl, brace and secure to wall. Painted to match wall color. Pro-.; de one duplex 20 amp dedicated outlet for phone ser-,;ce per above electrical specification. Provide 2” conduit from floor main phone room to six inches (6”) below ceiling at telephone backboard. c. Cable ser-,;ce installation for phone and data outlets by tenam’s telephone/data vendors at tenam’s cost. Additional outlets and cover plates to be Fmdedby tenant’s vendors at tenant’s cost. In speculative office suites, contractor to pro-.;de and install blank cover plates. cl Telephone panel boards to be located within tenant space and to be surface mounted. 5. TRANSFORMERS a. Transformers shall be UL listed and suitable for the application- NEMA I or 3 R. b. Transformers shall be 480V (Firn ary)Â—20by/120V ( secondarJb, rated for 80 C rise above an ambient tern perature of 40 C. c. Support for seismic zone 4 requirements. d. Acceptable manufacturers shall be General Electric, Cutler-Hammer, Siemens, SquareD, or Westinghouse. 6. PANEL BOARDS a. Panel boards shall be UL listed and suite able for the application, NEMA I or 3R. b. All circuit breakers shall be molded case, bolt- on t:,pe. c. Support per seismic zone 4 requirem enl.s. d. Acceptable manufactures shall be General Eleclric, CuUer-Hornmer, Siemens, SquareD, or Westinghouse. 7. LIGHT FIXURES a. Light fixtures shall be 24“x 48“x 3” Parabolic Diffuser with three 32 Watt T8 lamps per fixture size, 1-eleclronic ballasts. Fixtures shall be Lightolier DPA-2TI8-L-S-332-UNV 03-18-29187-OOOM 277 V with modular wiring and (I) electronic ballast (Advance Ballast #V EL-3P32-SC). Fixtures shall match exis~ng in suite with modular wiring and (I) electronic ballast (verify for 2 or 31amp fixture requirement based on energy efficiency requirement with approximately 50 F.C. at desk height). b. Support per seismic zone 4 requirem enl.s. c. Quan~ties and loca~ons per plans. 8. LIGHT CONTROL/SWITCHING Wall occupancy sensors- Mytec #LP-2-DC

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9. EXIT SIGNS a. Edge lite with recessed ceiling moWll, floating green letters on a clear panel with LED Technology; by Dualite or equivalent b. Quantities and locations per exiting and ligbling plans. c. Single or double face and clirectional arrows per ligbling plans. MISCELLANEOUS I. FIRE CAULKING a. General C onlnctor is responsible for all fire caulking required by artj and all work done during the process of construction. 2. PLUMBING a. Shall comply with all local codes and handicapped code requirements. Fixture shall be: Manufacturer Elkay, ‘Hospitality sink” IIBPSR-2317- stainless steel, two faucet holes, or equivalent Faucet: single lever post mount bar faucet by ‘Eikay’ #LK-4122 or equivalent. b. Plumbing bid shall include 5 gallon minimum hot water heater, or insta-hot with mixer valve includmg all connections, located within tenant: s suite.

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EXHIBIT C

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of _________________, 20__, by and between LEGACY PARTNERS II GLENDALE N BRAND, LLC, a Delaware limited liability company (“Landlord”) and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated as of _____________________ (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at Glendale City Center, Glendale, California 91203.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the Lease Commencement Date and the Lease Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (a) the Premises are Substantially Complete, and (b) the Lease Term commenced as of ____________________, for a term of _________________________ ending on _______________________ (unless sooner terminated as provided in the Lease).

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

LEGACY PARTNERS II GLENDALE N BRAND, LLC,
a Delaware limited liability company,
Owner

By:	LEGACY PARTNERS COMMERCIAL, L.P.,
a California limited partnership,
as Property Manager and Agent for Owner

By:	LEGACY PARTNERS COMMERCIAL,
INC.,
General Partner

By:
Debra Smith

	Its:	Chief Administrative Officer
DRE #00975555
BL DRE #01464134

EXHIBIT C
-1-	EXECUTION COPY

“Tenant”:

LEGALZOOM.COM, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C
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EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or Real Property; provided, however, Landlord shall use commercially reasonable efforts to enforce all Rules and Regulations with all tenants of the Project in a non-discriminatory manner. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent; provided, however, Tenant shall have the right (with Landlord’s consent and utilizing Building lock system and locksmith) to install new or additional locks and/or bolts on interior suite doors located in the Premises so long as Tenant coordinates the same with Landlord. Tenant shall bear the cost of any lock changes or repairs required by Tenant.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings, provided that Landlord shall use commercially reasonable efforts to provide Tenant with reasonable access to the Premises and the Parking Facilities throughout the Lease Term. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by card-key access or other reasonable procedures adopted by Landlord from time to time; Tenant shall not be required to pay for the costs of all initial access cards provided to Tenant’s employees, but shall be required to pay for all replacements thereof at Landlord’s actual cost. Access to the Building and/or Real Property may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to reasonably prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord to the extent reasonably necessary to avoid damage to the Building or Project, stand on supports of such thickness as is reasonably necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant, except to the extent covered by any insurance required to be maintained by Landlord under this Lease.

5. No bulk furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be reasonably designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are reasonably appropriate to protect against damage to the elevators or other parts of the Building.

EXHIBIT D
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6. Landlord shall have the right to control and operate the public portions of the Building and Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for Comparable Buildings.

7. The requirements of Tenant will be attended to only upon application at the management office of the Real Property or at such office location reasonably designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building or Real Property and shall cooperate with Landlord or Landlord’s agents to prevent same.

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10. Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

11. Except for vending machines and refrigerators intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Except as otherwise expressly set forth in the Lease, Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

13. Tenant shall not use or keep in or on the Premises, the Building or Real Property any kerosene, gasoline or other inflammable or combustible fluid or material (provided that Landlord acknowledges that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as hazardous materials, and that the use of such products in the Premises in compliance with Applicable Laws and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Rule 13). Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner reasonably offensive or objectionable to Landlord or other occupants of the Building or Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

14. Tenant shall not bring into or keep within the Real Property, the Building or the Premises any animals (except for assistance animals), birds or, except in areas reasonably designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any unlawful purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

16. Intentionally Omitted.

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17. Landlord reserves the right to exclude or expel from the Building and/or Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

19. Tenant shall use commercially reasonable efforts not to waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Glendale, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall reasonably designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Subject to the terms of Section 6.1.8 of the Lease, Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or exterior door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

24. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

25. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Real Property. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

26. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

28. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Real Property. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable non-discriminatory Rules and Regulations as in Landlord’s reasonable judgment may from time to time be reasonably necessary for the management, safety, care and cleanliness of the Premises, Building and Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another

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tenant or other person. Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which materially interferes with the conduct of the Permitted Use from the Premises or Tenant’s reasonable use of the Project’s Parking Facilities. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

29. Neither Landlord nor any operator of the Parking Facilities within the Project, as the same are designated and modified by Landlord, in its sole discretion, from time to time will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Facilities, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Facilities and other persons, or any other casualty or cause, except to the extent caused by their negligence or willful misconduct. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection or operator for the Parking Facilities; (ii) Tenant uses the Parking Facilities at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property, except to the extent caused by their negligence or willful misconduct. Tenant indemnifies and agrees to hold Landlord, any operator of the Parking Facilities and their respective agents harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Facilities by Tenant, except to the extent caused by their negligence or willful misconduct.

30. Tenant (including Tenant’s agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any reasonable non-discriminatory rules and regulations that may be promulgated by Landlord from time to time with respect to the Parking Facilities. The Parking Facilities may not be used by Tenant or its agents for overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used: (i) for any purpose other than parking as provided above; or (ii) in any way or manner reasonably objectionable to Landlord, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease, subject to applicable notice and cure periods.

31. Tenant’s right to use the Parking Facilities will be in common with other tenants of the Project and with other parties permitted by Landlord to use the Parking Facilities. Subject to the terms of Article 23 of the Lease, Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord provided that Tenant’s rights under the Lease are preserved. Except as provided in the Lease, Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

32. Except as provided in the Lease, if the Parking Facilities are damaged or destroyed, or if the use of the Parking Facilities is temporarily limited or prohibited by any governmental authority, or the use or operation of the Parking Facilities is temporarily limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the parking spaces will not subject Landlord or any operator of the Parking Facilities to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease (other than for the payment of parking charges for such unavailable spaces) and the Lease will remain in full force and effect.

33. Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

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EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

____________________________, its successors and assigns (“Purchaser”)
____________________________
____________________________
Attention: ___________________

And

any lender making a loan secured (i) in part by the Premises, or

(ii) by a direct or indirect equity interest in Purchaser,

and their respective successors, assigns and participants,

and the respective successors and assigns of such persons

(collectively, “Lender”)

Re:

Lease dated _______________ (the “Lease”) executed between _________________ (“Landlord”) and ______________________ (“Tenant”), for those premises located at _____________________________ (the “Premises”).

Ladies and Gentlemen:

The undersigned Tenant understands that you (“Purchaser”) or your successors and assigns intend to acquire that certain property located at __________________________ (the “Property”) from Landlord, and that you intend to arrange financing in connection with such acquisition, including from Lender. [MODIFY, AS APPROPRIATE, IF ESTOPPEL IS REQUESTED IN CONNECTION WITH A SALE INDEPENDENT OF THE ACQUISITION] Capitalized terms used but not defined herein have the respective meanings given to such terms in the Lease. The undersigned Tenant does hereby certify to Purchaser, its successors and assigns, their potential lenders and their participants, and their respective successors and assigns, as follows:

1. The Lease consists only of the documents specifically listed on Exhibit A attached hereto, and the documents listed on Exhibit A constitute a correct and complete copy of the Lease, and the Lease is the only agreement between Landlord and Tenant relating to the Property. [LIST LEASE AND ANY AMENDMENTS IN EXHIBIT A]

2. The Lease is valid and in full force and effect and is binding upon and enforceable against Tenant in accordance with its terms. Tenant has accepted possession of the Premises pursuant to the Lease and is currently in occupancy thereof. Tenant has not assigned, hypothecated or otherwise transferred its rights under the Lease or sublet any portion of the Premises except as follows: ______________________________________________________________________________________________________

________________________.

3. The Lease has not been modified, supplemented, or amended except as indicated in the documents listed in Exhibit A.

4. Tenant has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession, except as follows: __________________________________ ___________________________________________________________________________.

5. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and, to Tenant’s actual knowledge, Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder which remains uncured.

6. To Tenant’s actual knowledge, Tenant is not the subject as debtor of any bankruptcy, insolvency or similar proceeding in any federal, state or other court or jurisdiction.

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7. As of the date hereof, to Tenant’s actual knowledge, there are no existing defenses or offsets, or, to the undersigned’s actual knowledge, claims or any basis for a claim, that the undersigned has against Landlord. Tenant has not given Landlord written notice of any claim of any defenses, offsets or credits against rents payable under the Lease.

8. Tenant has not paid a security, letter of credit or other deposit with respect to the Lease, except ________________________________________________________________ ___________________________________________________________________________.

9. Tenant has fully paid rent through the month of ________, 20___; the current base rent under the Lease is $_____________ per month. Tenant’s base year for determining common area maintenance charges, insurance, real estate taxes, and other similar items is _____________. Tenant is currently obligated to pay a proportionate share of common area maintenance charges, insurance, real estate taxes, and other similar items equal to $____________ per month, based on a pro rata share of _______%. Tenant is current in the payment of any taxes, utilities, common area maintenance or other charges required to be paid by Tenant. All reconciliation of actual taxes and operating expenses for calendar year _____ and all previous calendar years with payments made by Tenant therefor have been made and a report thereof has been delivered to Tenant.

10. Tenant has not paid any rentals in advance except for the current month of ________________.

11. The term of the Lease commenced on ___________________ and will terminate on __________________. The square footage of the leasehold premises is __________________________ rentable square feet.

12. Tenant has no right to extend or renew the term of the Lease and has no right of first refusal or option to lease space in addition to the premises demised under the Lease except as follows: _______________________________________________________________. Tenant has no right of first refusal or option to purchase the Property or any part thereof. Further, Tenant has no termination right under the Lease except as follows: ________________ ___________________________________________________________________________.

13. To Tenant’s actual knowledge, any improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant in all material respects (and all construction allowances or payments to which Tenant is entitled under the Lease have been paid in full) except as follows: ____________________________________________________________________________________________

______________________.

14. The person executing this Tenant Estoppel Certificate on behalf of the Tenant is duly authorized to do so.

15. Tenant acknowledges that Purchaser, its successors and assigns, and its potential lenders and participants (including Lender), and their respective successors and assigns, shall be entitled to rely upon this certification by Tenant in connection with such purchase and potential financing. [MODIFY, AS APPROPRIATE, IF ESTOPPEL IS REQUESTED IN CONNECTION WITH A SALE INDEPENDENT OF THE ACQUISITION]

Dated: _______________, 20__.

TENANT:

_________________________________________, a___________________________________

By:______________________________________
Name:___________________________________
Title:____________________________________

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EXHIBIT F

OUTLINE OF RESERVED AREA

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EXHIBIT G

JANITORIAL SPECIFICATIONS

Including Frequency of Operations

DESCRIPTION OF THE PROJECT

- 19 story Class A office tower and retail pavilion encompassing 3 levels of under ground parking and a 5 level above ground parking garage located at 101 North Brand Boulevard in the City of Glendale, Calif. containing 336,652 rentable square feet. Full janitorial service throughout office tower.
- Common area sidewalks, stairways, elevators and lobbies. No janitorial services provided inside retail spaces.

I. SCOPE

A. **Coverage**. The contractor shall perform the following specified services throughout the entire premises, including all office space, lobbies, corridors, sidewalks, plaza areas, basement areas, stairways, driveways, loading docks, fire towers, lavatories, passageways, service and utility areas, and elevator cabs, and shall render cleaning of tenant's lunch areas, computer rooms and other areas if Owner is obligated to maintain such areas. Mechanical areas are included at the discretion of the Owner.

B. **Quality.** The intent of this specification is that the Contractor will provide cleaning services of a character customarily provided in first-class office buildings in downtown Los Angeles, California, whether such services are included in the specifications or are special services requested by the Owner or a tenant of the Owner. Owner is to be the sole judge of said quality and required frequency of services to be provided herein.

II. GENERAL

A. **Schedule**. All nightly cleaning services shall be performed five (5) nights per week, Monday through Friday. No nightly services (except make-up work required) need be performed on Saturdays, Sundays, or legal holidays, unless directed by Owner. Nightly cleaning operations will begin after 6:00 p.m. Contractor acknowledges the following non-working holidays: New Years Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving, and Christmas Day.

B. **Supervision**. Contractor shall employ competent supervisory personnel and place a qualified working night foreman in the building who will be capable of and will provide all reports required by Owner. The Supervisor shall provide schedules of all periodic cleaning, inspect the building on a regular basis, investigate all tenant complaints, report all items needing repair or maintenance and generally supervise the entire cleaning of the building. The Supervisor will also see to it that all employees report repairs needed or any other unusual or unsafe condition they encounter. Supervision will also ensure 1) All lighting is secured, 2) All suite and building entrances are secured during and after cleaning. 3) Window coverings and blinds are left in a orderly and uniform state, 4) All toilet seats raised in upright position, 5) Janitorial closet are supplies are kept in an orderly and clean state

C. **Personnel**. Contractor shall employ on the premises only persons skilled and trained in the work assigned to them. Contractor shall promptly furnish qualified substitutes for any employees that, in the sole opinion of the Owner, are unsatisfactory. All Contractor personnel shall be bonded, and Contractor shall pay all wages, payroll taxes and insurance, and all payments required by union contract, if any. All personnel shall provide a professional appearance and be uniformed and wear identification badges during working periods.

D. **Uniforms Supplies and Equipment**. Contractor shall furnish proper machinery and uniforms for the satisfactory performance of all services. Owner shall have the right to determine what constitutes satisfactory performance. All Contractor personnel shall be properly uniformed and display identification of the Contractor at all times. Owner shall have the right to select and/or approve uniforms worn by personnel in the building. Day personnel shall have five uniform changes per week. Night personnel shall have three uniform changes per week. Owner shall provide all hand soap, toilet paper, seat covers, trash liners, women's sanitary products and paper towels. Contractor shall provide all cleaning products and equipment.

E. **Rules**. Contractor shall at all times maintain good order among its employees and shall insure compliance with building rules and regulations, copies of which will be provided by the Owner from time to time.

F. **Security and Safety**. While cleaning the tenanted areas, Contractor's personnel will work behind locked doors and will not admit anyone into the suite, except authorized Contractor or Owner personnel, or tenants that have keys to the suite. On completion of nightly duties, all lights will be turned off, doors locked, draperies and blinds closed, and offices left in a neat and orderly condition. Security personnel shall be informed of any irregularities and will promptly notify Owner of such irregularities. Cleaning personnel shall be required to sign out at the security station before and after every shift. Contractor shall ensure that its agents, employees and operations conform with all local, state and federal health regulations, OSHA and shall assume full responsibility for any violations.

G. **Emergency Response Equipment.** Contractor to provide wet vacs and air dryers for emergency response to water spills and water infiltration.

H. **MSDS and Injury and Illness Program.** Contractor must have MSDS sheets on site for all chemicals utilized by janitorial staff. In addition, the Contractor is responsible for having an injury and illness program in place for janitorial staff in accordance with SB 198.

I. **Environmental Compliance/Recycling.** Contractor shall adhere to environmental regulations and procedures if such policies are implemented by management. Contractor shall ensure that all janitorial personnel are informed of management's building recycling program and shall adhere to the Building's recycling policies and procedures.

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III. GENERAL OFFICE AREAS

A. Daily Services - Five days per week.

1. Waste baskets emptied and replaced with new liners as necessary.
2. Recycling waste to be bagged into colored recycling bag and separated from non-recyclable waste and properly disposed of in building's designated main recycling bin.
3. Tops of furniture, file, tables, etc., dusted - only when free of papers, folders, etc.
4. General floor area policed for scraps of paper, paper clips, staples, etc.
5. Tile floors swept and/or dust mopped.
6. Carpeted floors spot cleaned and vacuumed in traffic areas - fully vacuumed if required.
7. Doors and light switches spot cleaned to remove smudges and finger marks.
8. Finger marks cleaned from both sides of glass doors.
9. All lights turned out and all doors locked upon leaving each day.
10. Spot clean all cabinetry doors and counter tops in tenant kitchen areas as well as exterior of refrigerators, microwaves, dishwashing machines and trash compactors. Clean and polish all sink basins.
11. Blinds left in a closed position unless specified by Owner.

B. Weekly Services.

1. All furniture dusted completely - tops of desks, tables, credenzas, etc., should be free of all work papers, folders, etc.
2. Telephones wiped clean.
3. Smudges and finger marks removed from walls, partitions, partition glass, etc.
4. Lint brushed from seats, backs of upholstered chairs, sofas, etc.
5. Carpeted areas thoroughly vacuumed using a pile lifter to remove all embedded dirt and grit and edges detailed.
6. Office areas should be policed to assure quality of cleaning service.
7. Clean and sanitize all wastepaper baskets and refuse receptacles if liquids have leaked through plastic liner.

C. Periodic Services.

1. High dusting of corners, ledges, tops of drapes, ceiling diffusers, etc. will be performed on an as-needed basis, not less frequently than every 60 days.
2. Chair pads will be reversed and cleaned underneath once per month.
3. Uncarpeted floors will be cleaned and re-waxed every 30 days.

IV. MAIN LOBBY – GROUND FLOOR

A. Daily Services-Five days per week.

1. Sweep and mop granite floor including edges and corners, machine clean as necessary.
2. Spot clean all glass including low partitions, lobby side of all windows, glass doors and adjacent glass partitions. All glass to be left in a bright condition, free of streaks and dust.
3. All metal work to be wiped clean, including but not limited to door hardware, metal kick plates, perimeter metal base grills, handrails, waste paper receptacles, planters, elevator call button plates and metal signage. All metal to be left in a bright, streak-free condition.
4. All finger marks and smudges removed from all vertical surfaces taking care not to mar material surfaces.
5. Spot clean and dust all low reach areas including, but not limited to flower containers, structural and furniture ledges and all horizontal surfaces.
6. Polish all transoms, metal doors and frames.
7. Vacuum all carpeted areas, under and around furniture.
8. Spot clean directory board and graphics; wipe clean frames and ledges. Leave all surfaces streak free.
9. Spot clean and dust all furniture.

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B. **Weekly**

1. Clean all door jambs and tracks to prevent build-up of oil and grease around door closure.
2. Thoroughly clean and vacuum all furniture.
3. Dust all high reach areas including but not limited to tops of doorframes and structural ledges.

C. **Monthly**

1. Heavy wash granite floor.
2. Dust or wash marble walls.
3. Clean/wash/shampoo lobby carpet and entrance mats.
4. Clean light overhangs.
5. Damp wipe fire extinguisher cabinets inside and out.

D. **Quarterly**

1. Clean all air diffuser grills.

V. **ELEVATORS – (INCLUDING FREIGHT ELEVATOR)**

A. **Daily Service – Five days per week.**

1. Dust light lenses, damp wipe, if necessary.
2. Damp wipe all walls in each cab.
3. Dust or damp wipe finish metal and floor buttons. Stainless steel cleaner to be utilized as necessary.
4. Clean, vacuum and polish all door tracks and treads.
5. Thoroughly clean, including edging along base, all elevator cab flooring.
6. Spot clean elevator carpet.
7. Spot clean pen and pencil markings in elevator granite grout.
8. Spot clean hall sides of doors, frames, hall call buttons, call lights and directional fixtures. Stainless steel cleaner to be utilized as necessary.
9. Damp wipe Evacuation Signage in Elevator Lobbies.

B. **Weekly**

1. Wash hall side of doors and frames.
2. Thoroughly shampoo elevator carpet.

C. **Monthly**

1. Dust ceiling vent grills.

VI. **ELEVATOR LOBBIES, ENTRANCES, CORRIDORS AND STAIRWAYS**

A. **Daily Service -Five days per week.**

1. Elevator lobbies vacuumed.
2. All bare floor areas swept or dust mopped.
3. All office entrance doors, doors to restrooms, doors to stairways, elevator doors, and doors facing elevator cabs spot cleaned.
4. Any spillage spot mopped.
5. Building directories spot cleaned, interiors dusted, and glass cleaned.
6. All drinking fountains cleaned, including sides, and polished as needed.
7. Fire hose and extinguisher cabinets cleaned inside and out.

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EXHIBIT H

FORM OF SNDA FROM EXISTING LENDER

PRIII GLENDALE, LLC
(Lender)

- and-

LEGALZOOM.COM, INC.,
a Delaware corporation
(Tenant)

**SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT**

Dated: August __, 2010
Location: Glendale City Center
101 N. Brand Blvd.
Glendale, California 91203
County: Los Angeles

PREPARED BY AND UPON
RECORDATION RETURN TO:

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Mark J. Lochiatto, Esq.

LIBD/2344514.3 -1-

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SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the "**Agreement**") is made as of the ___ day of August, 2010, by and between **PRIII GLENDALE, LLC**, a Delaware limited liability company, having an address at c/o Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054, individually ("**Lender**") and **LEGALZOOM.COM, INC.**, a Delaware corporation, having an address at 7083 Hollywood Blvd., Suite 180, Los Angeles, California 90028, Attention: Legal Department ("**Tenant**"), with reference to the following facts:

RECITALS:

A. Lender is the present owner and holder of a certain deed of trust and security agreement (together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the "**Security Instrument**") dated July 26, 2007, given by Landlord (defined below) to Lender which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the "**Property**") and which secures the payment of certain indebtedness owed by Landlord to Lender evidenced by a certain promissory note dated July 26, 2007, given by Landlord to Lender (the note together with all extensions, renewals, modifications, substitutions and amendments thereof shall collectively be referred to as the "**Note**");

B. Tenant is the holder of a leasehold estate in a portion of the Property (the "**Premises**") under and pursuant to the provisions of a certain Office Lease dated August __, 2010, between Legacy Partners II Glendale N Brand, LLC, a Delaware limited liability company, as landlord ("**Landlord**"), and Tenant, as tenant (such lease, as modified and amended being hereinafter referred to as the "**Lease**"). Capitalized terms used herein and not defined shall have the meanings assigned thereto in the Lease; and

C. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. SUBORDINATION. Subject to the terms of this Agreement, the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the terms, covenants and provisions of the Security Instrument and to the lien thereof, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2. NON-DISTURBANCE. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant's possession or

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use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the Lease shall be in full force and effect and (b) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant's part to be observed or performed beyond applicable cure and grace periods.

3. <u>ATTORNMENT</u>. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred as "**Purchaser**"), and the conditions set forth in <u>Section 2</u> above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, provided, however, that Purchaser shall not be (a) liable for the failure of any prior landlord (any such prior landlord, including Landlord, being hereinafter referred to as a "**Prior Landlord**") to perform any obligations of Prior Landlord under the Lease which have accrued prior to the date on which Purchaser shall become the owner of the Property; provided, however, (i) the foregoing shall not be deemed to relieve Purchaser from the obligation to perform any obligation of lessor under the Lease that is continuing in nature and remains unperformed at the time the Purchaser succeeds to the interest of Landlord under the Lease, and (ii) Purchaser shall not be obligated (x) to perform or complete any construction work or improvements for the purposes of preparing the Premises, the Building, the Project or the Property for Tenant's occupancy pursuant to the provisions of the Lease, or (y) to pay to Tenant any sums contemplated by the Lease in connection with the build out or improvement of the Premises, the Building, the Project or the Property, including, without limitation, the Tenant Improvement Allowance and the Space Plan Allowance, (b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property; provided, however, Lender expressly acknowledges and agrees that any Purchaser will recognize and honor the rights of Tenant to, in each case subject to and in accordance with the terms and conditions of the Lease, (i) offset any amounts due to the Tenant for the Tenant Improvement Allowance or Space Plan Allowance against Tenant's obligation to pay Rent pursuant to Section 24.32 of the Lease, and (ii) receive the abatement of the Base Rent due for the Abatement Period pursuant to Section 3.2 of the Lease; (c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser, (d) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser, or (ii) such prepayment shall have been expressly approved of by Purchaser, or (e) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the premises demised under the Lease, made without Lender's or Purchaser's prior written consent prior to the time Purchaser succeeded to the Landlord's Interest, which consent shall not be unreasonably

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withheld, conditioned or delayed (except to the extent that the Lease may specifically contemplate any amendment or modification thereof). In the event that any liability of Purchaser does arise pursuant to this Agreement or the Lease, such liability shall be limited and restricted to Purchaser's interest in the Property (including all sales, insurance, rental and condemnation proceeds therefore) and shall in no event exceed such interest.

4. NOTICE TO TENANT. After notice is given to Tenant by Lender that the Landlord is in default under the Note and the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant (without any duty to inquire as to the veracity of Lender's claims) shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender, agrees that any amounts paid by Tenant to Lender shall constitute payments under the terms of the Lease and shall be credited by Landlord against Tenant's obligations under the Lease, and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. NOTICE TO LENDER AND RIGHT TO CURE. Tenant shall notify Lender of any default by Landlord under the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within thirty (30) days after receipt of such notice to cure such default, or if such default cannot be cured within thirty (30) days, shall have failed within thirty (30) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default. Notwithstanding the foregoing, Lender shall have no obligation to cure any such default.

6. NOTICES. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:

If to Lender:

PRIII Glendale, LLC
c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, New Jersey 07054

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Attention: Soultana Reigle

and

PRIII Glendale, LLC
c/o Prudential Real Estate Investors
8 Campus Drive
Parsippany, New Jersey 07054
Attention: Joan Hayden

with a copy to:

Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attention: Diane J. McCabe, Esq.

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term "**Business Day**" shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Purchaser and their respective successors and assigns.

8. GOVERNING LAW. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located without regard to choice of law principles.

9. MISCELLANEOUS. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any lawsuit, arbitration or other proceeding is brought under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and costs of its attorneys in such proceeding. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

PRIII GLENDALE, LLC, a Delaware limited liability company

By: PRIII GLENDALE MEMBER, LLC, a Delaware limited liability company, its sole member

By: PRISA III INVESTMENTS, LLC, a Delaware limited liability company, its sole member

By: PRISA III REIT OPERATING LP, a Delaware limited partnership, its sole member

By: PRISA III OP GP, LLC, a Delaware limited liability company, its general partner

By: PRISA III FUND LP, a Delaware limited partnership, its manager

By: PRISA III FUND GP, LLC, a Delaware limited liability company, its general partner

By: PRISA III FUND PIM, LLC, a Delaware limited liability company, member

By: PRUDENTIAL INVESTMENT MANAGEMENT, Inc., a New Jersey corporation, its sole member

By: ____________________
Name:
Title:

[Signatures continue on following page.]

URD\23445143.2

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The undersigned accepts and agrees to the provisions of <u>Section 4</u> hereof:

LANDLORD:

By: Legacy Partners II Glendale N Brand Investments I, LLC,
a Delaware limited liability company,
its sole and managing member

By: Legacy Partners II Glendale N Brand Investments II, LLC,
a Delaware limited liability company,
its sole and managing member

By: Legacy Partners II Glendale N Brand Co-Invest, LLC,
a Delaware limited liability company,
its sole and managing member

By: Legacy Partners Realty Fund II, LLC,
a Delaware limited liability company,
its managing member

By: Legacy Partners Investment Management Services, LLC, a Delaware limited liability company, its managing Member

By: ______________________________
Name:
Title:

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ACKNOWLEDGMENTS

State of New Jersey
County of Morris

On _______________ 2010, before me, ________________________, a notary public, personally appeared _________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of New Jersey that the foregoing is true and correct.

Witness my hand and official seal.

Signature ____ (Seal)

State of _______________________
County of ______________________

On _______________ 2010, before me, ________________________, a notary public, personally appeared _________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of __________________ that the foregoing is true and correct.

Witness my hand and official seal.

Signature ____ (Seal)

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State of ______________________
County of ______________________

On _______________2010, before me, ______________________, a notary public, personally appeared _________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of _________________ that the foregoing is true and correct.

Witness my hand and official seal.

Signature ______________________________________ (Seal)

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EXHIBIT A

LEGAL DESCRIPTION

Situated in the City of Glendale, County of Los Angeles, State of California, and described as follows:

PARCEL 1 AND A PORTION OF PARCEL 2, PARCEL MAP NO. 1583 IN THE CITY OF GLENDALE, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA AS PER MAP FILED IN BOOK 269, PAGES 31 AND 32 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHWESTERLY CORNER OF SAID PARCEL 2, SAID PARCEL MAP; THENCE NORTHERLY ALONG WESTERLY LINE OF SAID PARCEL, NORTH 00 DEGREES 06' 11" WEST 6.00 FEET; THENCE NORTH 89 DEGREES 55' 02" EAST 94.87 FEET; THENCE NORTH 00 DEGREES 04' 58" WEST 5.00 FEET; THENCE NORTH 89 DEGREES 55' 02" EAST 96.00 FEET; THENCE NORTH 53 DEGREES 51' 26" EAST 47.22 FEET TO A POINT ON THE SOUTHEASTERLY LINE OF SAID PARCEL 2, SAID POINT ALSO BEING A BEGINNING OF A NON-TANGENT CURVE CONCAVE SOUTHEASTERLY AND HAVING A RADIUS OF 100.00 FEET, A RADIAL LINE TO SAID POINT BEARS NORTH 54 DEGREES 54' 45" WEST; THENCE SOUTHWESTERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 15 DEGREES 27' 25", AN ARC DISTANCE OF 26.98 FEET; THENCE ALONG THE GENERAL SOUTHEASTERLY AND SOUTHERLY LINES OF SAID PARCEL 2 THE FOLLOWING TWO COURSES; SOUTH 53 DEGREES 51' 26" WEST 25.36 FEET AND SOUTH 89 DEGREES 55' 02" WEST 196.15 FEET TO THE POINT OF BEGINNING, AS SET FORTH IN THAT CERTAIN "CERTIFICATE OF COMPLIANCE", RECORDED MARCH 4, 2003 AS INSTRUMENT NO. 03-627532. EXCEPT FROM SAID PARCEL 1 OF PARCEL MAP NO. 1583, ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER ALL OF THE ABOVE DESCRIBED REAL PROPERTY, BUT WITHOUT ANY RIGHT TO PENETRATE, USE OR DISTURB THE SURFACE OF SAID PROPERTY OR ANY PORTION OF SAID PROPERTY WITHIN 500 FEET OF THE SURFACE THEREOF.

APN: 5642-002-090 and 5642-002-092

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EXHIBIT I

SUPERIOR RIGHTS

None.

EXHIBIT I
-1-	EXECUTION COPY

RIDER

EXTENSION OPTIONS RIDER

This Extension Options Rider (“Extension Rider”) is made and entered into by and between LEGACY PARTNERS II GLENDALE N BRAND, LLC, a Delaware limited liability company (“Landlord”), and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”), and is dated as of the date of the Lease (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Extension Option Rights. Landlord hereby grants Tenant two (2) options (each, an “Extension Option,” and collectively, the “Extension Options) to extend the Lease Term for a period of five (5) years each (each, an “Extension Option Term”, and collectively, the “Extension Option Terms”), which Extension Options shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of an Extension Option, the Lease Term shall be extended for the applicable Extension Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Tenant shall not have the right to extend the Lease Term for an Extension Option Term if as of the date of delivery of the Exercise Notice by Tenant, or as of the end of the initial Lease Term or first Extension Option Term, as applicable, Tenant is in monetary default under the Lease beyond all applicable notice and cure periods set forth in the Lease. The rights contained in this Extension Rider shall be personal to the Original Tenant (as defined in the Lease) or an Affiliate Assignee and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of Tenant’s interest in the Lease) if the Original Tenant, together with all Affiliates, collectively occupy at least fifty percent (50%) of the entire Premises as of the date of the Exercise Notice (i.e., Tenant has not subleased more than fifty percent (50%) of the Premises other than to an Affiliate), but no less than the full floor on the eleventh (11th) floor of the Building or no less than all of the spaced leased by Tenant on the tenth (10th) floor of the Building as of the date of the Lease.

2. Extension Option Rent. The rent payable by Tenant during each of the Extension Option Terms (the “Extension Option Rent”) shall be equal to the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” shall mean the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the applicable Extension Option Term, are leasing non-sublease, non-renewal, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Premises, for a similar lease term, in an arm’s length transaction, which comparable space is located in the Building and in the “Comparable Buildings,” as that term is defined in Section 1.1 of the Lease (collectively, the “Comparable Transactions”), taking into consideration only the following concessions (the “Concessions”): (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, including for any Expansion Space, any “build-out” time period, (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, condition, design, quality of finishes, and layout of the improvements and the extent to which the same can be utilized by a general office user, and (iii) all other reasonable monetary and non-monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Rental Rate, consideration shall be given to the fact that Landlord and landlords are or are not paying real estate brokerage commissions in connection with such Comparable Transactions. In analyzing such comparable spaces, due consideration shall be given to the method by which the square footage of such space has been calculated. There shall be a then current Base Year for Operating Expenses, Tax

RIDER
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Expenses and Utilities Costs during each Extension Option Term. All other terms and conditions of the Lease shall apply throughout each of the Extension Option Terms, if applicable; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the second Extension Option Term described in Section 1 above. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the applicable Extension Option Term.

3. Exercise of Extension Options. The options contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not less than eleven (11) months prior to the expiration of the initial Lease Term or first Extension Option Term, as applicable, stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Extension Option Rent Notice”) to Tenant not less than ten (10) months prior to the expiration of the initial Lease Term or first Extension Option Term, as applicable, setting forth the Extension Option Rent which shall be based on Landlord’s good faith determination of the applicable Fair Market Rental Rate; and (iii) whether or not Tenant shall have delivered an Interest Notice, if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is nine (9) months prior to the expiration of the initial Lease Term or first Extension Option Term, as applicable, exercise the option by delivering written notice (the “Exercise Notice”) thereof to Landlord. Concurrently with Tenant’s delivery of the Exercise Notice, Tenant may, at its option, object, in writing, to Landlord’s determination of the Extension Option Rent for the applicable Extension Option Term set forth in the Extension Option Rent Notice, in which event such Extension Option Rent shall be determined pursuant to Section 4, below. If Tenant did not deliver an Interest Notice but shall timely deliver an Exercise Notice in accordance with the terms hereof, the parties shall follow the procedure, and the Extension Option Rent shall be determined, as set forth in Section 4, below. Tenant may only exercise its second Extension Option hereunder if it has timely and properly exercised its first Extension Option.

4. Determination of Extension Option Rent. If Tenant timely objects in writing to Landlord’s determination of the Extension Option Rent concurrently with the delivery of Tenant’s Exercise Notice as referenced above, or in the event that Tenant did not deliver an Interest Notice but timely delivers an Exercise Notice, Landlord and Tenant shall promptly meet and attempt to agree upon the Extension Option Rent for the applicable Extension Option Term. If Landlord and Tenant are unable to agree on the Extension Option Rent for the applicable Extension Option Term within thirty (30) days of receipt by Landlord of the Exercise Notice for the applicable Extension Option Term (in any event, the “Outside Agreement Date”), then each party shall make a separate determination of the Extension Option Rent within ten (10) business days following the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the following. Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “Broker”) with at least ten (10) years’ full-time commercial real estate brokerage experience leasing commercial high-rise properties in the Tri Cities area to set the Extension Option Rent for the applicable Extension Option Term. If either Landlord or Tenant does not appoint a broker within ten (10) business days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall conclusively determine the Extension Option Rent for the applicable Extension Option Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Extension Option Rent. In addition, if either of the first two (2) brokers fails to submit their opinion of the Extension Option Rent within the time frames set forth below, then the single Extension Option Rent submitted shall automatically be the Extension Option Rent for the applicable Extension Option Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Extension Option Rent. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half (1⁄2) of the cost of appointing the third broker and of paying

RIDER
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the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Extension Option Rents submitted by the first two brokers as the Extension Option Rent for the Premises and term at issue. The determination of the Extension Option Rent by the third broker shall be conclusive and binding upon Landlord and Tenant.

Upon determination of the Extension Option Rent for the applicable Extension Option Term in accordance with the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease. Such amendment shall set forth among other things, the Extension Option Rent for the applicable Extension Option Term and the actual commencement date and expiration date of the applicable Extension Option Term. Tenant shall have no other rights to extend the Lease Term under this Extension Rider following the options set forth herein unless Landlord and Tenant otherwise agree in writing.

5. Condition of Premises. If Tenant timely and properly exercises its Extension Options, in strict accordance with the terms contained herein, Tenant shall accept the Premises in its then “AS-IS” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises, provided that an allowance for tenant improvements may be included within the Extension Option Rent.

6. Limitations on, and Conditions to, Extension Options. Notwithstanding anything above to the contrary, at Landlord’s option, all rights of Tenant under this Extension Rider shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has assigned its rights and obligations under all or part of the Lease to other than an Affiliate or Tenant has subleased more than forty percent (40%) of the Premises in a transfer to other than an Affiliate; and/or (2) Tenant has failed to exercise properly any preceding Extension Option in a timely manner in strict accordance with the provisions of this Extension Rider and/or (3) Tenant has exercised any termination right set forth in Section 2.2 of the Lease.

7. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Extension Rider.

RIDER
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FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of December 22, 2010, by and between LEGACY PARTNERS II GLENDALE N BRAND, LLC, a Delaware limited liability company (“Landlord”) and LEGALZOOM.COM, INC., Delaware corporation (“Tenant”).

RECITALS

Landlord and Tenant entered into that certain Office Space Lease dated as of August 26, 2010 (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, described in the Lease, in that certain Building located at Glendale City Center, Glendale, California 91203.

Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

Landlord and Tenant desire to amend the Lease to confirm the Lease Commencement Date and the Lease Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE , in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (a) the Premises are Substantially Complete, and (b) the Lease Term will commence as of January 24, 2011, for a term of 120 months and 8 days ending on January 31, 2021 (unless sooner terminated as provided in the Lease).

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WlTNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

LEGACY PARTNERS II GLENDALE N BRAND, LLC,
a Delaware limited liability company,
Owner

By:	LEGACY PARTNERS COMMERCIAL, L.P.,
a California limited partnership,
as Property Manager and Agent for Owner

By:	LEGACY PARTNERS COMMERClAL, INC.,
General Partner

By:
Debra Smith

	Its:	Chief Administrative Officer
DRE #00975555
BL DRE #01464134

“Tenant”:

LEGALZOOM.COM, INC., a Delaware corporation

By:	/s/ Frank Monestere
Name:	Frank Monestere
Title:	President, COO

By:	/s/ Charles Rampenthal
Name:	Charles Rampenthal
Title:	Secretary

SECOND AMENDMENT TO OFFICE LEASE

This Second Amendment to Office Lease (this “Second Amendment”) is made and entered into as of January 26, 2018, by and between BCAL 101 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Landlord (as successor-in-interest to Legacy Partners II Glendale N Brand, LLC) and Tenant are parties to that certain Office Lease, dated August 26, 2010 (the “Original Lease”), as amended by that certain First Amendment to Lease, dated December 22, 2010 (the “First Amendment” and collectively referred to herein with the Original Lease as the “Current Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord 49,008 rentable square feet of space (the “Existing Premises”) located on the tenth (10th) and eleventh (11th) floors of the building located at 101 North Brand Boulevard, Glendale, California (the “Building”).

B. Landlord and Tenant desire to amend the Current Lease upon the terms and conditions set forth in this Second Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Current Lease, unless expressly superseded by the terms of this Second Amendment. The term “Lease”, where used in the Current Lease and this Second Amendment, shall hereafter refer to the Current Lease, as amended by this Second Amendment.

2. Expansion Premises.

2.1 In General. Effective as of the “Expansion Commencement Date,” as that term is defined below, Tenant shall lease from Landlord and Landlord shall lease to Tenant 4,974 rentable square feet of space located on the fourteenth (14th) floor of the Building known as Suite 1450, as more particularly set forth on Exhibit A attached hereto and incorporated herein by this reference (the “Expansion Premises”). As used herein, the “Expansion Commencement Date” shall mean the date that is the earlier to occur of (i) the date Tenant commences the conduct of business from the Expansion Premises, and (ii) March 1, 2018. The term of Tenant’s lease of the Expansion Premises shall continue through and include the Lease Expiration Date (which is January 31, 2021), unless the Current Lease, as amended hereby, is sooner terminated or extended as provided for in the Current Lease, as amended hereby. Consequently, effective upon the Expansion Commencement Date, the “Premises” (and all references to the “Premises” in the Current Lease and herein) shall consist of and collectively refer to the Existing Premises and the Expansion Premises, which shall contain 53,982 rentable square feet of space (which rentable square footage shall not be subject to re-measurement or modification). The term of Tenant’s lease of the Expansion Premises commencing as of the Expansion Commencement Date and continuing through and including the Lease Expiration Date is referred to in this Second Amendment as the “Expansion Term.” Landlord and Tenant hereby acknowledge and agree that Tenant’s “Extension Options”, as that term is defined in the Extension Options Rider attached to the Original Lease, shall be applicable to the entire Premises (and only the entire Premises).

2.2 Delivery; Condition of Expansion Premises. Landlord shall deliver the Expansion Premises to Tenant in the “Delivery Condition,” as that term is defined below, on or before February 10, 2018. As used in this Second Amendment, the “Delivery Condition” shall mean that the Expansion Premises is “broom clean” and free of any tenants and occupants and of the furniture, trade fixtures, and equipment of any prior tenants and occupants. Upon Landlord’s delivery of the Expansion Premises, Tenant shall accept the Expansion Premises in its then existing, “as is” condition, provided that the foregoing shall not serve to limit or alter (i) Landlord’s obligation to deliver the Expansion Premises in the Delivery Condition, (ii) Landlord’s repair, maintenance and replacement obligations as and to the extent set forth in the Current Lease, and (iii) Landlord’s obligations with respect to the condition of the base Building systems and equipment, as provided for in the next succeeding sentence. As of the Expansion Commencement Date, Landlord shall cause the base Building systems and equipment that serve the Expansion Premises (including the base building restrooms located on the fourteenth (14th) floor) to be in good working order, condition and repair. Except as set forth in Section 4 of this Second Amendment or in this Section 2.2, Landlord shall not be obligated to provide or pay for any improvements or alterations related to the Expansion Premises. Subject to the foregoing, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises or with respect to the suitability of the Expansion Premises for the conduct of Tenant’s business.

2.3 Notice of Lease Term Dates. Within thirty (30) days after the occurrence of the Expansion Commencement Date, Landlord shall deliver to Tenant a commercially reasonable notice pursuant to which Landlord and Tenant shall confirm the date of the occurrence of the Expansion Commencement Date (the “Notice of Lease Term Dates”). Tenant shall execute and return any such notice within ten (10) business days after receipt, provided that if said notice is not factually correct, then Tenant shall make such changes as Tenant in good faith believes are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such ten (10) business day period, and if Landlord determines that Tenant’s changes made by Tenant are factually correct, then Landlord shall thereafter countersign such notice, but if Landlord determines that such changes made by Tenant are not factually correct, then Landlord shall notify Tenant of the same, and Landlord and Tenant shall thereafter use commercially reasonable efforts to agree upon the information set forth in such notice, following which the parties shall mutually execute such notice.

2.4 Cabling Between Existing Premises and Expansion Premises. In connection with Tenant’s lease of the Expansion Premises, subject to Landlord’s reasonable rules, regulations and requirements and the terms of the Lease, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to utilize Building pathways to install cabling (via a path and in a manner reasonably determined by Landlord), to electronically connect the Existing Premises and the Expansion Premises.

3. Expansion Premises Rent.

3.1 Base Rent.

3.1.1 In General. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises in the amounts set forth below, in accordance with the terms of the Original Lease. For purposes of this Second Amendment, an “Expansion Lease Year” shall mean each consecutive twelve (12) month period during the Expansion Term, provided that the last Expansion Lease Year shall end on the Lease Expiration Date.

Expansion Lease Year	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per RSF
1	$176,079.60	$14,673.30	$2.95
2	$181,451.52	$15,120.96	$3.04
3*	$186,823.44	$15,568.62	$3.13

*	Ends on Lease Expiration Date

3.1.2 Abated Base Rent. Notwithstanding anything in Section 3.1.1, above to the contrary, provided that Tenant is not in default of the Lease, Tenant shall not be obligated to pay an amount equal to $14,673.30 of the monthly Base Rent attributable to the Expansion Premises for each of months two (2) and three (3) of the Expansion Term.

3.1.3 Initial Base Rent Payment. Concurrently with Tenant’s execution of this Second Amendment, Tenant shall pay to Landlord an amount equal to $14,673.30, which amount shall be applied to the first monthly Base Rent due for the Expansion Premises.

3.2 Operating Expenses, Tax Expenses and Utilities Costs. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay (i) Tenant’s Share of Operating Expenses, (ii) Tenant’s Share of Tax Expenses, and (iii) Tenant’s Share of Utilities Costs, all in accordance with the terms of the Current Lease; provided, however, that Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs for the Expansion Premises shall be calculated separately and apart from that of the Existing Premises and, with respect to the Expansion Premises, (a) Tenant’s Share shall equal 1.382%, (b) the Expense Base Year, Tax Expense Base Year, and the Utilities Base Year shall each be the calendar year 2018, (c) references to the “Calendar Year 2011” in the carryover paragraph from pages 8 to 9 of the Original Lease shall be deemed to be the “Calendar Year 2018”, and (d) Tenant shall have no obligation to pay any Operating Expenses, Tax Expenses or Utilities Costs applicable to the Expansion Premises prior to the first anniversary of the Expansion Commencement Date. For purposes of calculating Tenant’s Share with respect to the Expansion Premises, Landlord and Tenant hereby acknowledge and agree that office space within the Building shall be deemed to consist of 359,951 rentable square feet of space (which rentable square footage, for purposes of determining Tenant’s Share with respect to the Expansion Premises, shall not be subject to remeasurement or modification). Tenant expressly acknowledges and agrees that Section 4.2.7.4 of the Original Lease shall have no applicability in connection with the Expansion Premises.

4. Improvements.

4.1 In General. Subject to the terms of this Section 4, Tenant shall be entitled to a one-time allowance for the design, engineering, permitting and construction of improvements which are affixed to the Expansion Premises (the “Improvements”) (including, without limitation, any fees incurred for project management, City of Glendale fees, the cost to acquire built-in furniture and amounts owed to Landlord for supervision and management fees, if any) in an amount equal to $74,610.00 (the “Improvement Allowance”). In addition to the Improvement Allowance, Landlord shall pay an amount up to Twelve Cents ($0.12) per rentable square foot of the Expansion Premises (i.e., Five Hundred Ninety-Six and 88/100 Dollars ($596.88)) (the “Space Plan Allowance”) for the preparation by Tenant’s architect of a preliminary space plan for the Expansion Premises (the “Space Plan”). In no event shall Landlord make disbursements from the Space Plan Allowance for costs which are unrelated to the Space Plan nor, with respect to the Space Plan, in a total amount which exceeds the Space Plan Allowance. Landlord shall pay the Space Plan Allowance within thirty (30) days following receipt of an invoice from Tenant and any other documentation reasonably requested by Landlord. The construction and installation of the Improvements shall be made in accordance with the terms of the Current Lease, as amended hereby, including, without limitation, Article 8 of the Original Lease. Subject to the terms of this Section 4, Landlord shall, within thirty (30) days following receipt of invoices marked as paid, unconditional mechanics ‘ lien releases and such other information as Landlord may reasonably request with respect to the Improvements, reimburse Tenant for the cost of the Improvements up to the amount of the Improvement Allowance. Notwithstanding anything to the contrary in the Current Lease, Tenant shall not be required to remove any of the Improvements (including, without limitation, any data or telecommunications cabling) from the Expansion Premises at the end of the Expansion Term (as the same may be extended) so long as the same consist of typical, general office tenant improvements.

4.2 Base Rent Credit. Subject to the terms of this Section 4, Tenant shall have the right, upon notice to Landlord, to elect to apply any unused portion of the Improvement Allowance, but in no event in excess of $44,766.00 of the Tenant Improvement Allowance, as a credit against the next monthly Base Rent.

4.3 Other Terms. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate of Landlord’s disbursements for Improvements and the amount of any Base Rent credit hereunder exceed the Improvement Allowance. In the event that the Improvement Allowance, or any portion thereof, is not utilized by Tenant, whether for Improvements or as a credit against Base Rent as provided for in Section 4.2, above (as evidenced by all notices and/or documentation required hereunder having been delivered to Landlord and any Base Rent credit having been fully applied), prior to the date (the “Outside Use Date”) that is eighteen (18) months following the Expansion Commencement Date, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto. Further, in the event that the Space Plan Allowance, or any portion thereof, is not utilized by Tenant (with all documentation required for disbursement thereof received by Landlord) on or before the Outside Use Date, the such unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

4.4 Hazardous Materials. Provided that the Improvements consist of typical general office tenant improvements, Landlord agrees to bear any increased costs (separate and apart from the Improvement Allowance) in the construction of the Improvements resulting from the presence of any hazardous materials in the Expansion Premises (provided such hazardous materials are not introduced by Tenant).

5. Parking.

5.1 In General. Commencing as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall have the right, but not the obligation, to rent from Landlord fifteen (15) unreserved parking passes (the “Expansion Parking Passes”). Subject to the maximum number of Expansion Parking Passes to which Tenant is entitled hereunder, Tenant may increase or decrease the number of Expansion Parking Passes leased by Tenant from time to time upon not less than thirty (30) days’ notice to Landlord. Notwithstanding anything in the Current Lease to the contrary, Tenant shall pay the prevailing rate charged by Landlord from time to time for Expansion Parking Passes rented by Tenant, plus any applicable parking taxes. Except as specifically set forth in this Section 5, Tenant’s lease of the Expansion Parking Passes shall be upon and subject to the terms of the Current Lease.

5.2 No Must-Take Parking Passes, No Optional Parking Passes, No Reserved Parking Passes. Landlord and Tenant hereby acknowledge and agree that Tenant shall have no right or obligation to rent Must Take Parking Passes, Optional Parking Passes or Reserved Parking Passes pursuant to Section 11 of the Summary of the Original Lease in connection with Tenant’s lease of the Expansion Premises and that the parking passes to which Tenant is entitled in connection with the Expansion Premises are as expressly set forth in Section 5.1, above.

6. Signage. As provided in Section 24.8.1 of the Original Lease, Tenant shall be entitled, at Tenant’s sole cost and expense, to (a) one (1) identification sign on or near the entry doors of the Expansion Premises, and (b) one (1) identification or directional sign, as reasonably designated by Landlord, in the elevator lobby on the floor on which the Expansion Premises are located. Any such signs shall be installed by a signage contractor reasonably designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of the Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

7. No Mortgage or Deed of Trust. Landlord hereby represents and warrants to Tenant that no mortgage or deed of trust encumbers the Building as of the date of this Second Amendment.

8. Security Deposit. Tenant and Landlord hereby acknowledge and agree that (i) Tenant deposited with Landlord a security deposit under the Original Lease in the amount of $99,096.75 (the “Security Deposit “), (ii) pursuant to the terms of Article 20 of the Original Lease, the Security Deposit was to be applied to the Base Rent due for the 37th month so long as Tenant was not in default, and (iii) the Security Deposit should have been so applied to Base Rent, but was not. Within thirty (30) days following the date of the full execution and delivery of this Second Amendment, Landlord shall deliver a check payable to Tenant in the amount of the Security Deposit (as set forth above) and, upon receipt thereof, Tenant hereby acknowledges and agrees that Tenant shall neither have nor make any claim against Landlord, nor shall Landlord have any liability to Tenant, based upon the failure to timely apply the Security Deposit against Base Rent as provided for in Article 20 of the Original Lease.

9. Deletions. Section 2.2 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

10. Notices. Effective as of the date of this Second Amendment, all notices to Landlord shall be sent to the following addresses (in lieu of the Landlord notice addresses provided for in the Current Lease):

c/o Beacon Capital Partners, LLC

One Sansome Street, Suite 710

San Francisco, CA 94104

Attention: Mr. William McClure Kelly

and

% Beacon Capital Partners, LLC

200 State Street, 5th Floor

Boston, Massachusetts 02109

Attention: General Counsel

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars

Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

11. Certified Access Specialist Disclosure. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, notwithstanding anything in the Current Lease, as amended hereby, to the contrary, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp reasonably designated by Landlord, and only in accordance with Landlord’s reasonable rules and requirements; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises other than typical general office use and typical general office improvement of the Premises shall require repairs to the Building or Real Property (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs. Landlord and Tenant hereby acknowledge and agree that the parties’ obligations under the foregoing items (a) and (b) apply only if and to the extent that a CASp inspection is initiated or requested by Tenant.

12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Jones Lang LaSalle (the “Broker”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Landlord shall pay the commission due to Broker in connection with this Second Amendment pursuant to a separate written agreement with Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Broker. The terms of this Section 12 shall survive the expiration or earlier termination of the Current Lease, as hereby amended.

13. Counterparts; Manner of Execution. This Second Amendment may be executed in counterparts and/or via facsimile, pdf or electronic signature (e.g., via Docusign), and Landlord and Tenant hereby acknowledge and agree that the same shall be fully effective in the same manner as if both parties hereto had executed the same document in original counterparts by hand. If applicable, both counterparts shall be construed together and shall constitute a single, original document.

14. No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Current Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Current Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

15. Representations.

15.1 Landlord hereby represents and warrants to Tenant that, as of the date of mutual execution and delivery of this Second Amendment and to Landlord’s actual knowledge, Tenant is not in default under the Current Lease. For purposes of this Section 15.1, “Landlord’s actual knowledge” shall mean the actual current knowledge of Conan Cotrell.

15.2 Tenant hereby represents and warrants to Landlord that, as of the date of mutual execution and delivery of this Second Amendment and to Tenant actual knowledge, Landlord is not in default under the Current Lease. For purposes of this Section 15.2, “Tenant’s actual knowledge” shall mean the actual knowledge of Frank Monestere.

16. Authority. Each party represents and warrants that each person executing this Second Amendment on its behalf is duly authorized and empowered to execute it, and do so as the act of and on behalf of such party as indicated below.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”:

BCAL 101 NORTH BRAND PROPERTY LLC, a Delaware limited liability company

/s/ William McClure Kelly William McClure Kelly
Senior Managing Director

Date:1/ 30/ 2018
The date of this Second Amendment shall be and remain as set in the introductory paragraph on page 1 of this Second Amendment. The date below the Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Second Amendment.

“TENANT”:

LEGALZOOM.COM, INC., a Delaware corporation

By: /s/ Frank Monestere
Name: Frank Monestere
Title: President, COO

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A

THIRD AMENDMENT TO OFFICE LEASE

This Third Amendment to Office Lease (this “Third Amendment”) is made and entered into as of July 30, 2020, by and between BCAL 101 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord (as successor-in-interest to Legacy Partners II Glendale N Brand, LLC) and Tenant are parties to that certain Office Lease, dated August 26, 2010 (the “Original Lease”), as amended by (i) that certain First Amendment to Lease, dated December 22, 2010 (the “First Amendment”), and (ii) that certain Second Amendment to Office Lease, dated January 26, 2018 (the “Second Amendment and collectively referred to herein, with the Original Lease and First Amendment, as the “Current Lease”), pursuant to which Tenant leases certain space (the “Premises”) located on the tenth (10th), eleventh (11th) and fourteenth (14th) floors of the building located at 101 North Brand Boulevard, Glendale, California (the “Building”).

B. Landlord and Tenant desire to amend the Current Lease upon the terms and conditions set forth in this Third Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Current Lease, unless expressly superseded by the terms of this Third Amendment. The term “Lease”, where used in this Third Amendment, shall hereafter refer to the Current Lease, as amended by this Third Amendment.

2. Premises, Building and Real Property.

2.1 In General. Tenant hereby acknowledges and agrees that (i) Tenant currently occupies the Premises pursuant to the terms of the Current Lease, and (ii) during the “Extended Term,” as that term is defined in Section 3.1, below, notwithstanding anything contained in the Current Lease to the contrary, Tenant shall continue to accept the Premises in its currently existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, provided that the foregoing shall not serve to limit or modify Landlord’s express obligations under the Current Lease, to the extent applicable (including, without limitation, with regard to repairs and maintenance). Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, Building or Real Property or with respect to the suitability of the Premises, Building or Real Property for the conduct of Tenant’s business.

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2.2 Rentable Square Footage of Premises and Building. Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything in the Current Lease to the contrary, effective as of the “Extended Term Commencement Date,” as that term is defined in Section 3.1, below, (i) the Premises shall be deemed to contain 56,345 rentable square feet of space, and (ii) the Building shall be deemed to contain 366,163 rentable square feet of office space. The rentable square footages set forth in this Section 2.2 shall not be subject to further remeasurement or modification.

2.3 Right of First Offer. Section 1.4 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

2.4 Extended Term Improvements.

2.4.1 In General. Tenant shall have no right to a tenant improvement allowance in connection with the Extended Term or this Third Amendment and any improvements to the Premises to be constructed following the date of this Third Amendment and prior to the Extended Expiration Date (as that term is defined in Section 3.1, below) (“Extended Term Improvements”) shall (i) be at Tenant’s sole cost and expense, and (ii) be made by Tenant in accordance with the terms of Article 8 of the Original Lease. Tenant shall select and retain the general contractor to perform any Extended Term Improvements (and shall have the right to competitively bid the same), provided that any contractor retained by Tenant (and any subcontractors) for any Extended Term Improvements shall be subject to Landlord’s approval, which shall not be unreasonably withheld.

2.4.2 Miscellaneous Costs. In connection with, and during the construction of, any Extended Term Improvements undertaken by Tenant, Tenant and its architect, general contractor, subcontractors, engineers and vendors shall not be charged for the use of, and access to, freight elevators, hoists, restrooms, and loading docks. In addition, Tenant’s architect, contractors, subcontractors, engineers and vendors shall not be charged for parking (in a location within the Building parking facility reasonably designated by Landlord) during construction of the Extended Term Improvements.

2.4.3 No Coordination Fee; Tenant’s Payment of Landlord’s Costs. Landlord and Tenant hereby acknowledge and agree that notwithstanding anything in the Current Lease to the contrary (including, without limitation, Section 8.1 of the Original Lease), Tenant shall not be required to pay a construction management, supervision or coordination fee in connection with any Extended Term Improvements undertaken by Tenant; provided, however, that Tenant shall be required to reimburse Landlord, within ten (10) business days following demand, for any actual, reasonable, out-of-pocket costs incurred by Landlord for third parties to review Tenant’s plans with respect to any Extended Term Improvements.

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3. Lease Term.

3.1 Extended Term. The expiration date of the Current Lease, as amended hereby, is hereby extended from January 31, 2021 (the “Scheduled Expiration Date”) to July 31, 2022 (the “Extended Expiration Date”), and shall expire on the Extended Expiration Date, unless the Current Lease, as amended by this Third Amendment, is sooner terminated or extended as provided in the Current Lease, as amended hereby. The term of the Current Lease, as amended hereby commencing as of February 1, 2021 (the “Extended Term Commencement Date”) and continuing through and including the Extended Expiration Date is referred to herein as the “Extended Term”.

3.2 Extension Options Rider. The Extension Options Rider attached to the Original Lease is hereby deleted in its entirety and is replaced with the Extension Options Rider attached hereto as Exhibit A.

4. Rent.

4.1 Base Rent.

4.1.1 Prior to Extended Term Commencement Date. Prior to the Extended Term Commencement Date, Tenant shall continue to pay monthly Base Rent for the Premises in accordance with the terms of the Current Lease.

4.1.2 Extended Term. Notwithstanding anything in the Current Lease to the contrary, commencing on the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall pay monthly Base Rent for the Premises in the amounts set forth below, which payments shall be made in accordance with the terms of the Current Lease, as amended hereby.

Period During Extended Term	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per RSF
February 1, 2021 – January 31, 2022	$2,467,911.00	$205,659.25	$3.65
February 1, 2022 – July 31, 2022	$2,542,286.40	$211,857.20	$3.76

4.2 Operating Expenses, Tax Expenses, and Utilities Costs.

4.2.1 Prior to Extended Term Commencement Date. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Operating Expenses, Tax Expenses and Utilities Costs in accordance with the terms of the Current Lease.

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4.2.2 Extended Term. During the Extended Term, Tenant shall continue to pay Operating Expenses, Tax Expenses, and Utilities Costs in accordance with the terms of the Current Lease; provided, however, that effective as of the Extended Term Commencement Date, (a) the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year shall be the calendar year 2021 (the “Base Year”), (b) Tenant’s Share shall equal 15.388%, (c) references in Sections 4.2.4 and 4.2.10 of the Original Lease to “ninety-five percent (95%)” and to “at least ninety-five percent (95%)” shall be deemed to be deleted and are hereby replaced with “one hundred percent (100%)”, (d) the references to “the 2011 Calendar Year” in the paragraph at the bottom of page 8 of the Original Lease (which begins with the words “If other than as a result of” and carries over onto the top of page 9 of the Original Lease) shall be deemed to be deleted and shall be replaced with “the Base Year”, (e) Section 4.2.7.4 shall be deemed to be deleted in its entirety and shall be of no further force or effect, and (f) Tenant shall have no obligation to pay Operating Expenses, Tax Expenses, or Utilities Costs for the Premises during the first twelve (12) months of the Extended Term.

5. Parking. Landlord and Tenant hereby acknowledge and agree that, during the Extended Term, (i) the parking passes which Tenant is obligated to lease and to which Tenant is entitled shall be and remain as provided for in the Current Lease (and that the number of such parking passes shall not increase as a result of the increase in the rentable square footage of the Premises as provided for in this Third Amendment), and (ii) Tenant shall pay the prevailing rate charged by Landlord from time to time for the applicable types of parking passes rented by Tenant (which, as of the Extended Term Commencement Date, shall be no greater than one-hundred thirty-sixty and 05/100 dollars ($136.05) per reserved parking pass per month and ninety and 70/100 dollars ($90.70) per unreserved parking pass per month) (the “Parking Charge”), provided that in no event shall the Parking Charge with respect to unreserved parking passes increase by more than three percent (3%) per year, calculated on a cumulative and compounded basis. Tenant shall also be responsible for the payment of any parking taxes associated with Tenant’s parking (“Parking Taxes”). As of the date of this Third Amendment, Parking Taxes equal 10.25% of Parking Charges.

6. Janitorial Specifications. Exhibit G to the Original Lease is hereby deleted and is replaced with Exhibit B, attached hereto.

7. After Hours HVAC. Tenant’s right to thirteen (13) hours of after-hours HVAC per month at no additional cost (as provided for in Section 6.2 of the Original Lease) shall continue in full force and effect through and including the Extended Expiration Date, but shall be of no force or effect as of the first day of the first Extension Option Term. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that any free or reduced after-hours HVAC charges, to the extent present in “Comparable Transactions”, shall be a consideration in the Fair Market Rental Rate for each Extension Option Term.

8. CASp Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with

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all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, notwithstanding anything in this Article 24 to the contrary, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp reasonably approved by Landlord, and only in accordance with Landlord’s commercially reasonable rules and requirements; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises for other than typical general office use and typical general office improvements shall require repairs to the Building or Real Property (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord within thirty (30) days following its receipt of written demand, as Additional Rent, for the cost to Landlord of performing such repairs.

9. Notices. Effective as of the date of this Third Amendment, all notices to Landlord shall be sent to the following addresses (in lieu of the Landlord notice addresses provided for in the Current Lease):

c/o Beacon Capital Partners, LLC

44 Montgomery Street, Suite 1210

San Francisco, CA 94104

Attention: Mr. William McClure Kelly and

c/o Beacon Capital Partners, LLC

200 State Street, 5th Floor

Boston, Massachusetts 02109

Attention: General Counsel

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800 Los

Angeles, California 90067

Attention: Anton N. Natsis, Esq.

10. Deletions. The last sentence of Article 17 of the Original Lease and the entirety of Section 24.29 of the Original Lease are hereby deleted in their entirety and are of no further force or effect.

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11. Confidentiality. Landlord and Tenant acknowledge that the content of the Current Lease, as amended hereby, constitutes confidential information. Subject to the terms hereof, Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than (a) Landlord’s and Tenant’s respective financial, legal, and space planning consultants, and transferees (including assignees), (b) as required by applicable law, subpoena or governmental order or as provided in connection with reporting to governmental authorities or agencies, or (c) as may be reasonably required to enforce the terms of the Current Lease, as amended hereby, or any rights and remedies under the Current Lease, as amended hereby. Notwithstanding the foregoing, in addition, Landlord may disclose the terms of the Current Lease, as amended hereby, as follows without violating the confidentiality provision contained in this Section (provided that Landlord shall inform any such recipients that the subject information is confidential): (i) such disclosures are to Building management, existing or prospective investors, lenders, purchasers, title companies, and/or appraisers; and (ii) privileged and other communications with counsel, accountants, and advisors.

12. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than Jones Lang LaSalle (“Broker”) and that they know of no real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Broker. Landlord and Tenant acknowledge and agree that Broker represents both Landlord and Tenant and, as such, that Broker is acting as a dual agent in this transaction. The terms of this Section 12 shall survive the expiration or earlier termination of the Current Lease, as hereby amended.

13. No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Current Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Current Lease and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail.

14. Counterparts; Manner of Execution. This Third Amendment may be executed in counterparts and/or via facsimile, pdf or electronic signature (e.g., via Docusign), and Landlord and Tenant hereby acknowledge and agree that the same shall be fully effective in the same manner as if both parties hereto had executed the same document in original counterparts by hand. If applicable, both counterparts shall be construed together and shall constitute a single, original document.

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[Remainder of Page Intentionally Left Blank; Signatures on Next Page]

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“LANDLORD”:

BCAL 101 NORTH BRAND PROPERTY LLC, a
Delaware limited liability company

By:	/s/ William McClure Kelly
William McClure Kelly,
Senior Managing Director

Date: , 2020
The date of this Third Amendment shall be and remain as set in the introductory paragraph on page 1 of this Third Amendment. The date below the Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Third Amendment.

“TENANT”:

LEGALZOOM.COM, INC., a Delaware corporation

By:	/s/ Dan Wernikoff
Name:	Dan Wernikoff
Title:	CEO

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EXHIBIT A

EXTENSION OPTIONS RIDER

This Extension Options Rider (“Extension Rider”) is made and entered into by and between BCAL 101 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), and LEGALZOOM.COM, INC., a Delaware corporation (“Tenant”), and is incorporated into and forms a part of the Third Amendment to Office Lease to which this Extension Rider is attached (the “Third Amendment”). The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Third Amendment. To the extent the terms of this Extension Rider are inconsistent with the terms of the Current Lease or the Third Amendment, the terms of this Extension Rider shall control.

1. Extension Option Rights. Landlord hereby grants Tenant two (2) options (each, an “Extension Option,” and collectively, the “Extension Options) to extend the Lease Term for a period of five (5) years each (each, an “Extension Option Term”, and collectively, the “Extension Option Terms”), which Extension Options shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of an Extension Option, the Lease Term shall be extended for the applicable Extension Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under the Lease, at law or in equity, Tenant shall not have the right to extend the Lease Term for an Extension Option Term if, as of the date of delivery of the Exercise Notice by Tenant or as of the end of the Extended Term or first Extension Option Term, as applicable, Tenant is in monetary default under the Lease beyond all applicable notice and cure periods set forth in the Lease. The rights contained in this Extension Rider shall be personal to the Original Tenant (as defined in the Original Lease) or an Affiliate Assignee and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of Tenant’s interest in the Lease) if the Original Tenant, together with all Affiliates, collectively, as of the date of the Exercise Notice, (i) occupy at least fifty percent (50%) of the Premises (i.e., Tenant has not subleased more than fifty percent (50%) of the then Premises other than to an Affiliate), and (ii) occupy (i.e., has not subleased, other than to an Affiliate) the entire eleventh (11th) floor of the Building or the entire tenth (10th) floor of the Building.

2. Extension Option Rent. The rent payable by Tenant during each of the Extension Option Terms (the “Extension Option Rent”) shall be equal to the Fair Market Rental Rate for the “Renewal Premises,” as that term is defined, below. As used herein, the “Fair Market Rental Rate” shall mean the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants represented by real estate brokers, as of the commencement of the applicable Extension Option Term, are leasing nonsublease, non-renewal, non-encumbered, non-equity, non-expansion space comparable in size, location and quality to the Renewal Premises, for a similar lease term, in an arm’s length transaction, which comparable space is located in the Building and in the “Comparable Buildings,” as that term is defined in Section 1.1 of the Original Lease (collectively, the “Comparable Transactions”), taking into consideration only the following concessions (the “Concessions”):

EXHIBIT A

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(i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Renewal Premises, such value to be based upon the age, condition, design, quality of finishes, and layout of the improvements and the extent to which the same can be utilized by a general office user, and (iii) all other reasonable monetary and non-monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Market Rental Rate, no consideration shall be given to (a) the fact that Landlord and landlords are or are not paying real estate brokerage commissions in connection with such Comparable Transactions, and (b) any period of rental abatement granted to tenants of Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces (but foregoing shall not serve to limit Tenant’s right to rent abatement unrelated to the design, permitting and construction of tenant improvements, as provided for in item (i), above). In analyzing such comparable spaces, due consideration shall be given to the method by which the square footage of such space has been calculated. In addition, the Fair Market Rental Rate shall include a reasonable determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the subject Extension Option Term. Such determination shall be made by reviewing the extent of financial security, if any, then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). There shall be a then current Base Year for Operating Expenses, Tax Expenses and Utilities Costs during each Extension Option Term. All other terms and conditions of the Lease shall apply throughout each of the Extension Option Terms, if applicable; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the second Extension Option Term described in Section 1 above. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the applicable Extension Option Term. For purposes of this Extension Rider, the “Renewal Premises” shall mean the “Designated Portion of the Premises,” as that term is defined in Section 3, below, as determined pursuant to Section 3.2, below.

3. Exercise of Extension Options.

3.1 In General. The options contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not less than fourteen (14) months prior to the expiration of the Extended Term or first Extension Option Term, as applicable, stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Extension Option Rent Notice”) to Tenant not less than thirteen (13) months prior to the expiration of the Extended Term or first Extension Option Term, as applicable, setting forth the Extension Option Rent which shall be based on Landlord’s good faith determination of the applicable Fair Market Rental Rate; and (iii) whether or not Tenant shall have delivered an Interest Notice, if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is twelve (12) months prior to the expiration of the Extended Term or first Extension Option Term, as applicable,

EXHIBIT A

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exercise the option by delivering written notice (the “Exercise Notice”) thereof to Landlord. Concurrently with Tenant’s delivery of the Exercise Notice, if Tenant shall have previously delivered an Interest Notice as provided for in item (i) of this Section 3.1, Tenant may, at its option, object, in writing, to Landlord’s determination of the Extension Option Rent for the applicable Extension Option Term set forth in the Extension Option Rent Notice, in which event such Extension Option Rent shall be determined pursuant to Section 4, below. If Tenant did not deliver an Interest Notice but shall timely deliver an Exercise Notice in accordance with the terms hereof, the parties shall follow the procedure, and the Extension Option Rent shall be determined, as set forth in Section 4, below. Tenant may only exercise its second Extension Option hereunder if it has timely and properly exercised its first Extension Option.

3.2 Determination of Designated Portion of Premises. If Tenant delivers an Interest Notice for the first Extension Option Term, the Interest Notice shall designate the “Designated Portion of the Premises,” as that term is defined below, to be leased by Tenant during the first Extension Option Term if Tenant shall subsequently deliver the Exercise Notice in accordance with the terms hereof; and if (and only if) Tenant delivers an Exercise Notice without having previously delivered an Interest Notice for the first Extension Option Term, the Exercise Notice shall designate the Designated Portion of the Premises to be leased by Tenant during the first Extension Option Term. In the event that Tenant shall fail to designate the Designated Portion of the Premises to be leased by Tenant during the first Extension Option Term in the Interest Notice or Exercise Notice, as applicable, Tenant shall be deemed to have designated the “Entire Premises,” as that term is defined below, as the Designated Portion of the Premises. Once the Designated Portion of the Premises is determined for the first Extension Option Term as provided for herein, the same shall not be subject to change. For purposes of this Extension Rider, the “Designated Portion of the Premises” shall mean (a) with respect to the first Extension Option Term either (i) all of the space leased by Tenant on the tenth (10th) and eleventh (11th) floors as of the date of this Third Amendment, or (ii) all of the space leased by Tenant on the tenth (10th), eleventh (11th) and fourteenth (14th) floors as of the date of this Third Amendment (the “Entire Premises”), and (b) with respect to the second Extension Option Term, all of the space leased by Tenant during the first Extension Option Term (Tenant acknowledging and agreeing that Tenant shall have no right to reduce or otherwise modify the composition of the Premises in connection second Extension Option Term).

4. Determination of Extension Option Rent. If Tenant timely objects in writing to Landlord’s determination of the Extension Option Rent concurrently with the delivery of Tenant’s Exercise Notice as referenced above, or in the event that Tenant did not deliver an Interest Notice but timely delivers an Exercise Notice, Landlord and Tenant shall promptly meet and attempt to agree upon the Extension Option Rent for the applicable Extension Option Term. If Landlord and Tenant are unable to agree on the Extension Option Rent for the applicable Extension Option Term within thirty (30) days of receipt by Landlord of the Exercise Notice for the applicable Extension Option Term (in any event, the “Outside Agreement Date”), then each party shall make a separate determination of the Extension Option Rent within ten (10) business days following the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance

EXHIBIT A

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with the following. Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “Broker”) with at least ten (10) years’ full-time commercial real estate brokerage experience leasing commercial high-rise properties in the Tri Cities area to set the Extension Option Rent for the applicable Extension Option Term. If either Landlord or Tenant does not appoint a broker within ten (10) business days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall conclusively determine the Extension Option Rent for the applicable Extension Option Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Extension Option Rent.

In addition, if either of the first two (2) brokers fails to submit their opinion of the Extension Option Rent within the time frames set forth below, then the single Extension Option Rent submitted shall automatically be the Extension Option Rent for the applicable Extension Option Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Extension Option Rent. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court for Los Angeles County, California, for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half (1⁄2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Extension Option Rents submitted by the first two brokers as the Extension Option Rent for the Renewal Premises and term at issue. The determination of the Extension Option Rent by the third broker shall be conclusive and binding upon Landlord and Tenant.

Upon determination of the Extension Option Rent for the applicable Extension Option Term in accordance with the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease. Such amendment shall set forth among other things, the Extension Option Rent for the applicable Extension Option Term and the actual commencement date and expiration date of the applicable Extension Option Term. Tenant shall have no other rights to extend the Lease Term under this Extension Rider following the options set forth herein unless Landlord and Tenant otherwise agree in writing.

5. Condition of Renewal Premises. If Tenant timely and properly exercises its Extension Options, in strict accordance with the terms contained herein, Tenant shall accept the Renewal Premises in its then “AS-IS” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Renewal Premises, provided that an allowance for tenant improvements shall be provided to the extent included in the Extension Option Rent.

EXHIBIT A

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6. Limitations on, and Conditions to, Extension Options. Notwithstanding anything above to the contrary, at Landlord’s option, all rights of Tenant under this Extension Rider shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has assigned its rights and obligations under all or part of the Lease to other than an Affiliate or Tenant has subleased more than fifty percent (50%) of the Premises in a transfer to other than an Affiliate; and/or (2) Tenant has failed to exercise properly any preceding Extension Option in a timely manner in strict accordance with the provisions of this Extension Rider.

7. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Extension Rider.

EXHIBIT A

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EXHIBIT B

JANITORIAL SPECIFICATIONS

OFFICE AREAS

NIGHTLY (five days per-week)

1.	Spot clean both sides of entrance glass doors and sidelights.

2.	Empty wastebaskets and central recycling bins. Replace liners as needed.

3.	Spot clean glass, including doors, walls and partitions.

4.	Wipe clean conference room tables and furniture.

5.	Damp wipe and polish glass furniture tops.

6.	Police planters, spot clean exterior surfaces.

7.	Spot clean mirrors, windows, doors and light switches, and partition glass.

8.	Remove lint/dust from upholstered furniture in reception, conference rooms and executive areas.

9.	Dust mop uncarpeted floors including under desks and furniture. Spot clean to remove dirt, stains and scuff marks.

10.	Damp mop and spot clean lobby and reception area.

11.	Vacuum all traffic and main use areas (reception, conference rooms, hallways, executive areas, etc.) Spot vacuum all other tenant areas if needed. Spot clean as needed.

12.	Interior staircases will be cleaned in the same manner and frequencies required in all tenant areas.

13.

All metal work to be wiped clean, including but not limited to door hardware, metal kick plates, perimeter metal base grills, handrails, waste paper receptacles, elevator call button plates and metal signage. All metal to be left in a streak-free condition.

14.	Upon completion of nightly services in each tenant suite:

•	All chairs, furniture and wastebaskets to be returned to proper position when cleaned.

•	Floor areas to be policed thoroughly to ensure paper, clips and debris are removed.

•	If directed by Manager, close blinds to conserve energy.

•	All lights will be turned off, unless otherwise instructed.

•	Tenant entry and access doors will be locked and secured.

•	Locked interior office doors will be shut and re-locked.

•	Activate all alarm systems as instructed by occupant, where applicable.

•	Report repair items and location (burned out lights, fixture malfunctions, etc.)

THREE DAYS PER WEEK

Vacuum all carpeted areas including offices, cubicles and work stations. Spot vacuum as needed on alternate days. Spot clean carpeting as needed.

TWO DAYS PER WEEK

Dust surfaces within reach including desks, furniture, partition tops, ledges, window sills, moldings and all other horizontal surfaces. (Desks and furniture will be dusted only when papers, folders, etc. are stacked in one place). Spot clean as needed.

WEEKLY

1.	Fully dust all surfaces within reach, including legs and bases of chairs, desks, furniture, ledges, moldings, window frames, etc. Spot clean as needed.

EXHIBIT B

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2.	Dust all pictures, frames, and wall hangings. Damp dust as required.

3.	All carpeted areas are to be thoroughly vacuumed and edged (including around and under desks, furniture, planters, file cabinets and corners).

4.

Wet mop uncarpeted floors, edges and corners (including around and under desks, furniture, planters, file cabinets and corners). Spot clean as required and machine clean building standard surfaces (i.e., VCT).

5.	Dust baseboards. Spot clean to remove dirt and marks.

6.	Inspect all carpeted and uncarpeted floors and spot clean as needed. Report resistant stains to Manager.

7.	Thoroughly police tenant space to ensure cleanliness in hard to reach locations or areas not easily visible (i.e., behind/ under furniture, planters, etc.)

8.	Smudges and finer marks removed from walls, partitions, partition glass, etc.

MONTHLY

1.

High dust all vertical and horizontal surfaces up to full height, including walls, partitions, ledges, moldings, window frames, ceilings, light fixtures, and all other areas not reached during nightly and weekly cleaning.

2.	Dust doors, frames, inside of jambs and hardware. Spot clean to remove fingerprints.

3.	Vacuum upholstered furniture.

4.	Damp wipe fire extinguisher cabinets inside and out.

QUARTERLY

1.	Clean all air diffuser grills.

OFFICE AREAS – Kitchens & Break Rooms

NIGHTLY (Five days per week)

1.	Clean, disinfect and polish all sinks and countertops, using a non-abrasive cleanser.

2.	Wipe clean all tables and chairs.

3.	Spot clean walls, doors, cabinetry doors, exterior of refrigerators, microwaves, dishwashing machines, trash compactors and glass surfaces.

4.	Empty trash receptacles, sanitize and replace liners.

5.	Empty recycling bins when 3⁄4 full.

6.	Sweep/ vacuum uncarpeted floors, edges and corners.

7.	Wet mop tile floors using a germicidal solution. Spot clean to remove stains and marks.

WEEKLY

8.	Dust all surfaces within reach. Spot clean.

9.	Wash base and legs of tables and chairs.

ELEVATORS

NIGHTLY (Five days per week)

1.	Dust light lenses, damp wipe, if necessary

2.	Damp wipe all walls in each cab.

3.	Dust or damp wipe metal and floor buttons. Stainless steel cleaner to be utilized as necessary.

4.	Clean, vacuum and wipe down all door tracks and treads.

5.	Thoroughly clean, including edging along base, all elevator cab flooring.

EXHIBIT B

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6.	Spot clean elevator carpet.

7.	Spot clean hall sides of doors, frames, hall call buttons, call lights and directional fixtures. Stainless steel cleaner to be utilized as necessary.

8.	Damp wipe evacuation signage in elevator lobbies.

WEEKLY

1.	Wash all hall side doors and frames.

MONTHLY

1.	Dust ceiling vent grills.

EVERY OTHER MONTH

1.	Shampoo elevator carpet

ELEVATORS LOBBIES, ENTRANCES, CORRIDORS AND STAIRWAYS

NIGHTLY (Five days per week)

1.	Elevator lobbies vacuumed.

2.	All bare floor areas swept, or dust mopped.

3.	Building directories spot cleaned, interiors dusted, and glass cleaned.

4.	All drinking fountains cleaned, including sides, and polished as needed.

TWICE WEEKLY

1.	Fire hose and extinguisher cabinets cleaned inside and out.

FREIGHT ELEVATOR LOBBY VESTIBULES

NIGHTLY (Five days per week)

1.	Sweep floors, then spot mop or wet mop.

2.	Clean/wash transoms high and low.

3.	Clean prints and marks from doors.

4.	Spot clean walls

MONTHLY

1.	Strip floors, buff and recoat, as necessary.

2.	Dust light fixtures.

LOADING DOCK

DAILY (Five days per week)

1.	Place all trash in dumpster(s).

2.	Sweep dock and dock area.

3.	Spot clean dock and corridor walls.

4.	Damp wipe painted doors and doorframes.

5.	Damp mop all tiled floor surfaces.

EXHIBIT B

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MONTHLY

1.	Steam and/or power wash all loading dock base, truck areas, and exterior (top and sides) of trash dumpsters.

SEMI-ANNUALLY

1.	Steam and/or power wash all loading dock vertical walls.

GENERAL

A.	Any common area street level or main floor glass, including high glass above and to side of entrance, to be cleaned every 6 months.

B.	Policing of areas under desks, behind furniture and in areas where dirt can collect over a period of time should be checked monthly and cleaned as needed.

C.	Exterior of building should be policed daily for debris and any unsightly condition taken care of. Also, parking areas adjacent to building should be policed.

D.	Janitor closets, service manager office and storage areas should always be maintained in a near and orderly manner.

E.	Any condition of the building requiring a repair or attention should be brought to the notice of the Building management office as soon as possible.

F.	The janitorial supervisor should be notified when restroom supplies need reordering.

G.	Janitor shall not remove materials from desks, shelves, counters, files, or any other areas for purpose of cleaning. Owner is not responsible for damaged or lost materials of Tenant caused by janitor.

H.	Contractor shall only remove articles left in normal trash disposal areas or when clearly marked

“TRASH.” Any questionable items are not to be removed from premises.

I.

Janitor is responsible for removing any items larger than that which can be contained in a standard size wastebasket provided the items are clearly marked “TRASH” by the Tenant and left in a conspicuous area. Janitor shall also ensure recycles trash shall not be combined with regular waste and shall be bagged separately and disposed of property into the Building’s main recycling container.

PUBLIC AREAS (including but not limited elevator lobbies, corridors, and all heavy traffic areas.)

NIGHTLY (Five days per week)

1.

Carpeted Floors. All carpeted floors are to be vacuumed and edged with an edging tool, moving all sand urns, furniture and accessories. Baseboards will be wiped with a treated dust cloth after vacuuming. Carpet and baseboards will be spot cleaned where necessary.

2.

Uncarpeted Floors. All hand surfaced floors are to be mopped with a treated dust mop and maintained as needed to preserve and retain uniformity bright appearance, with particular attention to edges, corners, and behind doors. All spills and stains will be removed with damp mop or cloth. Baseboards will be wiped down with treated dust cloth.

3.

Walls. All walls will be spot-cleaned to remove all smudges, stains, and hand marks, using only clean water, or mild cleansing agent where necessary. When soap or cleaner is used, the wall will be rinsed with clear water and friend. No abrasive cleaner will be used.

EXHIBIT B

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4.

Service Car Areas. The corridor area in front of each service car landing is to be protected each night by covering carpet with a protective drop cloth. Any spots or stains on carpet are to be cleaned immediately.

5.

Doors and Jambs. All doors and jambs will be spot-cleaned to remove any hand marks, stains, spills or smudges. Use only clear water or a mild cleansing agent where necessary. Rinse with clear water and dry. Door edges and jambs will be dusted where necessary. When completed, doors and jambs shall have a uniformly clean appearance.

6.

Glass Doors and Partitions. All glass doors and partitions, including directory glass, will be wiped clean, using an approved glass cleaner and will be left in a uniformly clean and bright condition, free or all dust, steaks and finger marks.

7.

Miscellaneous Metalwork. All metalwork, such as mail chutes, door hardware and frames, metal, lettering, and other metal accessories will be wiped clean and polished and left in uniformly clean and bright condition, free of all dust and steaks.

8.

Elevator Doors. Elevator doors and frames will be wiped down and polished, removing all dust, marks, and stains and left in a uniformly clean and bright condition. Elevators will be wiped clean and all dirt and debris removed from door tracks, using vacuum and edging tool.

9.

Waste Receptacles/Cigarette Urns. All public waste receptacles and cigarette urns will be thoroughly washed and cleaned, removing all debris and replacing liners and sand on cigarette urns as necessary. Materials are to be furnished by Contactor.

10.

Dusting. All furniture, accessories, ledges, and other horizontal surfaces will be dusted using a dust treated cloth. All surfaces are to be left in a clean, dust-free condition. Spot cleaning will be performed as necessary.

11.

Furniture and Miscellaneous. All furniture is to be wiped, using a treated dust cloth, paying particular attention to legs and surfaces near the floor. Vinyl or leather surfaces are to be dusted and spot-cleaned when necessary; cloth is to be vacuumed as necessary.

12.	Sidewalks. Steam and/or power wash pavers and sidewalls. Remove water over-spray and wipe down metal railings and door upon completion of cleaning.

WEEKLY

1.

Uncarpeted Floors. All hard-surfaced floors will be wet-mopped, dried and spray bugged. All wax and marks will be removed from baseboards. Floors and baseboards are to be left in a uniformly bright, clean condition.

2.	Carpeted Floors. All carpeted floors will be vacuumed to remove all embedded dirt and grit and restore pile to a uniformly upright condition.

3.	Glass Partitions and Doors. All interior glass (excluding perimeter windows) will be thoroughly leaned and left in a uniformly bright, clean condition.

MONTHLY

1.

High Dusting. All high dusting beyond the reach of the normal day-to-day dusting will be accomplished monthly. This will include, but will not be limited to, all ledges, charts, picture frames, graphs, air diffusers, and other horizontal surfaces.

2.

Doors and Jambs. All painted doors and jambs will be washed down with clean water, using a mild cleansing agent where necessary, rinsed with clean water and fried, leaving no streaks, marks or smudges.

QUARTERLY

1.	Air Diffusers. Air diffusers will be thoroughly washed and fried and left in clean condition as often as necessary, but not less often than every 3 months.

EXHIBIT B

819291.03/WLA		101 NORTH BRAND
376245-00012/7-29-20/ral/sew	-5-	[LegalZoom.com, Inc.]

ANNUALLY

1.	Light Lenses and Fixtures. All light lenses will be removed, fixtures and lenses washed clean and dried and lenses reinstalled as often as necessary, but not less than once a year.

2.

Walls. All walls will be washed down with clear water and fried as often as necessary, but not less often than once a year. Care should be taken not to mar material or flat painted surfaces. All wood surfaces will then be oiled with approved finish and wiped dry. When complete, the surfaces shall have a uniformly clean appearance.

STAIRWELLS AND LANDINGS

NIGHTLY (Five days per week)

1.	Police for trash; remove gum.

WEEKLY

1.	Sweep/spot mop.

2.	Clean prints and marks from doors.

MONTHLY

1.	Dust handrails and other vertical members.

2.	Dust light fixtures.

D.	Quarterly

1.	Dust all vents and painted piping.

2.	Clean/wash transoms high and low.

3.	Damp mop.

RESTROOMS

NIGHTLY (Five days per week)

1.

Floors and Tile. Floors will be swept clean and wet-mopped using a germicidal detergent approved by owner. The floors will then be mopped dry and all watermarks and stains wiped from walls and metal partition bases.

2.

Metal Fixtures. All mirrors, powder shelves, bright work (including exposed piping below wash basins), tower dispensers, receptacles, and other metal accessories will be washed and polished. Contactor shall use only non-abrasive, nonacidic material to avoid damage to metal fixtures. 3. Ceramic Fixtures. Wash and disinfect all basins, bowls, and urinals with Owner-approved germicidal detergent solution, including the walls near urinals. Special attention must be taken to inspect and clean areas of difficult access, such as the underside of toilet bowl rings and urinals, to prevent building up of calcium and iron oxide deposits. Wash both sides of all toilet seats with approved germicidal solution and wipe dry. Toilet seats to be left in an upright position.

4.

Walls and Metal Partitions. Damp wipe all metal toilet partitions and modesty screens and tiled walls using approved germicidal solution. All surfaces are to be wiped dry so that all wipe marks are removed and surfaces have a uniformly bright appearance. The top edges of all partitions, ledges, and mirror tops will be dusted.

5.	Empty all Receptacles. Waste, sanitary napkins, ashtrays, etc.

6.

All Dispensers to be filled. Fill toilet paper, toilet seat cover, hand towel, soap, sanitary napkin and air freshener dispensers as necessary. Change batteries in air freshener dispenser as necessary. Replace lined disposal bags in sanitary napkin receptacles.

EXHIBIT B

819291.03/WLA		101 NORTH BRAND
376245-00012/7-29-20/ral/sew	-6-	[LegalZoom.com, Inc.]

DAYPORTER

Day Porter service shall be provided from 7:00 a.m. to 4:00 p.m. Monday Through Friday.

The duties of the Day Porter, shall be, but at not limited to the following:

1.	Spot clean the lobby glass doors.

2.	Polish brass/chrome on lobby doors.

3.	Vacuum elevator cabs; wipe cab doors, walls and tops twice daily.

4.	Inspect parking lot and structure where applicable and pick up any trash.

5.	Clean ashtrays on the Plaza.

6.	Empty and clean trash receptacles.

7.	Check restrooms twice daily.

8.	Vacuum lobby once a day or as needed.

9.	Sweep stairwells and landings as needed.

10.	Clean outside signage once a week.

11.	Change lights and clean lamp shields as requested.

12.	Remove all debris from landscaped areas as needed.

13.	Clean telephone rooms as needed.

14.	Sweep building entrances.

15.	Clean and remove smudges, marks on walls, doors, and wall coverings in common areas.

16.	Report any lights out (exit, directory boards, etc.).

17.	Report any solicitors to the Management Office.

18.	Pick up work orders each morning and at lunch time from the Management Office.

19.	Sweet stairs of parking structure, dust handrails and card readers when applicable.

20.	Clean trash enclosures twice a week.

21.	Respond to calls placed by the Management Office to perform other duties.

22.	Where applicable thoroughly steam clean Plaza in front of building as scheduled by management. Remove excess water. Use blower on Plaza twice per week.

23.	Where applicable, police plaza to keep ground and planters free of paper, debris, etc. Policing should be scheduled at high traffic times each day. Empty all trash receptacles.

24.	Vacuum carpeted floors or dust tiled floors.

25.	Dust mop lobby floors twice daily.

26.	Wash glass entrance floors as scheduled by management; polish chrome lick plates and thresh holds at basin of doors.

27.	Polish elevator cab railings and doors and main lobby call buttons.

EXHIBIT B

819291.03/WLA		101 NORTH BRAND
376245-00012/7-29-20/ral/sew	-7-	[LegalZoom.com, Inc.]